UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN THE PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12.

Cinemark Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2017 ANNUAL MEETING

AND PROXY STATEMENT

May 25, 2017 at 9:00 a.m., Central Daylight Time

Cinemark West Plano Theatre, 3800 Dallas Parkway, Plano, Texas 75093

April 7, 2017

Dear Stockholders:

You are cordially invited to attend the 2017 annual meeting of stockholders (the “Annual Meeting”) of Cinemark Holdings, Inc. to be held on May 25, 2017 at 9:00 a.m. CDT. The Annual Meeting will be held at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093.

This year we are again providing access to our proxy materials online under the “notice and access” rules of the Securities and Exchange Commission (“SEC”). This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 7, 2017, we mailed to our stockholders as of the close of business on March 30, 2017 (the “Record Date”), a Notice of Internet Availability of Proxy Materials containing instructions on how to:

•	Access our proxy statement for the Annual Meeting and our annual report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”);

•	Vote on the Annual Meeting agenda by Internet, telephone or mail; and

•	Receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the following notice of Annual Meeting and proxy statement.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to please cast your vote as soon as possible by Internet, telephone or mail. We look forward to seeing you at the Annual Meeting.

Warm regards,

Mark Zoradi

Chief Executive Officer

CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

NOTICE OF 2017 ANNUAL MEETING AND PROXY STATEMENT

April 7, 2017

Dear Stockholders:

Notice is hereby given that the Annual Meeting of the Company will be held on May 25, 2017, at 9 a.m. CDT at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093, for the following purposes:

1.	To elect three Class I directors to serve for three years on our Board;

2.	To ratify the appointment of Deloitte as our independent registered public accounting firm for the 2017 fiscal year;

3.	To approve the Omnibus Plan;

4.	To hold the annual advisory vote on our executive compensation program;

5.	To hold an advisory vote on the frequency of vote on our executive compensation program; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record as of the Record Date will be entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote and submit your proxy in advance of the Annual Meeting. You can vote your shares via the Internet, by telephone, or by signing, dating, and returning the proxy card or the voting instruction form. To vote via the Internet or telephone, follow the instructions included in the proxy card or the voting instruction form. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael Cavalier
Executive Vice President — General Counsel and Secretary

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in the 2016 Form 10-K, as filed with the SEC on February 23, 2017 for Cinemark Holdings, Inc. (the “Company”, “Cinemark”, “we” or “us”). You should carefully read the entire proxy statement and the Company’s 2016 Form 10-K before voting.

ANNUAL MEETING INFORMATION

Meeting Date: Meeting Time: Record Date:	Thursday, May 25, 2017 9:00 a.m. CDT March 30, 2017	Address:	Cinemark West Plano Theatre 3800 Dallas Parkway Plano, Texas 75093

Voting:	Only stockholders as of the Record Date are entitled to vote.
Attending the Annual Meeting in Person:	If you are a registered stockholder (that is, you hold your shares in your name), you must present valid identification to vote at the Annual Meeting. If you are a beneficial stockholder (that is, your shares are held in the name of a broker or bank), you will need to obtain a “legal proxy” from the registered stockholder to vote at the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, please cast your vote as soon as possible by following the instructions on your proxy card or voting instruction form. You can vote by one of the following methods:

Via Internet	Calling toll-free from the United States, U.S. territories and Canada	By mail

ANNUAL MEETING AGENDA ITEMS AND VOTING RECOMMENDATIONS

Management Proposals	Board Voting Recommendations	Page Reference
Election of three Class I directors to serve for three years on our Board	FOR each nominee	9
Ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2017 fiscal year	FOR	26
Approval of the Omnibus Plan	FOR	26
Annual advisory vote on our executive compensation program	FOR	33
Advisory vote on the frequency of vote on our executive compensation program	FOR	64

1	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

DIRECTOR NOMINEES

The following table provides summary information about each director nominee. Mr. Donald Soderquist, a former Class I director, passed away in July 2016.

Name	Age	Director Since	Occupation	Experience	Independent	Committee Memberships
Steven Rosenberg	58	2008	Entrepreneur	Corporate leadership; governance; investment	✓	Governance (CH); Audit
Enrique Senior	73	2004	Investment Banker	Financial advisory services	✓	New Ventures; Strategic Planning
Nina Vaca	45	2014	Entrepreneur	Leadership; information technology	✓	Compensation (CH); Governance

CORPORATE GOVERNANCE HIGHLIGHTS

Key Governance Features
Voting for uncontested director elections	Plurality Plus
No director on the board of directors of more than 3 public companies	Yes
Separate Chairman and CEO	Yes
Majority of the Board independent	Yes
All members of Audit, Compensation and Governance committees are independent	Yes
All directors attending at least 75% of all Board and committee meetings	Yes
Non-management and independent directors meet in executive sessions, presided by the lead independent director	Yes
Annual equity grant to non-employee directors	Yes
Stockholder advisory vote on executive compensation	Annual
Excise tax gross-ups for change in control payments	None
Deferred compensation	None
Pension benefits	None
Change in control	Double trigger
Golden Parachute	None
Certain hedging transactions by directors and executive officers	Prohibited
Holding Company securities in a margin account	Prohibited
Trading in puts, calls and other derivative securities with respect to Company securities	Prohibited
Pledging Company securities without prior approval	Prohibited
Independent compensation consultant appointed by Compensation Committee	Yes
Perquisites	Limited

2	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

2016 PERFORMANCE HIGHLIGHTS

The 2016 fiscal year was yet another year of all-time high performance, following our record breaking performance during the 2015 fiscal year. Our diverse footprint, with a leading presence across 16 countries throughout the United States (the “U.S.”) and South and Central America, yielded worldwide records including:

●	attendance growth of 2.5% to 287.2 million patrons;

●	total revenue increase of 2.3% to $2,918.8 million;

●	net income attributable to the Company of $255.1 million;

●	Adjusted EBITDA increase of 3.4% to $706.1 million. See footnote 18 on page F-37 of the 2016 Form 10-K for reconciliations of net income to Adjusted EBITDA.

Some of our other financial and operational highlights for the 2016 fiscal year are summarized below:

●	over index of the North American industry box office by our domestic segment by 100 basis points;

●	net addition of 22 new theatres with 116 screens to our worldwide circuit;

●	continued investment in diverse and upgraded amenities such as Luxury Lounger recliner seats and enhanced food and beverage offerings;

●	continued rank as the #1 private-label premium large format in the world with 225 XD auditoriums globally;

●	direct link to more than 2 million patrons worldwide through domestic and international loyalty programs; and

●	return of $126.0 million to stockholders as cash dividends

FIVE-YEAR FINANCIAL PERFORMANCE HIGHLIGHTS

FY 2012 – FY 2016

	2012	2013	2014	2015	2016
Revenue(1)	$2,473.5	$2,682.9	$2,627.0	$2,852.6	$2,918.8
Net Income(1)(2)	$168.9	$148.5	$192.6	$216.9	$255.1
Adjusted EBITDA(1)(3)	$596.7	$639.0	$615.7	$682.8	$706.1
Diluted earnings per share	$1.47	$1.28	$1.66	$1.87	$2.19

(1)	Amounts in millions.
(2)	Attributable to Cinemark Holdings, Inc.
(3)	See page 37 for reconciliation of net income to Adjusted EBITDA for all periods presented.

3	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

EXECUTIVE COMPENSATION

2016 Say-on-Pay Vote:

At the annual meeting of stockholders held on May 26, 2016 (the “2016 Annual Meeting”), our executive compensation program for the 2015 fiscal year garnered the support of approximately 91% of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the 2016 Annual Meeting. The Compensation Committee reviewed the results of the say-on-pay vote and given the high stockholder approval, the Compensation Committee did not make any changes to the structure of our executive compensation program for the 2016 fiscal year.

2016 Executive Compensation Highlights:

Each element of compensation for the named executive officers for the 2016 fiscal year (each, a “NEO”) is summarized below:

Base salary: The base salary of all of our NEOs, except Mr. Gamble, was increased by 2% from 2015. Mr. Gamble’s salary was increased by 4%. The base salaries for the 2016 fiscal year were as follows:

Name	Base Salaries
Lee Roy Mitchell	$930,723
Mark Zoradi	$816,000
Sean Gamble	$482,040
Valmir Fernandes	$493,782
Michael Cavalier	$462,264

Cash Bonus: Each participant to the Cinemark Holdings, Inc. Performance Bonus Plan (the “Bonus Plan”) has a target cash bonus, which is a percentage of the base salary. The participant is entitled to receive a ratable portion of the target cash bonus based upon the Company’s level of achievement, within the range of the threshold and maximum percentages, of the target performance metric set for the Company by the Compensation Committee.

Similar to previous years, the Compensation Committee set the Company’s performance metric, for purposes of the Bonus Plan for the 2016 fiscal year, as Adjusted EBITDA (the “Bonus Adjusted EBITDA”). The target Bonus Adjusted EBITDA was set at $593.7 million with an add-back for expenses recorded for the estimated cash bonus and certain severance payments. Beginning in 2015, the Compensation Committee approved adjustments to the Bonus Adjusted EBITDA to eliminate any variance between the actual North American industry box office for the fiscal year and the industry forecast used to set the Bonus Adjusted EBITDA target at the beginning of the fiscal year. North American industry box office performance meaningfully impacts our Bonus Adjusted EBITDA, due to its effect on attendance-driven revenues and costs, but it is largely outside of the Company’s control. The box office adjustment is intended to modify the Bonus Adjusted EBITDA to eliminate the impact of this non-controllable factor.

In addition to the North American industry box office performance, our Bonus Adjusted EBITDA is impacted by foreign exchange volatility which affects the translation of our international business’ local currency Adjusted EBITDA into U.S. dollars. Foreign exchange can vary significantly relative to our assumptions and, similar to North American industry box office, is also beyond our

4	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

control. To limit the non-forecasted impact of foreign exchange, in 2016, the Compensation Committee adopted a +/-5% collar such that foreign exchange fluctuation outside of the collar would not impact payout.

The unadjusted cash bonus scale for Bonus Adjusted EBITDA for the 2016 fiscal year was set by the Compensation Committee in February 2016 as follows:

The achievement levels of the Bonus Adjusted EBITDA were adjusted as of December 31, 2016, for the variance between the actual North American industry box office and the forecasted industry attendance used at the beginning of the year. As shown below, threshold, target and maximum achievement levels were each increased by $45 million:

Achievement Levels	Revised Scale
Threshold	$579.3
Target	$638.7
Maximum	$668.4

The Bonus Adjusted EBITDA achieved by the Company for the 2016 fiscal year was certified by the Compensation Committee on February 14, 2017 at $685.2 million. Therefore, cash bonus payouts were made at the maximum and all participants to the Bonus Plan, including the NEOs, received a cash bonus equal to 150% of their individual targets.

5	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

The individual cash bonus targets and the actual cash bonus payouts for the 2016 fiscal year for each of the NEOs were as follows:

Name	Target (Percentage of Base Salary)	Actual Cash Bonus Payout
Lee Roy Mitchell	100%	$1,396,085
Mark Zoradi	100%	$1,224,000
Sean Gamble	75%	$ 542,295
Valmir Fernandes(1)	85%	$ 629,572
Michael Cavalier	85%	$ 589,387

(1)	Mr. Fernandes’ target cash bonus is calculated based on a 50-50 split between the Company’s consolidated Bonus Adjusted EBITDA and the international segment’s Bonus Adjusted EBITDA. The international segment’s target Bonus Adjusted EBITDA for the 2016 fiscal year was set by the Compensation Committee at $137.2 million and was certified at $157.7 million, thus resulting in a 150% target payout.

Long-term Equity Incentive Awards: Similar to previous years, long-term equity incentive awards were granted based on a 50-50 split between time-based restricted stock and performance-based restricted stock units.

Per the terms of Mr. Zoradi’s employment agreement, the grant date fair value of his long-term equity incentive awards must be at least 200% of his base salary. In 2016, the Compensation Committee awarded him an additional $400,000 of long-term equity incentive awards, in the form of performance-based restricted stock units, for his service in 2015 as the Company’s Chief Executive Officer (“CEO”). As previously reported, Mr. Zoradi was not granted any equity incentive awards upon his assumption of the role of the CEO in August 2015.

The grant date fair value of the target long-term equity incentive awards for each NEO and its percentage of the respective base salary was as follows:

Name	Percentage of Base Salary	Grant Date Fair Value at Target
Lee Roy Mitchell(1)	-	-
Mark Zoradi	249%	$2,031,947
Sean Gamble(2)	125%	$602,526
Valmir Fernandes	125%	$617,206
Michael Cavalier	125%	$577,805

(1)	Similar to previous years, Mr. Mitchell was not granted any long-term equity incentive awards given his substantial ownership in the Company, at approximately 9% as of the Record Date.
(2)	Mr. Gamble’s long-term equity incentive target was raised from 100% (in 2015) to 125% of his base salary (in 2016) to better align with Cinemark’s compensation philosophy and his level of responsibility.

The time-based restricted stock vests over four years, 50% each on the second and fourth anniversary of the grant date.

6	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

The performance-based restricted stock units vest ratably on the basis of an implied equity value concept that determines an Internal Rate of Return (“IRR”) during a performance period. The performance period for the 2016 restricted stock unit awards is two years, from January 1, 2016 to December 31, 2017. To the extent the IRR is certified for the performance period, the Common Stock underlying the restricted stock units shall be issued upon satisfaction of an additional two-year service period, in February 2020. The Compensation Committee reviews the IRR hurdle rates annually to reflect changes in the industry and better align with long-term expectations.

The IRR hurdle rates for the 2016 performance-based restricted stock unit awards are as follows:

Level	IRR	Performance Shares Issuable
Threshold	IRR equal to or greater than 6% but less than 8%	33 1⁄3% of the maximum performance shares issuable
Target	IRR equal to or greater than 8% but less than 10%	66 2⁄3% of the maximum performance shares issuable
Maximum	IRR equal to or greater than 10%	100% of the maximum performance shares issuable

2016 Compensation Mix: The presentations below show the mix of variable (cash bonus and long-term equity incentive awards) and fixed (base salary and benefits) components of compensation as a percentage of target total compensation for Mr. Zoradi individually, and our other NEOs as a group.

AUDITORS

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the Company’s independent registered public accounting firm for the 2017 fiscal year. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

7	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

We paid the following fees (in thousands) to Deloitte for professional services rendered by them during the 2016 and 2015 fiscal years, respectively:

Fees	2016	2015
Audit	$1,640.1	$1,927.4
Audit Related	$82.5	$-
Tax(1)	$283.9	$201.8
Other	$-	$-
Total	$2,006.5	$2,129.2
(1)	Fees primarily include transfer pricing studies and tax compliance services.

8	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

GENERAL INFORMATION

Solicitation and Revocability of Proxies

The Board of Directors (the “Board”) is soliciting proxies in connection with the Annual Meeting (and any adjournment thereof) to be held on May 25, 2017, at 9 a.m. CDT at the Company’s West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is April 7, 2017.

Shares Outstanding and Voting Rights

As of the Record Date, 116,398,282 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), were outstanding. The Common Stock constitutes the only class of voting securities of the Company. Only stockholders of record as the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held.

ITEM ONE — ELECTION OF DIRECTORS

Composition of the Board

Our Board is currently comprised of 9 members. The size of the Board may be fixed from time to time exclusively by our Board as provided in our Certificate of Incorporation. Our Certificate of Incorporation also provides that our Board consists of three classes of directors, designated as Class I, Class II and Class III. The members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

Changes in the Board during 2016

Mr. Donald Soderquist passed away on July 21, 2016. He had been on the Board since June 2007 and was a member of the Compensation Committee and the Nominating and Corporate Governance Committee (the “Governance Committee”). Mr. Soderquist was also the lead independent director of the Board. The Board has not yet filled Mr. Soderquist’s vacancy.

Nominations for Election to the Board

The Governance Committee receives nominations from the stockholders and the Board and evaluates nominees against the standards, qualifications and diversity criteria set forth in our Fourth Amended and Restated Corporate Governance Guidelines (“Corporate Governance Guidelines”). Under the director nomination agreement which we entered into on April 9, 2007 with certain of our then current stockholders (the “Director Nomination Agreement”), the Mitchell Investors (as defined in the Director Nomination Agreement) have a right to designate two nominees to the Board and Messrs. Mitchell and Sepulveda are its current nominees. No other stockholder has a right anymore to nominate a director under the Director Nomination Agreement.

The Governance Committee annually evaluates the criteria for the selection of new directors and recommends any proposed changes to the Board. Candidates nominated for election or re-election to the Board should possess the following qualifications:

❖	high personal and professional ethics, integrity, practical wisdom, and mature judgment;

9	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

❖	broad training and experience at the policy-making level in business, government, education, or technology;
❖	expertise that is beneficial to the Company and complementary to the background and experience of other Board members;
❖	willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;
❖	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and
❖	willingness to represent the best interests of all stockholders and objectively appraise management’s performance.

Director Nominations for the 2018 annual meeting

To recommend a candidate for election to the Board for the 2018 annual meeting of stockholders, a stockholder must submit the following information to the Company Secretary no later than 90 and no earlier than 120 days in advance of the anniversary date of this Annual Meeting:

❖	the name and address of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made;

❖	a representation that the stockholder intends to appear in person or by proxy at the annual meeting;

❖	the number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made;

❖	a description of any arrangements or understandings between the stockholder, the beneficial owner and the nominee or any other person (including their names);

❖	the name, age, business and residential addresses of the stockholder’s nominee for director;

❖	the biographical and other information about the nominee (including the number of shares of capital stock of the Company owned beneficially or of record by the nominee) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

❖	the nominee’s consent to be named as a nominee and to serve on the Board

Candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors and the CEO. Nominees will be selected based on, among other things, consideration of the following factors:

❖	wisdom and integrity;

❖	experience;

❖	skills in understanding finance and marketing;

❖	educational and professional background; and

❖	sufficient time to devote to the affairs of the Company.

In considering whether to nominate directors who are eligible to stand for election or re-election, the Governance Committee considers the director’s personal and professional ethics, integrity, practical wisdom, judgment, training and expertise that will be beneficial to the Company and complementary to the background and experience of other Board members, willingness to devote required amount of time to carry out Board responsibilities, commitment to serve on the Board for several years to develop knowledge about the Company, willingness to represent the interest of all stockholders and objectively appraise management performance.

10	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Annual Meeting Slate

The terms of the current Class I directors, Ms. Vaca and Messrs. Rosenberg and Senior expire at the Annual Meeting. All three directors have been recommended by the Governance Committee and nominated by the Board for re-election at the Annual Meeting.

Each of Ms. Vaca and Messrs. Rosenberg and Senior has consented to be nominated for re-election to the Board as a Class I director. If elected, they will serve on the Board for a three-year term expiring on the date of our 2020 annual meeting of stockholders. At this time, we have no reason to believe that either Ms. Vaca, Mr. Rosenberg or Mr. Senior will be unable or unwilling to serve if elected. However, should any of them become unavailable or unwilling to serve before the Annual Meeting, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Information on each of our nominees and continuing directors is given below.

NOMINEES FOR CLASS I DIRECTORS

For a Three-Year Term Expiring 2020

Steven P. Rosenberg, 58

Director Since: April 2008

Nominee: Board

Board Committees: Audit Committee; Governance Committee (Chair)

Other Public Company Boards: Texas Capital Bancshares, Inc.; PRGX Global, Inc. (2007-2014)

Professional Experience: Mr. Rosenberg is the president of SPR Ventures Inc., a private investment firm he founded in 1997, and has been the president of SPR Packaging LLC, a manufacturer of flexible packaging, since 2006.

Qualifications: Mr. Rosenberg’s background in corporate leadership, private entrepreneurial investment and public company management brings to the Board strategic planning, risk management, board governance and general management skills that are critical to the implementation of our growth strategies and oversight of our enterprise and operational risk management. His experience in accounting and financial management, having served in corporate leadership positions and on audit committees of other public companies, is valuable to the Board with respect to the oversight of our financial reporting and enterprise risk management.

Enrique F. Senior, 73

Director Since: April 2004

Nominee: Board

Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee

Other Public Company Boards: Grupo Televisa S.A.B.; Coca-Cola FEMSA, S.A

Professional Experience: Mr. Senior is a managing director of Allen & Company LLC, a boutique investment bank, and has been employed by the firm since 1972. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks.

11	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Qualifications: Mr. Senior’s experience in financial advisory services has given him extensive knowledge of the film, media and entertainment and beverage industries. Mr. Senior’s experience has brought key insight into these two critical components of the Company’s business. He also provides strategic guidance to the Board.

Nina G. Vaca (Ximena Humrichouse), 45

Director Since: November 2014

Nominee: Board

Board Committees: Governance Committee; Compensation Committee (Chair)

Other Public Company Boards: Kohls, Corp., Comerica Bank, Inc.

Professional Experience: Ms. Vaca is the founder, chairman and chief executive officer of the Pinnacle Group of companies, including Pinnacle Technical Resources, Inc. (together “Pinnacle”). Founded in 1996, Pinnacle is an information technology services and solutions provider.

Qualifications: Ms. Vaca is a successful entrepreneur and brings to the Board a wealth of leadership and business expertise, especially with regard to information technology.

Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the

Class I nominees.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR

ELECTION OF EACH CLASS I NOMINEE.

CONTINUING CLASS II DIRECTORS

Term Expiring 2018

Darcy Antonellis, 54

Director Since: July 2015

Nominee: Board

Board Committees: Audit Committee

Other Public Company Boards: None

Professional Experience: Since January 2014, Ms. Antonellis has been the chief executive officer and chief technology officer of Vubiquity, Inc., the largest global provider of premium content services and technical solutions serving clients in 37 countries and reaching more than 100 million households. From June 1998 until December 2013, Ms. Antonellis held numerous positions at Warner Bros. Entertainment Inc., (a Time Warner company) including president of technical operations and chief technology officer.

Qualifications: Ms. Antonellis’s background and experience in technology in the entertainment industry is invaluable to the Board. Her success in digital media, as well as her strong understanding of our industry brings valuable perspective to our Board.

12	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Carlos M. Sepulveda, 59

Director Since: June 2007

Nominee: Mitchell Investors

Board Committees: Audit Committee (Chair and financial expert); Compensation Committee; Strategic Long-Range Planning Committee; lead independent director

Other Public Company Boards: Triumph Bancorp Inc.; Matador Resources Company (2013-2017)

Professional Experience: Since May 2010, Mr. Sepulveda has been the chairman of the board of directors of Triumph Bancorp, Inc. (“Triumph Bancorp”), a bank holding company with interests in wholesale banking, commercial finance and real estate investments. Prior to Triumph Bancorp, Mr. Sepulveda was the president and chief executive officer of Interstate Battery System International, Inc. (“Interstate Battery”), a seller of automotive and commercial batteries, from March 2004 until April 2013 and its executive vice president from 1995 until March 2004. Prior to joining Interstate Battery, Mr. Sepulveda was an audit partner with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years.

Qualifications: Mr. Sepulveda’s extensive public accounting background provides the Board critical financial and accounting expertise. As a certified public accountant with proven management and leadership skills, having served as the CEO of a major corporation, Mr. Sepulveda brings to the Board strong accounting and financial oversight skills coupled with experience in enterprise and operational risk management.

Mark Zoradi, 63

Director Since: June 2015

Nominee: Board

Board Committees: New Ventures Committee

Other Public Company Boards: None

Professional Experience: Mr. Zoradi has been the Company’s CEO and director since August 2015. He served as the chief operating officer of Dreamworks Animation SKG from August 2014 until January 2015. Prior to his post at Dreamworks, Mr. Zoradi served as the president and chief operating officer of Dick Cook Studios, a new media and entertainment start-up company, from January 2011 until July 2014. During his 30-year tenure with the Walt Disney Company, Mr. Zoradi served in a variety of executive positions in various divisions including, president of Walt Disney Studios Motion Picture Group.

Qualifications: A veteran motion picture executive with a background in distribution, Mr. Zoradi brings a wealth of knowledge to the Board with regards to strategic partnerships and relationships with the movie studios. Additionally, his experience in operations of large entertainment industry companies brings management expertise to the Board.

13	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

CONTINUING CLASS III DIRECTORS

Term Expiring 2019

Benjamin D. Chereskin, 58

Director Since: April 2004

Nominee: Board

Board Committees: Compensation Committee; Strategic Long-Range Planning Committee (Chair)

Other Public Company Boards: CDW, Corporation; Boulder Brands, Inc. (2013-2016)

Professional Experience: Mr. Chereskin is president of Profile Management LLC (“Profile Management”), an investment management firm, which he founded in October 2009. Prior to founding Profile Management, Mr. Chereskin was a managing director and member of Madison Dearborn Partners, LLC, a private equity firm, from 1993 until October 2009, having co-founded the firm in 1993.

Qualifications: Mr. Chereskin’s background in private equity is a valuable resource to us in our efforts to attract capital, which helps us implement our business strategies and finance growth opportunities. His knowledge and experience in corporate finance, mergers and acquisitions, and corporate governance contributes to the Board’s expertise on strategic planning and provides valuable input on executive compensation matters.

Lee Roy Mitchell, 80

Director Since: Founder

Nominee: Mitchell Investors

Board Committees: Executive Chairman of the Board; New Ventures Committee (Chair)

Other Public Company Boards: National CineMedia, Inc. (“NCMI”)

Professional Experience: Mr. Mitchell is the founder of the Company. He has served as Chairman of the Board (“Chairman”) since March 1996 and as a director since our inception in 1987.

Related Party: Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company, and the brother-in-law of Walter Hebert III, the Executive Vice President — Purchasing of the Company.

Qualifications: Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. His depth of experience in the motion picture industry has been invaluable to the Board. Additionally, Mr. Mitchell brings a long-term historic industry perspective and leadership experience to the Board.

Raymond W. Syufy, 54

Director Since: October 2006

Nominee: Board

Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee

14	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Other Public Company Boards: None

Professional Experience: Mr. Syufy began working for Century Theatres, Inc. (“Century Theatres”), a regional movie exhibitor, in 1977 and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named president of Century Theatres and was later appointed chief executive officer and chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Since then Mr. Syufy has presided as chief executive officer of Syufy Enterprises, a retail and real estate holding company with operations in California, Nevada, Arizona, Colorado, and Texas.

Qualifications: Mr. Syufy’s experience in managing a successful, family-owned movie theatre business brings to the Board industry insight and operational experience. Mr. Syufy’s background also brings key strategic planning expertise to the Board, particularly with respect to competition from other forms of entertainment.

15	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

CORPORATE GOVERNANCE

We are governed by our Board which, in turn, appoints executive officers to manage our business operations. The Board oversees our executive management and exercises oversight over all major decisions.

Board Leadership Structure

We believe that a key factor in a company’s performance is a leadership structure that provides a balance between independent oversight by an engaged Board and day-to-day operations by management to implement the Board’s strategic vision. To achieve this balance, we have split the roles of the Chairman of the Board and the CEO such that the Board is separated from the day-to-day operations of the Company.

In addition to the separation of the positions of the Chairman of the Board and the CEO, the Board has a lead independent director, which role provides leadership and an organizational structure to the non-management directors. The position of the lead independent director has the following significant authority and responsibilities under our Corporate Governance Guidelines:

❖	to act as a liaison between the non-management directors and the Company’s management;
❖	to call meetings of non-management directors;
❖	chair the executive sessions of non-management directors;
❖	chair Board meetings when the Chairman is not present;
❖	consult with the Chairman and the CEO and approve the schedules, agendas and information provided to the Board for each meeting;
❖	be available for consultation and communication with stockholders upon request; and
❖	provide the Chairman and the CEO with the results of the Board’s annual performance review.

Board Diversity

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. The Board has not adopted a formal diversity policy but pursuant to the Company’s Corporate Governance Guidelines, the Board broadly construes diversity to mean diverse background, education, skills, age, expertise with a proven record of accomplishment and the ability to work well with others. The Governance Committee does not assign specific weight to any particular factor but in selecting members for open Board positions, the Board takes into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board and the need for financial or other specialized expertise. The Board seeks to achieve a mix of members whose experience and backgrounds are relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business. Overall, each of our Board members is committed to the growth of the Company for the benefit of the stockholders, contributes new ideas in a productive and congenial manner and regularly attends board meetings.

Board’s Role in Risk Oversight

Responsibility for risk oversight rests with the Board. The Board has oversight responsibility of the processes established to identify, report and mitigate material risks applicable to the Company. The Board approves management’s policies related to key risk areas and provides input to management

16	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

regarding risks and the appropriateness of management’s response. The Board also approves actions relating to our capital structure, annual operating budget and material acquisitions. While the Board considers risk in all its decisions, it also recognizes that appropriate and measured risk-taking may be required for the Company to retain its competitiveness and thus increase stockholder value.

The Board implements its risk oversight function both as a whole and through delegation to certain Board committees.

The Board has delegated its oversight responsibility with respect to financial and accounting risks to the Audit Committee. The Audit Committee periodically discusses with management the Company’s major financial risk exposures and the Company’s risk assessment and risk management procedures. On a periodic basis, management provides the Audit Committee an update on key risks and the Company’s processes and systems of internal control to manage the risks. As deemed appropriate, the Chair of the Audit Committee reports to the full Board regarding material risks.

The Compensation Committee reviews the executive compensation program to ensure that the design of the program does not encourage excessive risk-taking. It also reviews succession plans to ensure the Company has appropriate practices in place to support the retention and development of the talent necessary to achieve the Company’s long-term business goals and objectives. See Compensation Risk Assessment section of the Compensation Discussion and Analysis (the “CD&A”) for more detail on how the Compensation Committee mitigates risk without diminishing the incentive nature of our compensation program.

Risks associated with governance structure and processes are managed by the Governance Committee. On an ongoing basis, the Governance Committee reviews the regulatory developments related to corporate governance and advises the Board accordingly.

In order to provide oversight of the risks associated with strategic planning and business development initiatives, the Board has established two additional committees, the Strategic Long-Range Planning Committee and the New Ventures Committee. The Strategic Long- Range Planning Committee assists management in the analysis of alternative strategic options and reviews with management key industry and market issues and external developments impacting the Company. The New Ventures Committee monitors the strategic direction of the Company. It evaluates new development programs or business growth and diversification opportunities within established strategic plan targets and applicable regulatory boundaries.

17	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

The chart below provides the schematic view of the Board’s risk oversight structure.

Director Independence

Our standards of director independence comply with the independence requirements of the New York Stock Exchange (the “NYSE”). The NYSE bright-line tests for independence are whether the director:

1.	is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

2.	has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

3.	(a) is a current partner or employee that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) is or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4.	is, or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee; or

5.	is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. With the assistance of legal counsel to the Company, the Governance Committee has reviewed the NYSE standards for Board and committee member independence.

18	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

With the assistance of Company’s legal counsel, the Governance Committee and the Board have reviewed the NYSE Standards for Board and committee member independence.

On the basis of this review, the Board has affirmatively determined, in its business judgment, that (a) the majority of the Board was, and continues to be, independent, (b) each of Mmes. Antonellis and Vaca and Messrs. Chereskin, Rosenberg, Senior, Sepulveda and Soderquist was, and, Mmes. Antonellis and Vaca and Messrs. Chereskin, Rosenberg, Senior and Sepulveda continue to be, independent, (c) Messrs. Mitchell and Syufy are not independent due to their transactions with the Company exceeding $120,000 annually, (d) Messrs. Mitchell and Zoradi are not independent because they are employees of the Company, (e) each of Ms. Antonellis and Messrs. Rosenberg and Sepulveda meet all applicable requirements for membership in the Audit Committee, (f) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements, and (g) each of Messrs. Chereskin, Sepulveda and Soderquist, and Ms. Vaca met, and, Messrs. Chereskin and Sepulveda and Ms. Vaca continue to meet, all applicable requirements for membership in the Compensation Committee.

Meetings

During 2016, the Board held five (5) meetings and took action by written consent on two (2) occasions. All directors attended at least seventy-five percent (75%) of all meetings held by the Board and all meetings held by committees of the Board on which such director served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. All directors attended the 2016 Annual Meeting.

Executive Sessions

Pursuant to our Corporate Governance Guidelines and the rules of the NYSE, our non-management directors meet periodically in executive sessions with no Company employees present. Our Corporate Governance Guidelines require separate sessions of the non-management directors at least twice a year.

The presiding director of the executive sessions is currently our lead independent director, Mr. Sepulveda. During the 2016 fiscal year, our non-management directors met four times and our independent directors met once in executive sessions.

Stockholder Communications with the Board

As stated in our Corporate Governance Guidelines, any Company stockholder or other interested party who wishes to communicate with the non-management directors as a group may direct such communications by writing to the:

Company Secretary

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, TX 75093

The communication must be clearly addressed to the Board or to a specific director. If a response is desired, the individual should also provide contact information such as name, address and telephone number.

19	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

All such communications will be reviewed initially by the Company Secretary. The Company Secretary will forward to the appropriate director(s) all correspondence, except for items of the following nature:

❖	advertising;

❖	promotions of a product or service;

❖	patently offensive material; and

❖	matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

The Company Secretary will prepare a periodic summary report of all such communications for the Board. Correspondence not forwarded to the Board will be retained by the Company and will be made available to any director upon request.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

❖	Corporate Governance Guidelines;

❖	Amended and Restated Charter of the Audit Committee (the “Audit Committee Charter”);

❖	Charter of the Governance Committee (the “Governance Committee Charter”); and

❖	First Amendment to Amended and Restated Compensation Committee Charter (the “Compensation Committee Charter”).

Current copies of the above policies and guidelines are available publicly on the Company’s website at http://investors.cinemark.com under the “Corporate Governance” tab.

Code of Business Conduct and Ethics

The Company has also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. We will post on our website any amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics for executive officers and directors that have been approved by our Board or any Board committee. The Code of Business Conduct and Ethics is available on our website at http://investors.cinemark.com under the “Corporate Governance” tab.

20	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

BOARD COMMITTEES

Our Board currently has five committees — Audit Committee, Compensation Committee, Governance Committee, Strategic Long-Range Planning Committee and the New Ventures Committee. The current composition of each of the committees is set forth below:

Name of Director	Audit	Compensation	Governance	Strategic Planning	New Ventures
Darcy Antonellis	Member
Benjamin Chereskin		Member		Chair
Lee Roy Mitchell					Chair
Steven Rosenberg	Member		Chair
Enrique Senior				Member	Member
Carlos Sepulveda	Chair	Member		Member
Raymond Syufy				Member	Member
Nina Vaca		Chair	Member
Mark Zoradi

Audit Committee	Number of Meetings Held During 2016: 4 Number of Decisions by Consent During 2016: 1

Each of the Audit Committee members satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Please refer to Mr. Sepulveda’s biography on page 13 for further information regarding his qualifications to be an “audit committee financial expert”.

The Audit Committee is governed by the Audit Committee Charter which sets forth the purpose and responsibilities of the committee.

Functions

The functions of the Audit Committee include the following:

❖	assisting the Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our systems of internal control and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountants;

❖	approving the report required by the SEC for inclusion in our annual proxy or information statement;

❖	appointing, retaining, compensating, evaluating and replacing our independent registered public accountants;

❖	approving audit and non-audit services to be performed by the independent registered public accountants; and

❖	establishing procedures for the receipt, retention and resolution of complaints regarding accounting, internal control or auditing matters submitted confidentially and anonymously by employees through the whistleblower hotline

21	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

On a quarterly basis, the Audit Committee discusses with Company management and Deloitte, among other items, the earnings press release related to the quarter and the fiscal year, the Company’s financial statements for the respective period and any changes in significant accounting policies and its impact on the Company’s financial statements. The Audit Committee also meets, on a periodic basis, with Deloitte in executive sessions without the presence of members of management.

Further, the Board has delegated its authority to approve related party transactions to the Audit Committee.

Approval of Audit and Non-Audit Services

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for the Company by the independent registered public accounting firm prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a sub-committee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decision of such sub-committee is presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved all fees for 2016 noted in the table below.

Fees Paid to Independent Registered Public Accounting Firm

We paid the following fees (in thousands) to Deloitte for professional services rendered by them during fiscal years ended 2016 and 2015, respectively:

Fees	2016	2015
Audit	$1,640.1	$1,927.4
Audit Related	$82.5	$-
Tax(1)	$283.9	$201.8
Other	$-	$-
Total	$2,006.5	$2,129.2

(1)	Fees primarily include transfer pricing studies and tax compliance services.

Audit Committee Report

Our committee has reviewed and discussed with management the Company’s audited financial statements for the 2016 fiscal year. We have discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standard No. 1301, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards. We have received the written disclosures and the letter from Deloitte as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with Deloitte its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for the Company be included in the Company’s 2016 Form 10-K for filing with the SEC.

Respectfully submitted,

Carlos Sepulveda (Chair)

Steven Rosenberg

Darcy Antonellis

22	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Compensation Committee	Number of Meetings Held During 2016: 7 Number of Decisions by Consent During 2016: 0

Each of the Compensation Committee members satisfies the standards for independence of the NYSE as they relate to compensation committees, qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”) and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act. The Compensation Committee is governed by the Compensation Committee Charter which sets forth the purpose and responsibilities of this committee.

Functions

The functions of the Compensation Committee include the following:

❖	making recommendations to the Board on the Company’s general compensation philosophy and objectives and on all matters of policy and procedures relating to executive compensation;

❖	reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, and determining and approving the CEO’s compensation level;

❖	determining and approving the compensation of the other executive officers;

❖	administering (to the extent such authority is delegated to the Compensation Committee by the Board) the incentive compensation and equity-based plans and recommending to the Board any modifications of such plans;

❖	validating and approving the achievement of performance levels under the Company’s incentive compensation plans;

❖	reviewing, recommending, and discussing with management the CD&A section included in the Company’s annual proxy statement; and

❖	developing a succession planning program for the CEO and senior management

Governance Committee	Number of Meetings Held During 2016: 2 Number of Decisions by Consent During 2016: 1

The Governance Committee is composed solely of directors who satisfy all criteria for independence under the rules of the NYSE. The Governance Committee is governed by the Governance Committee Charter setting forth the purpose and responsibilities of this committee.

Functions

The functions of the Governance Committee include the following:

❖	identifying individuals qualified to become Board members and evaluate candidates for Board membership, including those recommended by stockholders in compliance with the Company’s by-laws;

❖	recommending to the Board the director nominees for election or to fill any vacancies and newly created directorships on the Board;

❖	identifying and recommending to the Board members qualified to fill any vacancies on a committee of the Board;

❖	developing and recommending to the Board a set of corporate governance guidelines and reviewing and reassessing the adequacy of such guidelines at least annually;

❖	overseeing the Board’s annual self-evaluation process and the Board’s evaluation of management;

23	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

❖	periodically reviewing the criteria for the selection of new directors to serve on the Board and recommending any proposed changes to the Board for approval;

❖	periodically reviewing and making recommendations regarding the composition and size of the Board;

❖	periodically reviewing and making recommendations regarding the composition, size, purpose, structure, operations and charter of each of the Board’s committees, including the creation of additional committees or elimination of existing committees; and

❖	annually recommending to the Board the chairpersons and members of each of the Board’s committees

DIRECTOR COMPENSATION FOR 2016

The compensation of the non-employee directors during the 2016 fiscal year was governed by our Second Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Non-employee directors include any member of the Board who is (i) neither our employee nor an employee of any of our subsidiaries, and (ii) not an employee of any of the Company’s stockholders with contractual rights to nominate directors. Therefore, employees of the Company, Messrs. Mitchell and Zoradi did not receive any additional compensation for their services on the Board.

Each non-employee director received the following annual cash retainers, as applicable, for services as a Board member during the 2016 fiscal year:

(a)	a base director retainer of $60,000;

(b)	additional retainer of $25,000 for the non-employee director who serves as the lead independent director;

(c)	additional cash retainer for services on the committees as follows:

Committee	Chairperson	Member
Audit	$20,000	$10,000
Compensation	$10,000	$5,000
Governance	$10,000	$5,000
Strategic Long-Range Planning	$10,000	$5,000
New Ventures	$10,000	$5,000

Annual cash retainers are paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. All directors are reimbursed for travel related expenses incurred for each Board meeting they attend.

In addition to the annual cash retainers, in 2016, the non-employee directors received an annual grant of restricted stock valued at $110,000. The number of shares of restricted stock issued was determined by dividing $110,000 by the closing price of Common Stock on the grant date, rounded down to the nearest whole share. The initial award and each annual award generally vest on the first anniversary of the grant date subject to continued service to the Company through the vest date. However, the Compensation Committee, as the administrator of the Amended and Restated Cinemark Holdings, Inc. 2006 Long-Term Incentive Plan (the “Incentive Plan”), may modify the vest schedule of an award.

24	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

The following table sets forth summary information regarding the compensation of our non-employee directors for the 2016 fiscal year.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Darcy Antonellis	$70,000	$109,995	$3,064	$183,059
Benjamin Chereskin	$75,000	$109,995	$3,175	$188,170
Steven Rosenberg	$80,000	$109,995	$3,175	$193,170
Enrique Senior	$70,000	$109,995	$3,175	$183,170
Carlos Sepulveda	$93,151	$109,995	$3,175	$206,321
Donald Soderquist	$52,921	$109,995	$1,427	$164,343
Raymond Syufy	$70,000	$109,995	$3,175	$183,170
Nina Vaca	$75,000	$109,995	$3,175	$188,170

(1)	Includes all annual cash retainers, as applicable.

(2)	The grant date fair values were calculated based upon the closing price of Common Stock on June 15, 2016 of $33.97 per share. This calculation is in accordance with FASB ASC Topic 718.

See Note 14 to the Company’s 2016 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share based awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

At December 31, 2016, each of the directors owned 3,238 shares of restricted stock.

(3)	The amounts reported are dividends paid during the 2016 fiscal year on the shares of unvested restricted stock granted in 2015 and 2016.

25	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

ITEM TWO — RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2017 fiscal year. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Deloitte as the independent registered public accounting firm for the 2017 fiscal year.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR.

ITEM THREE — APPROVAL OF THE CINEMARK HOLDINGS, INC. 2017 OMNIBUS INCENTIVE PLAN

We are submitting for stockholder approval the 2017 Omnibus Incentive Plan (the “Omnibus Plan”) which our Board adopted on March 30, 2017, subject to stockholder approval. We recommend approval of the Omnibus Plan at this time because the Incentive Plan will terminate in March 2018 and no more grants may be made under the Incentive Plan after that date. Also, since the material terms of the performance goals under our Performance Bonus Plan will be subject to stockholder re-approval in March 2018, we are requesting stockholder approval for an omnibus plan which would permit the Board to award both equity and cash bonus incentives under the same plan. It is an omnibus equity and cash incentive plan that gives us flexibility to adjust to changing market forces. So, the purposes of the Omnibus Plan are to advance the interests of the Company and our stockholders by providing significant incentives to selected employees, directors and consultants of the Company and its affiliates, enhance the interest of such individuals in the success of the Company and its affiliates by providing them with an opportunity to become stockholders of the Company, and enhance our ability to attract and retain qualified management and other personnel necessary for our continued progress in the interest of our stockholders.

If the stockholders approve the Omnibus Plan, no further awards will be granted thereafter under the Incentive Plan. However, all outstanding awards will continue to be governed by the Incentive Plan.

The Omnibus Plan, as proposed, provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards and cash-based awards to selected officers, employees, non-employee directors and consultants performing services for us or our affiliates. However, only employees of us and our corporate affiliates are eligible to receive incentive stock options.

26	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

For a discussion of the philosophy behind the various equity and cash incentive awards under the Omnibus Plan, please see the discussion in the CD&A section in this proxy statement.

Equity Compensation Plan Information

Information as of the Record Date regarding equity compensation plans approved by our stockholders is summarized in the following table.

Stock Awards Outstanding
Stock Awards (to be settled only in shares)	646,030
Performance Awards (to be settled only in shares)	628,189
Shares Available for Future Grants
Incentive Plan	6,539,265
Common Stock Outstanding (as of the Record Date)	116,398,282

Summary of the Omnibus Plan

Following is a summary of our Omnibus Plan, which is qualified in its entirety by reference to the full text of the Omnibus Plan, attached as Appendix A to this proxy statement.

Eligibility. Any officers, employees, directors or consultants performing services for us or our affiliates who are selected by our Compensation Committee may participate in the Omnibus Plan with only employees being eligible to receive incentive stock options.

Administration. The Omnibus Plan will be administered by the Compensation Committee, which will have full and final authority to select persons to receive awards, establish the terms of awards, and administer and interpret the Omnibus Plan in its sole discretion unless authority is specifically reserved to the Board under the Omnibus Plan, our certificate of incorporation or bylaws, or applicable law. Any action of the Compensation Committee with respect to the Omnibus Plan will be final, conclusive and binding on all persons. The Compensation Committee may delegate certain responsibilities to our officers or managers to do one or both of the following: (1) designate the officers, employees and consultants who will be granted awards under the Omnibus Plan, other than Section 16 officers; and (2) determine the number of shares subject to specific awards to be granted to such officers, employees and consultants.

Effective Date, Plan Term. The Omnibus Plan will become effective as of May 25, 2017, subject to stockholder approval. Unless otherwise terminated earlier by the Board, the Omnibus Plan will terminate on the day preceding the 10th anniversary of the effective date and no award may be granted thereafter.

Available Shares. The maximum aggregate number of shares of our common stock that may be issued under the Omnibus Plan is 9,313,484 (subject to adjustments for stock splits, stock dividends or other changes in corporate capitalization). This amount consists of 1,500,000 newly available shares, 6,539,265 shares remaining available for issuance under the Incentive Plan, and up to 1,274,219 shares that as of the Record Date are subject to outstanding awards granted under the Incentive Plan, to the extent that such awards are forfeited, canceled, expire unexercised or are settled in cash. No further awards may be granted under the Incentive Plan on or after the date of the stockholders’ approval of the Omnibus Plan. Unissued shares of common stock allocable to an expired, canceled, or otherwise terminated portion of an option or stock appreciation right, or

27	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

reacquired under the forfeiture terms of any award will revert to the Omnibus Plan and again be available for awards. However, any shares withheld for payment of the exercise price or withholding of taxes will not be available again for grant under the Omnibus Plan. Any award that by the terms of either the Omnibus Plan or the award agreement is to be settled in cash or property other than shares of common stock will not reduce or otherwise count against the number of shares available for awards under the Omnibus Plan. In addition, any shares of common stock that are forfeited, canceled, settled in cash or expire unexercised under awards granted under the Incentive Plan will be available for awards under the Omnibus Plan.

Maximum Employee Awards. Under the Omnibus Plan, subject to adjustment for certain changes in corporate capitalization, no employee may be granted during any fiscal year (1) options or stock appreciation rights covering more than 1,500,000 shares of common stock in the aggregate, (2) performance awards covering more than 1,000,000 shares of common stock in the aggregate or (3) cash performance awards greater than the lesser of 200% of the employee’s base salary or $3 million in the aggregate.

Maximum Non-Employee Director Compensation. The Omnibus Plan provides that the maximum aggregate dollar value of awards and cash compensation granted under the Omnibus Plan or otherwise during any calendar year to any non-employee director is $1,000,000 (subject to adjustment for certain changes in corporate capitalization), rounded down to the nearest full share of common stock.

Awards

The Omnibus Plan provides for awards of options, restricted stock and restricted stock unit awards, stock and cash performance awards, and other stock-based or cash-based awards.

Options. The Omnibus Plan permits us to grant options intended to qualify as incentive stock options under Section 422 of the Code and nonqualified options which are not intended to qualify as incentive stock options. The Compensation Committee may grant incentive stock options under the Omnibus Plan to any employee of the Company or our corporate affiliates, and nonqualified stock options to any officer, employee, director or consultant performing services for us or any of our subsidiaries. The Compensation Committee will determine the exercise price per share for all options, which will not be less than the market value of a share of common stock on the date of grant. Any incentive stock option granted to any employee owning more than 10% of our common stock will have an exercise price of no less than 110% of our stock’s market value on the grant date. A participant may pay the exercise price for stock acquired by exercise of an option in cash or by certified or bank check, or if permitted by applicable law and by the Compensation Committee, by delivery of previously held shares, share withholding, “cashless exercise” or in any other legal form of consideration acceptable to the Compensation Committee.

The Compensation Committee will specify in the award agreement for each option when the option may be exercised, with a minimum vesting period of one year. Options granted under the Omnibus Plan will generally terminate on the 10th anniversary of the date of grant, or the fifth anniversary in the case of an incentive option granted to an employee who owns more than 10% of our common stock. However, if sooner, vested options generally will terminate three months after a participant’s termination of employment or other service other than for cause, as defined in the Omnibus Plan, or one year after the date of a participant’s death or disability. Upon termination of a participant’s employment or other service due to cause, both the vested and unvested portions of any outstanding option held by the participant will immediately be forfeited and will no longer be exercisable.

28	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Restricted Stock. The Omnibus Plan authorizes the grant of shares of restricted stock with restrictions that may lapse over time or upon the achievement of specified performance goals. Restrictions may lapse separately or in such installments as the Compensation Committee deems appropriate, but the minimum vesting period over which restrictions may lapse is one year. A participant granted restricted stock will have the stockholder rights set forth in the award agreement, including, for example, the right to vote the shares of restricted stock and to receive dividends paid thereon. Except as otherwise determined by the Compensation Committee, restricted stock that is subject to restrictions at the time of termination of employment or other service will be forfeited and become available for grant again under the Omnibus Plan.

Restricted Stock Units. The Omnibus Plan permits the grant of awards of restricted stock units to participants. A restricted stock unit is a right to receive one share of common stock, or its cash value, subject to vesting conditions. Until all restrictions on the restricted stock units have lapsed, the participant will not be a stockholder of the Company, nor have any of the rights or privileges of a stockholder. However, unless otherwise provided by the Compensation Committee, a restricted stock unit award will include dividend equivalent rights under which the participant will be credited with an amount equal to any cash dividends paid on our common stock during the restriction period. Any amounts credited to a participant under a dividend equivalent right will be subject to the same terms and restrictions as the restricted stock units. We will establish and maintain a separate account for each participant who receives a restricted stock unit award, to be credited for the number of restricted stock units granted to such participant and any dividend equivalents received. Restricted stock units awarded under the Omnibus Plan may vest over time or on the achievement of specified performance goals as determined by the Compensation Committee, with a minimum vesting period of one year, as set forth in the award agreement for the restricted stock units. Payment will be made in cash or in stock, as specified in the award agreement, as soon as practicable after each vesting date of restricted stock units, and no later than 2 1⁄2 months after the end of the calendar year in which the vesting date occurs, based on our common stock’s market value on the vesting date.

Performance Awards. The Omnibus Plan permits us to grant performance awards, which are intended to satisfy certain requirements for performance-based compensation under Code section 162(m), discussed below under U.S. Federal Income Tax Consequences, and vest only on the attainment of specified performance goals. Performance awards may be granted in the form of restricted stock, restricted stock units or cash performance awards. The Compensation Committee will determine the performance goals applicable to each performance award and the period during which performance is to be measured. Performance goals will be based on a pre-established objective formula or standard that specifies the manner of determining the number of shares of common stock or the amount of cash that will be issued or vest if the performance goal is attained.

The Compensation Committee will establish the performance goals for performance awards under the Omnibus Plan, in its sole discretion, before 25% of the performance period has elapsed (and not later than 90 days after the beginning of the performance period) based on one or more of the following business criteria:

❖	Net or gross revenue

❖	Revenue growth

❖	Net or gross sales, including growth in sales measured by product line, territory, facility, customer or customers or other category

❖	Net or gross earnings, including earnings before all or any of interest expense, taxes, depreciation and amortization (“EBIT,” “EBITA,” or “EBITDA”), earnings per share or earnings from continuous operations

❖	Adjusted EBITDA or Adjusted EBITDA Margin

❖	Profits, including profits before or after taxes or other expenses or adjustments, maintenance or improvement of profit margins, or profitability of an identifiable business unit, product line or facility

29	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

❖	Operating income, including operating income per share, pre-tax or after- tax income, net cash provided by operating activities, funds from operations or funds from operations per share

❖	Operating expenses

❖	Cash flow, including cash available for distribution, cash available for distribution per share, improvement in cash-flow (before or after tax) or free cash flow

❖	Working capital and components thereof, including improvement in capital structure

❖	Credit rating, independent industry rating or assessments

❖	Stock price or share price performance, return on stockholders’ equity or average stockholders’ equity or total stockholders’ return

❖	Return on assets, return on capital, return on invested capital, changes in net assets, enterprise value or economic value added, net worth, return on investment before or after the cost of capital or return on equity

❖	Earnings from continuous operations

❖	Costs, improvement in the attainment of expense levels, expense management, capital expenditures, and levels of expense, cost or liability by category, operating unit, facility or any other delineation

❖	Implementation or completion of critical projects

❖	Strategic plan development and implementation, closing of corporate transactions

❖	Market share

❖	Earnings per share

Performance goals generally will be objective and may be applied to a participant, a business unit or the Company and its affiliates. Performance goals may differ between performance awards. Any performance award granted to a participant who is or is anticipated to become covered by Code section 162(m) will provide that if the participant’s employment terminates for any reason before the end of the performance period, the performance award will vest only if the applicable performance goals are achieved and only to the extent determined by the Compensation Committee. Performance goals are not required to be based on increases in a specific business criterion, but may be based on maintaining the status quo or limiting economic losses. With respect to any participant who is not expected to be covered by Code section 162(m) during the term of a performance award, the Compensation Committee may establish additional objective or subjective performance goals.

Stock Appreciation Rights. The Omnibus Plan provides for awards of stock appreciation rights. A stock appreciation right is a contractual right to receive the appreciation in the market value of our common stock over time, which may be paid in either (or both) shares of common stock or cash. The Compensation Committee will determine the strike price of a stock appreciation right award, which will not be less than the market value of a share of stock on the date of grant. Upon the exercise of a stock appreciation right, a participant will be entitled to receive an amount determined by multiplying (1) the difference between the market value per share of stock on the date of exercise and the strike price by (2) the number of shares for which the stock appreciation right is being exercised (reduced by any amount withheld for payment of taxes). The Compensation Committee will specify when each stock appreciation right may be exercised, with a minimum vesting period of one year.

Other Stock-Based Awards and Cash-Based Awards. The Omnibus Plan provides for the grant of other stock-based awards and cash-based awards not otherwise described in the Omnibus Plan, subject to such terms and conditions as the Compensation Committee determines. The minimum vesting period for any award is one year.

Sale of the Company. If there is a sale of the Company, as defined in the Omnibus Plan, all outstanding Options and SARs shall become fully vested and exercisable immediately prior to the consummation of such transaction, and with respect to Restricted Awards, all restrictions shall lapse

30	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

automatically. The Committee will (1) cancel any or all outstanding Options, SARs and Restricted Stock Units under the Plan in consideration for payment to the Participants of an amount equal to the portion of the consideration payable to such Participants pursuant to such transaction giving effect to the accelerated vesting as if such Options, SARs and Restricted Stock Units had been fully vested immediately prior to such transaction, less the aggregate exercise price that would have been payable therefore and any required withholding tax and (2) cause all Restricted Shares to be purchased for an equivalent consideration payable in such transaction. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or publicly tradable securities in the Compensation Committee Committee’s discretion.

Capitalization Adjustments. If there is a change in our corporate capitalization that the Compensation Committee determines would result in dilution or enlargement of the rights of participants under the Omnibus Plan, then the Compensation Committee will adjust any or all of (1) the number or class of securities reserved and available for awards, (2) the number and class of securities that may be purchased under incentive stock options, (3) the number and class of securities covered by outstanding awards, (4) the number of shares of stock specified in the annual per-employee limitations, and (5) the exercise price or strike price relating to any option or stock appreciation right.

Tax Withholding. At such times as a participant recognizes taxable income in connection with an award granted under the Omnibus Plan, the participant must pay to us an amount equal to the minimum federal, state and local income taxes and other amounts as may be required by law to be withheld by us in connection with the taxable event.

Amendments to the Omnibus Plan and Awards. Our Board may amend or terminate the Omnibus Plan at any time. However, no amendment will be effective without the approval of our stockholders if stockholder approval is required by any law or securities exchange listing requirements. The Compensation Committee may amend any award granted under the Omnibus Plan. However, no amendment or modification may reduce the exercise price or strike price of any option or stock appreciation right or otherwise result in a “repricing” of the option or stock appreciation right without stockholder approval. In addition, no amendment of Omnibus Plan or any award may impair the rights of any participant with respect to any outstanding award without the consent of the participant.

Acceleration of Vesting. The Omnibus Plan permits the Compensation Committee to accelerate the exercisability of an option or stock appreciation right or the vesting of all or part of an award granted under the Omnibus Plan at any time.

Clawback or Recoupment. Awards granted under the Omnibus Plan will be subject to any clawback policy adopted by the Company, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes–Oxley Act of 2002, each as amended, and any rules, regulations and binding, guidance published thereunder. In addition, any incentive-based compensation payable to a participant under the Omnibus Plan may be subject to clawback in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Exchange Act, as interpreted by rules of the SEC.

Award Transferability. Participants will not be permitted to transfer any award granted under the Omnibus Plan other than by will or by the laws of descent and distribution, and any option will be exercisable during the participant’s lifetime only by the participant or his or her guardian or legal representative. The Compensation Committee, however, may permit awards (other than incentive stock options) to be transferred to members of the participant’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members or trusts are the only partners.

31	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax rules applicable to awards under the Omnibus Plan and is intended to reflect the current provisions of the Internal Revenue Code (or IRC) and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. This summary is for general information and is not tax advice.

Options. Options granted under the Omnibus Plan may be intended to qualify as incentive stock options under IRC section 422 or may be nonqualified stock options governed by IRC section 83. A participant generally will not recognize any taxable income and we will not be entitled to a tax deduction upon the grant of an option. When a participant exercises a nonqualified stock option he or she generally will have ordinary taxable income equal to the difference between the market value of the acquired stock on the exercise date and the exercise price for those shares. Subject to satisfying applicable reporting requirements and any deduction limitation under IRC section 162(m) or section 280G for certain individuals, as discussed below, we generally will be entitled to a corresponding federal income tax deduction. A participant generally will not have taxable income on exercise of an incentive stock option and we will not be entitled to a deduction. However, the difference between the acquired stock’s market value on the exercise date and the exercise price for those shares could result in alternative minimum tax liability for the participant. A participant’s disposition of shares acquired on exercise of an option will ordinarily result in capital gain or loss. However, a disposition of shares acquired on exercise of an incentive stock option less than two years after the grant date or one year after the exercise date generally will result in ordinary taxable income equal to the difference between the market value of the acquired stock on the exercise date and the exercise price for those shares, with any excess of the amount received by the participant over the market value of the stock on the exercise date being treated as capital gain. We may be entitled to a deduction corresponding to the participant’s ordinary taxable income in the case of such a disposition.

Restricted Awards and Performance Awards. Restricted awards and performance awards generally are not taxable on grant, but are taxable when they are no longer subject to a “substantial risk of forfeiture,” in the case of restricted stock, or when shares are issue or cash is paid in connection with the vesting of restricted stock units. The amount to be included in a participant’s taxable income is the market value of the stock, or the amount of cash paid, at that time. However, under IRC section 83(b) a participant may elect, within 30 days of receiving a restricted stock grant, to recognize in the year of grant ordinary taxable income equal to the market value of the shares on the grant date. If such election is timely made, the participant will not recognize any income when the restricted stock is no longer subject to a substantial risk of forfeiture. Subject to satisfying applicable income reporting requirements and any deduction limitation under IRC section 162(m) or 280G, we generally should be entitled to an income tax deduction in the same amount and at the same time as the participant recognizes ordinary income. A participant’s disposition of shares received under a restricted award or performance award generally will result in a capital gain or loss.

Stock Appreciation Rights. A participant generally will not recognize income upon grant of a stock appreciation right. When the participant exercises the stock appreciation right, he or she will have ordinary taxable income equal to the market value of the stock or cash received. Subject to satisfying applicable income reporting requirements and any deduction limitation under IRC section 162(m) or 280G, we generally should be entitled to an income tax deduction in the same amount and at the same time as the participant recognizes ordinary income.

Cash-Based Awards and Cash Performance Awards. A participant generally will not recognize income upon grant of any cash-based award or cash performance award, but will recognize

32	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

ordinary income in the year of payment equal to the amount paid, if any. We generally should be entitled to a federal income tax deduction equal to the participant’s taxable income.

Section 162(m) of the Internal Revenue Code. In general, IRC section 162(m) denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1 million per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement as a result of their total compensation, subject to certain exceptions. The Omnibus Plan is intended to satisfy an exception with respect to grants of options and stock appreciation rights with an exercise or strike price equal to or greater than the fair market value of our common stock on the date of grant. In addition, the Omnibus Plan is designed to permit certain restricted stock, restricted stock units and cash-based awards to be granted as performance awards intended to qualify under the “performance-based compensation” exception to IRC section 162(m). However, the Company reserves the authority to award non-deductible compensation as it deems appropriate. In addition, there may be ambiguities regarding how the conditions to qualify as “performance-based compensation” will be interpreted and administered under the income tax regulations, so that awards intended to qualify as deductible may not so qualify. Accordingly, there is no certainty that all awards granted under the Omnibus Plan will in fact be deductible. We have not requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue.

Section 280G of the Internal Revenue Code. Under certain circumstances, the granting or enhancement of awards, the accelerated vesting or exercise of options and stock appreciation rights or the accelerated lapse of restrictions with respect to other awards in connection with a change in control could be deemed an “excess parachute payment” under the golden parachute tax provisions of IRC section 280G. To the extent so considered, the participant could be subject to a 20% excise tax and we could be denied a federal income tax deduction.

New Plan Benefits

Because all grants and awards under the Omnibus Plan are entirely within the discretion of the Compensation Committee, the total benefits allocable under the Omnibus Plan in the future are not determinable. Therefore, we have omitted the tabular disclosure of the benefits or amounts allocated under the Omnibus Plan. No grants or awards have been made under the Omnibus Plan to date and no grants or awards will be made by us under the Omnibus Plan unless and until the Omnibus Plan is approved by the stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE OMNIBUS PLAN.

ITEM FOUR — ANNUAL ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION PROGRAM

As required by Section 14A of the Exchange Act, the Company is providing stockholders with an opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in the CD&A, the compensation tables, narrative discussion, and related footnotes included in this proxy statement (“Say-on-Pay”).

While the vote is advisory, and therefore non-binding on the Company, the Compensation Committee values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in more detail in the CD&A, our executive compensation program is designed to attract and retain a talented team of executives who can deliver on our commitment to build long-term

33	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

stockholder value. The Compensation Committee believes our program is competitive in the marketplace and links pay to performance.

Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion is hereby APPROVED.”

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SAY-ON-PAY ADVISORY VOTE.

EXECUTIVE OFFICERS

Set forth below is the name, age, position and a brief summary of the business experience of each of our executive officers, as of the Record Date, for whom we file reports under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”):

Name	Age	Position
Lee Roy Mitchell	80	Chairman of the Board; Director
Mark Zoradi	63	Chief Executive Officer; Director
Sean Gamble	42	Chief Financial Officer
Valmir Fernandes	57	President-Cinemark International, L.L.C.
Michael Cavalier	50	Executive Vice President-General Counsel and Secretary
Tom Owens	60	Executive Vice President-Real Estate

Lee Roy Mitchell is the founder of the Company. He has served as our Chairman since March 1996 and as a director since our inception in 1987. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company, and the brother-in-law of Walter Hebert III, the Executive Vice President–Purchasing, of the Company. Mr. Mitchell currently serves on the board of directors of NCMI.

Mark Zoradi has served as our director since June 2015 and our CEO and director since August 2015. He has served as the chief operating officer of Dreamworks Animation SKG from August 2014 until January 2015. Prior to his post at Dreamworks, Mr. Zoradi served as the president and chief operating officer of Dick Cook Studios, a new media and entertainment start-up company, from January 2011 until July 2014. During his 30-year tenure with the Walt Disney Company, Mr. Zoradi served in a variety of executive positions in various divisions including, president of Walt Disney Studios Motion Picture Group.

Sean Gamble has served as our Chief Financial Officer (“CFO”) since August 2014. From February 2009 until April 2014, Mr. Gamble was the executive vice president and chief financial officer of Universal Pictures, a subsidiary of NBCUniversal (subsidiary of Comcast Corp.) and a creator and distributor of theatrical and non-theatrical filmed entertainment.

Valmir Fernandes has been with Cinemark for more than 20 years and has served as our President of Cinemark International, L.L.C. since March 2007.

Michael Cavalier has been with Cinemark for more than 20 years. He has served as our Executive Vice President-General Counsel and Secretary since February 2014 and has served as our General Counsel and Secretary since August 1999.

34	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Tom Owens has served as our Executive Vice President-Real Estate since February 2014, as our Senior Vice President-Real Estate from January 2007 until February 2014 and as our Vice President Development from December 2003 until January 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The CD&A discusses our executive compensation program and the compensation paid to our NEOs for the 2016 fiscal year. It details our compensation philosophy, the structure of the compensation program and the ways in which the philosophy is implemented generally, as well as, specifically for individual performers. The CD&A helps readers better understand the information found in the Summary Compensation Table for 2016 and other accompanying tables located in this section of the proxy statement.

In this proxy statement, “executive officers” refers to all members of management, including the NEOs.

Executive Summary

2016 Say-on-Pay Voting Results

At the 2016 Annual Meeting, our executive compensation program garnered the support of approximately 91% of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the 2016 Annual Meeting. The Compensation Committee reviewed the results of the say-on-pay vote and given the high stockholder approval, the Compensation Committee did not make any changes to the structure of our executive compensation program for the 2016 fiscal year.

Our Financial Performance and Strategic Initiatives

Financial Performance in the 2016 fiscal year

We delivered worldwide records in many of our key performance categories in the 2016 fiscal year. Operational excellence and execution of strategic initiatives led by our executive management team have been critical to our performance over the years. We have been a key player in the North American industry’s box office performance which, in 2016, had its fourth record year in the past five years. In 2016, while the North American industry box office increased 2.1%, our domestic box office grew 3.1%, a 100 basis points of industry out-performance. For further context, the compound annual growth rate of our domestic box office was nearly 6% between 2012 and 2016 compared to slightly more than 2% for that of the North American industry’s box office during the same time period.

Our record worldwide financial performance during the 2016 fiscal year, as compared to the 2015 fiscal year, included:

❖	Attendance of 287.2 million, an increase of 2.5%;
❖	Admissions revenues of $1,789.2 million, an increase of 1.3%;
❖	Concession revenues of $990.1 million, an increase of 5.7%;
❖	Total revenues of $2,918.8 million, an increase of 2.3%;
❖	Net income attributable to the Company of $255.1 million compared to $216.9 million for the 2015 fiscal year; and
❖	Adjusted EBITDA of $706.1 million, an increase of 3.4%. See footnote 18 on page F-37 of the 2016 Form 10-K for reconciliations of net income to Adjusted EBITDA.

35	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Financial Performance Over Five Years

The graphical and tabular presentations below demonstrate our growth in certain key performance metrics over the five-year period, 2012 – 2016:

Year	Revenue In Millions	Net Income In Millions Attributable to Cinemark Holdings, Inc.	Reported Adjusted EBITDA[1] in Millions	Diluted Earnings Per Share

2012	$2,473.5	$168.9	$596.7	$1.47

2013	$2,682.9	$148.5	$639.0	$1.28

2014	$2,627.0	$192.6	$615.7	$1.66

2015	$2,852.6	$216.9	$682.8	$1.87

2016	$2,918.8	$255.1	$706.1	$2.19

36	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(1)	The following table sets forth a reconciliation of net income to Adjusted EBITDA:

	Year Ended December 31,
	2012	2013	2014	2015	2016
Net income	$171,420	$150,548	$193,999	$218,728	$256,827
Add (deduct):
Income taxes	125,398	113,316	96,064	128,939	103,819
Interest expense(a)	123,665	124,714	113,698	112,741	108,313
Loss on debt amendments and refinancing	5,599	72,302	-	925	13,445
Other income(b)	(21,568)	(24,688)	(22,150)	(20,041)	(44,813)
Other cash distributions from equity investees(c)	7,470	13,658	19,172	19,027	21,916
Depreciation and amortization	147,675	163,970	175,656	189,206	209,071
Impairment of long-lived assets	3,031	3,794	6,647	8,801	2,836
Loss on sale of assets and other	12,168	(3,845)	15,715	8,143	20,459
Deferred lease expenses	4,104	5,701	2,536	(1,806)	(990)
Amortization of long-term prepaid rents	2,673	2,625	1,542	2,361	1,826
Share based awards compensation expense	15,070	16,886	12,818	15,758	13,394

Adjusted EBITDA	$596,705	$638,981	$615,697	$682,782	$706,103

a)	Includes amortization of debt issue costs
b)	Includes interest income, foreign currency exchange gain(loss), and equity in income of affiliates and excludes distributions from NCM.
c)	Includes cash distributions received from equity investees that were recorded as a reduction of the respective investment balances. In an effort to more closely align our Adjusted EBITDA with our operating cash flow, which provides our chief operating decision maker with more comprehensive cash flow information, beginning with the year ended December 31, 2016, Adjusted EBITDA now includes total cash distributions received from equity investees, including the cash distributions recorded as a reduction of the respective investment balance. Adjusted EBITDA for all years presented has been adjusted to reflect comparable presentations.

Financial Performance Relative to Peers

We compare our financial performance against our direct competitors in the movie exhibition industry (referred to as the “performance peer group”). As of December 31, 2016, our performance peer group includes the three publicly-held companies in our industry, namely, Regal Entertainment Group (RGC), AMC Entertainment Holdings, Inc. (AMC) and IMAX Corporation (IMAX). We believe that this peer group is an appropriate benchmark for evaluating our financial performance since we directly compete with them for business and investor capital.

37	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Our financial performance relative to our performance peer group has been very strong over the past five years. Our Total Stockholder Return (“TSR”) (with dividends reinvested) for the one-year, cumulative three-year and cumulative five-year periods, as compared to our performance peers, are as follows:

	1 YR TSR	3YR TSR	5YR TSR
CNK	18.0%	24.3%	133.6%
AMC	43.5%	74.5%	N/A
RGC	13.8%	24.6%	125.5%
IMAX	(11.6%)	6.5%	71.3%
Group(1)	(2.8%)	13.7%	92.7%

(1)	AMC became publicly-owned in 2013 and does not have a comparable 5 year TSR calculation. Also, since CKEC has ceased to be a publicly-held company as of December 21, 2016, it has not been included in the TSR table.

The Company’s cumulative total return between 2012 and 2016 as compared to RGC and IMAX individually and S&P 500 as a group, is presented below.

*	The 2-Stock Peer Group consists of RGC and IMAX.
**	Since AMC became publicly-owned in December 2013 and CKEC was acquired by AMC as of December 21, 2016, AMC and CKEC have not been included in the five-year graphical presentation.

Strategic Initiatives

Implementation of our strategic initiatives has been a key driver of our success over the past years.

Through our Luxury Lounger initiative during the 2016 fiscal year, 23% of our domestic segment featured recliner seats at year-end. We recognized an average attendance increase of approximately 40% for the auditoriums that have featured the amenity for more than 6 months.

38	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Additionally, we have also benefited from enhanced ticket pricing power, especially during peak movie-going times, online ticketing fees associated with the convenience of reserved seating and concession per cap growth, all of which substantiate our accretive investment strategy.

Our focus on sustainable food and beverage initiatives, including enhanced offerings, drove 2016 fiscal year concession per patron growth of 6.1% in the U.S. and 3.0% worldwide.

Our commitment to our XD initiative enables us to continue our rank as the number one private-label premium large format in the world. During the 2016 fiscal year, XD represented 3.8% of our worldwide screens but generated more than 7.5% of our worldwide box office, reinforcing the success of this initiative.

Through Connections, our domestic loyalty program launched in 2016, and various other loyalty programs in Brazil, Argentina, Colombia and Central America, we have established a direct link to more than 2 million patrons worldwide. The loyalty program data enables us to customize our guests’ experience and enhances our marketing capability and partnership opportunities.

While our primary business is, and continues to be, exhibition of Hollywood film content, we continued to explore alternative content opportunities such as e-sports, gaming and virtual reality during the 2016 fiscal year and Cinemark continued to be an industry leader on this front.

In terms of our growth initiative, we organically built 144 screens worldwide during the 2016 fiscal year, with 69 in the U.S. and 75 in Latin America, resulting in Cinemark operating in 15 countries internationally. The international screen growth in the midst of economic and political challenges in certain countries, as well as the complexities of building in some very densely populated areas, provides credence to the execution of our growth initiatives.

Our financial and strategic success demonstrate the skill and capability of our executive management team. Its commitment to strategic and operational excellence has ensured the Company’s growth and position as an industry leader.

NEO Compensation for the 2016 Fiscal Year

❖	The base salary of all NEOs, except Mr. Gamble, was increased by 2%; Mr. Gamble’s base salary was increased by 4%.
❖	All NEOs received 150% of their individual targets, as cash bonus for the 2016 fiscal year.
❖	The Compensation Committee granted Mr. Zoradi $400,000 worth of long-term equity incentive awards in addition to the 200% of base salary required pursuant to his employment agreement. The additional equity was in the form of restricted stock units and was awarded to compensate him for his services as the CEO in 2015. The value of Mr. Zoradi’s target long-term equity incentive awards, including the additional grant, was 249% of his base salary for the 2016 fiscal year.
❖	The value of the target long-term equity incentive awards for each of Messrs. Gamble, Fernandes and Cavalier was 125% of their respective base salaries for the 2016 fiscal year.
❖	Similar to previous years, Mr. Mitchell was not granted any long-term equity incentive awards in 2016 due to his substantial ownership in the Company, at approximately 9% as of the Record Date.
❖	Perquisites continued to be very limited. Per the terms of his employment agreement, we pay Mr. Zoradi $30,000 annually for personal travel and living expenses.

The variable components of compensation (cash bonus and long-term equity incentive awards) comprised 77% of Mr. Zoradi’s target total compensation and 59% for the other NEOS as a group. See graphical presentation on page 7.

39	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Key Governance Features of Our Compensation Program

The Board believes in strong governance with regards to our executive compensation program. As such, the Board has adopted certain governance measures to ensure good governance of executive compensation. The compensation related governance principles are as follows:

Deferred Compensation/Pension Plans

We do not have a deferred compensation plan or a pension plan.

Change in control Provision in Employment Agreements

Certain of our executive officers have employment agreements which include compensation in the event of a change in control. The change in control payment provision is subject to a “double trigger”. Thus payout upon a change in control will occur only if the executive officer’s employment is involuntarily terminated, without cause, or where the executive terminates employment for good reason, within one year of the change in control event.

Short Sales of Company Securities, Purchases or Sales of Puts, Calls or Other Derivative Securities with respect to Company Securities

Our Supplemental Policy Concerning Trading In Company Securities By Certain Designated Persons (“Supplemental Insider Trading Policy”) prohibits the purchase or sale of puts, calls or other derivative securities with respect to Company securities and also short sales of Company securities.

Hedging transactions with respect to Company Securities

Our Supplemental Insider Trading Policy also prohibits certain forms of hedging transactions, such as zero-cost collars and forward sale contracts.

Pledging Company Securities

Executives and directors covered by the Supplemental Insider Trading Policy may not hold Company securities in a margin account, and may not, without prior approval, pledge Company securities as collateral for any other loan (unless the covered person can clearly demonstrate the financial capacity to repay the non-margin loan without resorting to the pledged securities).

DISCUSSION

Our compensation program is designed to attract, reward, and retain world-class talent and incentivize performance in achieving the short-term and long-term interests of the Company’s stockholders. In order to achieve this goal, we

❖	Hire and retain top executives by paying market competitive total direct compensation to include base salaries, cash bonuses and long-term equity incentive awards.
❖	Pay for performance by tying a portion of the total annual compensation of an executive to Company, as well as, individual performance.
❖	Motivate and reward long-term growth and profitability by rewarding achievement of long-term growth targets while minimizing incentives for imprudent risk-taking.

Our performance-based total direct compensation plan includes traditional compensation elements of base salary, cash bonus, long-term equity incentives and employee benefits. Our

40	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

performance has established us as one of the industry leaders. We believe hiring, motivating and retaining one of the best executive management teams in the industry has given us the leadership that is required for us to achieve the high performance levels. Headed by the Chairman and the founder of the Company, Lee Roy Mitchell, our executive management team brings tenure, experience and industry knowledge that is quite unique. Mark Zoradi, our CEO and Sean Gamble, our CFO, add significant studio experience and a more diverse industry experience to our executive team.

We implement our compensation principles by structuring compensation for each position in the following manner:

❖	setting a level that is competitive based on market survey data and the skill and experience of the individual;
❖	recognizing the effort, leadership and responsibility required to perform the job successfully; and
❖	using a mix of fixed and variable pay components with different time horizons and forms of payout to reward and motivate achievements of performance goals while balancing risk

The Process of Setting Executive Compensation

The Compensation Committee establishes the compensation of the CEO and certain other executive officers. Our independent, outside compensation consultant assists the Compensation Committee upon its request. In setting the compensation of the NEOs (other than the CEO) and certain other executive officers, the Compensation Committee may consider the recommendations of the CEO and the input received from the compensation consultant.

If deemed appropriate, the Compensation Committee advises the Board of its determination of the compensation of the CEO and certain other executive officers, prior to its implementation. While the Compensation Committee may consider input provided by the Board, the decisions are made solely by the Compensation Committee. The below discussion elaborates on the role of each participant involved in setting executive compensation, and other factors that are considered in the process.

Compensation Committee:  The Compensation Committee is responsible for:

❖	establishing, evaluating and overseeing the Company’s compensation program;
❖	setting the base salaries of the NEOs and certain other executive officers as it deems appropriate;
❖	establishing business goals and setting performance targets for the cash bonus and the long-term equity incentive awards;
❖	certifying the Company’s performance over the relevant performance periods for purposes of the cash bonus and the performance-based long-term equity incentive awards; and
❖	evaluating the performance of the CEO and the NEOs against set business goals and performance targets

CEO:  The Compensation Committee solicits the views of our CEO and the compensation consultant when making compensation decisions for certain executive officers. The CEO does not make recommendations to the Compensation Committee about his own compensation and none of our executive officers are involved in the Compensation Committee’s determination of their own compensation.

Compensation Consultant:  The Compensation Committee has the sole authority under the Compensation Committee Charter to retain one or more consultants and has direct responsibility for

41	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

the compensation and oversight of the work of any compensation consultant. The Compensation Committee also has the right to receive information it deems pertinent from management, employees, outside counsel and other advisers.

The scope of services provided by the compensation consultant has typically involved the following:

❖	evaluating the competitiveness of the design of the Company’s executive compensation program and recommending appropriate changes;
❖	reviewing the competitiveness of the compensation of individual NEOs and certain other executive officers;
❖	advising the Compensation Committee on peer group population makeup;
❖	reviewing, as requested, proposals related to executive compensation brought before the Compensation Committee and providing objective analysis and recommendations;
❖	attending Compensation Committee meetings as requested; and
❖	advising the Compensation Committee on emerging trends and issues related to the compensation of public company executive officers

The Compensation Committee engaged Pearl Meyer (“Pearl Meyer”) as the compensation consultant for the 2016 fiscal year. The Compensation Committee evaluated the independence of Pearl Meyer using the NYSE listing standards regarding independence of compensation consultants. The Compensation Committee reviewed, among other items, a questionnaire executed by Pearl Meyer addressing its independence and that of the members of its consulting team, including the following factors: (i) other services provided to the Company by Pearl Meyer, (ii) fees paid by the Company as a percentage of Pearl Meyer’s total revenue, (iii) policies or procedures of Pearl Meyer that are designed to prevent conflicts of interest, (iv) any business or personal relationships between any of the members of the Pearl Meyer consulting team and a member of the Compensation Committee or any of the Company’s executive officers, and (v) any Common Stock owned by any of the members of the Pearl Meyer consulting team or any of their immediate family members. Based upon this review, the Compensation Committee concluded that the hiring of Pearl Meyer did not raise any conflicts of interest.

Peer Review:  The Compensation Committee believes the management team’s compensation should be aligned to similarly situated executives within a peer group of companies (referred here as the “compensation peer group”) in order to attract, retain and motivate the highest caliber executive management team critical to our long-term success. For this purpose, the Compensation Committee engaged Pearl Meyer to conduct a review of our executive compensation program in relation to competitive market data with respect to the compensation peer group. The assessment included a review of base salaries and incentive compensation structures, including performance metrics and payout opportunities.

42	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

The compensation peer group selected for the 2016 fiscal year was modified from that for the 2015 fiscal year. The 2016 compensation peer group is more size appropriate and significantly correlated to Cinemark’s business cycle. It comprised of the following 14 companies:

AMC Entertainment Holdings, Inc.	IMAX Corporation
AMC Networks Inc.	Lions Gate Entertainment Corp.
Brinker International, Inc.	Live Nation Entertainment
Carmike Cinemas, Inc.	Panera Bread Company
Cineplex Inc.	Regal Entertainment Group
Discovery Communications, Inc.	Scripps
Dreamworks Animation SKG Inc.	Six Flags

The market information provided by Pearl Meyer reflected a blend of data from the compensation peer group and a broader market survey reflecting size appropriate comparators. Additionally, compensation information was particularly considered for a subset of the above compensation peer group comprising of AMC, CKEC, Cineplex and RGC (the ‘Theatre Peer’ subset). The competitive compensation analysis was based on data for the 2015 fiscal year from two sources — (i) proxy data, and (ii) published general industry survey data.

Pursuant to the company’s compensation philosophy, 2016 target compensation (base salary, target cash bonus and target long-term incentive awards) was positioned at the market median for the NEOs.

Design of the Executive Compensation Program

The design of our executive compensation program is consistent with the compensation structure used in our industry:

❖	base salary;
❖	performance-based cash bonus;
❖	service-based equity award;
❖	performance-based equity award, vesting based on achievement of a performance target and a subsequent period of continued employment;
❖	standard benefits; and
❖	limited perks

Base salary and benefits are the only fixed components of the summary compensation of an executive as the values of those components are not subject to Company performance or fluctuations

43	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

in the price of our Common Stock. Cash bonus and long-term equity incentive awards are performance-based components of compensation. We believe the allocation between fixed and performance-based components offers a competitive compensation program while appropriately mitigating risk.

Base salary:

Base salary component of our compensation program is designed to attract and retain key talent and reward executive officers for their experience and contributions. The Compensation Committee seeks to keep base salary competitive to help attract and retain qualified executives. Base salaries for the NEOs and certain executive officers are determined by the Compensation Committee based on a variety of factors including:

❖	nature and responsibility of the position;
❖	expertise of the individual executive and competition in the market for the executive’s services;
❖	potential for driving the Company’s success in the future;
❖	compensation peer group data;
❖	the performance reviews and recommendations of the CEO (except in the case of his own compensation); and
❖	other judgmental factors deemed relevant by the Compensation Committee

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above.

The Company has employment agreements with each NEO. Under the employment agreements, the base salaries are subject to annual review by the Compensation Committee and can be increased but not decreased. See Summary Compensation Table for 2016 for the base salaries paid to each NEO for 2016

Cash Bonus:

We provide participants to our Bonus Plan an opportunity to earn a cash bonus tied to annual Company performance measured against pre-established performance metrics set for the fiscal year by the Compensation Committee. This opportunity is intended to compensate participants for achieving short-term financial and operational goals of the Company with individual targets based on the participant’s position and potential contribution to the achievement of the Company’s goals. The goals are established in writing by the Compensation Committee, with the expectation that attainment of these goals would require significant effort in light of the current business environment. While the cash bonus provides an additional compensation opportunity it also subjects the Bonus Plan participant to the financial performance of the Company.

The following steps are performed annually for the Bonus Plan:

(1) Setting a Target Cash Bonus. In order to qualify the cash bonus as fully tax deductible to the Company under Section 162(m) of the Code, the Compensation Committee sets the Company’s target performance metric for the fiscal year and the target cash bonus opportunity for each NEO (as a percentage of base salary) before the end of the first 90 days of the fiscal year. Each participant is entitled to receive a ratable portion of the participant’s target cash bonus based upon the Company’s level of achievement, within the range of threshold and maximum percentage, of the target performance metric set by the Compensation Committee. The actual amount of cash bonuses paid, if any, may result in a cash bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

44	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

While the Compensation Committee sets individual targets for each NEO and certain other key executive officers, it authorizes the CEO to set the target cash bonuses of the other participants to the Bonus Plan. In setting the target cash bonus percentage for each NEO, the Compensation Committee takes into consideration the compensation peer group data and such other factors as deemed relevant, such as the individual’s potential contribution to the Company’s performance, the individual’s prior performance, overall market conditions, market variables in a specific sector, contributions outside of the quantitative targets, limitations under our Bonus Plan or individual employment agreements, if any and recommendations from the CEO (except for target cash bonus amounts for himself). See table on page 6 for the cash bonus targets of the NEOs for the 2016 fiscal year. Mr. Zoradi’s cash bonus target was set pursuant to his employment agreement.

(2) Determining the Company’s Pre-Established Performance Metric. Although the Bonus Plan permits the Compensation Committee to consider various factors in determining the Company’s performance target for the year, the Compensation Committee has typically set the Company’s performance metric as Adjusted EBITDA, a key performance metric in the industry. The Compensation Committee sets the target Bonus Adjusted EBITDA for the fiscal year with an add-back for expenses recorded for the estimated cash bonus and certain severance expenses. Additionally, beginning in 2015, the Compensation Committee approved adjustments to the Bonus Adjusted EBITDA to eliminate any variance between the actual North American industry box office and the industry forecast used to set the Adjusted EBITDA target at the beginning of the fiscal year. North American industry box office performance meaningfully impacts our Adjusted EBITDA, due to its effect on attendance-driven revenues and costs, but it is largely outside of the Company’s control. The box office adjustment is intended to modify the Bonus Adjusted EBITDA to eliminate the impact of this non-controllable factor.

In addition to the North American industry box office performance, our Bonus Adjusted EBITDA is impacted by foreign exchange volatility which affects the translation of local currency Adjusted EBITDA, of our Latin America business, into U.S. dollars. Foreign exchange can vary significantly relative to our assumptions and, similar to North American industry box office, is also beyond our control. To limit the non-forecasted impact of foreign exchange, in 2016, the Compensation Committee adopted a +/-5% collar so that foreign exchange fluctuation outside of the collar would not impact payout.

For the 2016 fiscal year, the Compensation Committee set the unadjusted cash bonus scale for Bonus Adjusted EBITDA as follows:

45	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

The achievement levels of the Bonus Adjusted EBITDA were adjusted as of December 31, 2016 for the variance between the actual North American industry box office and the forecasted industry attendance used at the beginning of the year. As shown below, threshold, target and maximum achievement levels were each increased by $45 million:

Achievement Levels	Revised Scale
Threshold	$579.3
Target	$638.7
Maximum	$668.4

(3) Measuring Performance. Prior to making any payouts under the Bonus Plan, the Compensation Committee assesses and certifies the Company’s performance for the bonus year in the first quarter of the payout year. In its assessment, the Compensation Committee may make, if needed, certain adjustments as specified in the Bonus Plan. Such adjustments include, but are not limited to, factors such as changes in accounting principles and extraordinary, unusual or non-recurring events that were not included in the operating budget for the fiscal year being considered (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster). The Compensation Committee may, in its discretion, at any time, establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of the cash bonus (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Bonus Plan. The Compensation Committee may also take into account such other factors as it deems appropriate in administering any aspect of the Bonus Plan, including reducing the amount of the cash bonus at any time prior to payout based on such criteria as it shall determine, including, but not limited to, individual merit and the attainment of specified levels of one or any combination of the performance factors. The Compensation Committee cannot, however, adjust upwards the cash bonus payable to a NEO or waive the achievement of a performance target requirement for a NEO except in the case of the death or disability of the executive or a change in control of the Company.

In February 2017, the Compensation Committee certified the Company’s Bonus Adjusted EBITDA for the 2016 fiscal year at $685.2 million. Thus, all participants to the Bonus Plan, including the NEOs, received a cash bonus payout of 150% of their individual targets. See the Summary Compensation Table for 2016 for the cash bonus payout to each of the NEOs.

Equity Incentive Compensation:

In addition to cash bonus, the Compensation Committee awards service-based and performance-based equity incentive compensation annually, pursuant to the Incentive Plan. Service-based equity compensation enables us to attract and retain highly qualified executive officers as leaders to ensure our continued success. Performance-based equity compensation encourages Company’s long-term growth and aligns the executive’s interests with the interests of our stockholders. Typically, grants to all eligible employees, including the NEOs, are made on the same day and, to avail of tax deductibility for performance-based awards, within the first 90 days of the fiscal year.

No stock options have been granted by the Company since 2004. The Compensation Committee has concluded that, at this time, time-based restricted stock and performance-based restricted stock units provide an appropriate balance between retention and performance.

The Compensation Committee determines the percentage split between service-based and performance-based awards taking into consideration various factors such as Company’s performance with respect to its industry competitors on a historical basis, individual leadership, contribution of

46	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

individual executive officers to Company operations, and projected state of the economy over the performance period. Typically, the equity incentive award is split equally between service-based and performance-based awards (at the target level) with the maximum potential of the performance-based awards at 150% of the value of the service-based restricted stock award. In certain years the Compensation Committee has adjusted the percentage split of the performance-based and service-based awards to appropriately incentivize and motivate the executive officers in response to Company performance and targeted goals.

Restricted Stock. Restricted stock is awarded to eligible employees as a retention incentive. Grants of restricted stock are generally based upon a percentage of the eligible employee’s base salary. However, such grants could be subject to adjustment based on the individual employee’s performance during the previous fiscal year. All participants to the Incentive Plan are eligible to receive restricted stock. Restricted stock grants typically vest 50% on each of the second and fourth anniversaries of the grant date subject to continuous employment through the vest dates although the Compensation Committee has granted restricted stock with shorter vest schedules for purposes of providing hiring incentives.

Recipients of restricted stock awards are permitted to:

(i)	receive dividends on the restricted stock to the extent dividends are paid by the Company on shares of its Common Stock, and

(ii)	to vote such Common Stock during the restriction period.

As of the Record Date, the Company’s dividend rate is $0.29 per common share per quarter.

Performance Awards. Performance awards entitle recipients to vest in or acquire shares of Common Stock upon the attainment of specified performance goals over the performance period established by the Compensation Committee. Only the NEOs and certain executive officers who have a significant impact on the Company’s long-term performance have been awarded performance awards.

Performance awards can be granted in the form of restricted stock or restricted stock units although since 2008 the performance awards have only been granted as restricted stock units. The performance goals are based on one or more pre-established objective criteria that specify the number of shares of Common Stock under the performance award that will be issued (if the performance award is in the form of restricted stock unit) or shall vest (if the performance award is in the form of restricted stock) upon attaining the performance goals. After attainment of the performance goals, the underlying Common Stock may be subject to additional service-based vesting conditions. Any dividends that are attributable to the underlying Common Stock relating to a restricted stock unit performance-based award will be accrued and paid to the recipient when the vesting conditions are satisfied.

Currently our performance goal is based on an implied equity value concept that measures the change in an IRR during a performance period. For restricted stock units granted from 2008 until 2013, the performance period was a three-year period with an additional one-year service requirement. Beginning in 2014, the Compensation Committee changed the performance period to a two-year period with an additional two-year service requirement. This change of the performance period was based on an annual re-evaluation of the Company’s growth, strategic plan and results delivered in the past years.

The implied equity value is based on a valuation model utilizing a multiple of Adjusted EBITDA (subject to certain specified adjustments) and other factors that produce a fundamental valuation of

47	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Cinemark equity. IRR represents the growth in this implied equity value during the performance period. Each performance target underlying the performance awards has a threshold, target and maximum level and vest on a pro rata basis according to the IRR achieved during the performance period, with the maximum level equal to 150% of the individual’s target. The targets for the current fiscal year are established by the Compensation Committee within the first 90 days of the fiscal year. The number of shares of Common Stock an executive may receive upon the attainment of a performance goal cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of the IRR. If, at the end of the performance period, the Compensation Committee certifies that the performance target has been met, the shares of Common Stock underlying the restricted stock units are subject to an additional service-based vesting restriction contingent upon the employee’s continued service until the vest date.

The Compensation Committee annually reviews the IRR hurdle rates to reflect changes in the industry and better align with long-term expectations. The IRR percentages for the 2016 grant are as follows:

Level	IRR	Performance Shares Issuable
Threshold	IRR equal to or greater than 6% but less than 8%	33 1⁄3% of the maximum performance shares issuable
Target	IRR equal to or greater than 8% but less than 10%	66 2⁄3% of the maximum performance shares issuable
Maximum	IRR equal to or greater than 10%	100% of the maximum performance shares issuable

Payout is prorated for performance between threshold and target and between target and maximum. If the IRR for the applicable performance period is at least 6%, which is the threshold, at least one-third of the restricted stock units vest. If the IRR for the applicable performance period is at least 8%, which is the target, at least two-thirds of the restricted stock units vest. If the IRR for the applicable performance period is at least 10%, which is the maximum, 100% of the restricted stock units vest. As an example, if the Company achieves an IRR equal to 9.5%, the number of restricted stock units that shall vest will be greater than the target but less than the maximum number that would have vested had the Company achieved the highest IRR.

Similar to 2015, the restricted stock units granted in 2016 have a two-year performance period, from January 1, 2016 to December 31, 2017, and a two-year service requirement. Once the Compensation Committee has certified the IRR achieved for the performance period, the award recipient must still satisfy an additional two-year service period until February 2020.

See Grants of Plan-Based Awards in 2016 for the number of restricted stock and restricted stock units granted to each of the NEOs in 2016.

48	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

IRR Certification for 2015 RSU Grant: On February 14, 2017, the Compensation Committee certified the IRR level achieved by the Company for the vesting of the performance-based awards (in the form of restricted stock units) granted on March 18, 2015 (the “2015 Grant”). The performance period for the 2015 Grant was from January 1, 2015 to December 31, 2016. Based upon the IRR level achieved, the Compensation Committee determined that 100% of the maximum opportunity would vest for each grantee, subject to continuous employment through March 18, 2019. The following table provides the number of restricted stock units that would vest for each of Messrs. Gamble, Fernandes and Cavalier in March 2019:

Name	Restricted Stock Units to Vest
Sean Gamble	8,031
Valmir Fernandes	10,485
Michael Cavalier	9,816

Perquisites:

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our NEOs that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long-term disability insurance and executive disability insurance. Pursuant to his employment agreement, we reimburse Mr. Zoradi for certain personal expenses in the amount of $30,000 annually.

401(k) Plan:

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s cash compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code (($18,000 for 2016, $18,000 for 2015 and $17,500 for 2014). In 2016, participants over the age of 50 could contribute an additional $6,000.

We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual cash compensation to the 401(k) Plan, subject to the limits specified by Section 402(g) of the Code. In 2015, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. Our discretionary matching contributions immediately vest but payments are typically made in the first quarter of the following year.

Tax Considerations

The Compensation Committee considers the tax impact to the Company when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonable. However, the priority of the Compensation Committee is to provide competitive compensation that would serve the objectives of retention, reward and motivation in the best possible mix of the various compensation components in a particular year. Therefore, in certain years some compensation paid to the NEOs may not be deductible by the Company due to the limitations of Section 162(m) of the Code.

Section 162(m) provides that the amount of compensation that we may deduct each year for our “covered employees” - the CEO and each of the three most highly paid officers (other than our CFO) - is $1 million. Elements of compensation that qualify as “performance-based compensation” are deductible even if in excess of this $1 million limit.

49	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

In structuring the compensation programs that apply to the covered employees, the Compensation Committee considered the requirements and consequences of Section 162(m) of the Code. We designed several elements of our overall compensation program in the form of performance-based compensation. The restricted stock units are intended to qualify as performance-based compensation and shall therefore be fully tax deductible. Similarly, cash bonuses paid pursuant to the Bonus Plan are intended to qualify as performance-based compensation.

In addition to cash bonuses and restricted stock units, the Company has also granted, and may continue to grant, time-based restricted stock awards to covered employees that will count against the $1 million compensation deduction limit. In 2016, Messrs. Fernandes and Cavalier each recognized compensation in excess of $1 million upon vesting of restricted stock granted in 2012 and 2014 which will thus not be deductible by the Company.

While the Compensation Committee has taken into consideration the potential application of Section 162(m) of the Code on the ability of the Company to ensure the deductibility of compensation paid to the covered employees, the Compensation Committee intends to retain the flexibility necessary to continue the competitive pay practices of the Company. Therefore, not all incentive compensation awards may be fully deductible by the Company. In addition, there may be ambiguities regarding how the conditions to qualify as “performance-based” compensation will be interpreted and administered under the income tax regulations, so that amounts that the Company intends or expects to qualify as deductible may not so qualify.

Compensation Risk Assessment

Our compensation program is designed to mitigate compensation related risk to the Company, both from a financial as well as from a reputational perspective. The Compensation Committee monitors whether the Company’s compensation programs encourage unnecessary or excessive risk taking. Upon such consideration the Compensation Committee has concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Below are some of the highlights of the Company’s compensation program which mitigate risks associated with compensation:

❖	Balance of short and long-term growth and return objectives to reward overall performance without over-emphasizing a singular factor;
❖	Target total compensation set at or near the market median;
❖	Measuring performance against objective financial metrics that link to the creation of value for our stockholders;
❖	Linking vest of a significant portion of long-term incentive awards to performance over a period of time (with overlapping performance periods);
❖	Validating pay-for-performance on an annual basis by stockholders; and
❖	Compensation Committee having discretion to reduce but not adjust upward or waive achievement of performance targets for the cash bonus.

50	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s 2016 Form 10-K, and the Board has approved the recommendation.

Respectfully submitted,

Nina Vaca (Chair)

Benjamin Chereskin

Carlos Sepulveda

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	628,189	N/A	6,539,265
Equity compensation plans not approved by security holders	-	-	-
Total	628,189	N/A	6,539,265

(1)	Represents unearned shares underlying restricted stock units, assuming the achievement of maximum performance goals.

51	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Summary Compensation Table for 2016

The following table sets forth summary information concerning the total compensation earned by our NEOs for each of the last three completed fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Lee Roy Mitchell	2016	930,723			1,396,085	21,122	2,347,930
Chairman of the Board	2015	912,474		-	1,368,711	21,603	2,302,788
	2014	885,897		-	737,953	21,754	1,645,604
Mark Zoradi	2016	816,000		2,031,947	1,224,000	88,691	4,160,638
Chief Executive Officer	2015	301,500		109,986	427,398	23,306	862,190
Sean Gamble	2016	482,040		602,526	542,295	40,219	1,667,080
Chief Financial Officer	2015	463,500		463,442	521,438	30,674	1,479,054
	2014	164,423		249,992	117,077	4,801	536,293
Valmir Fernandes	2016	493,782		617,206	629,572	107,576	1,848,136
President – Cinemark	2015	484,100	132,128	605,054	485,100	131,524	1,837,906
International	2014	470,000		587,467	395,932	287,278	1,740,677
Michael Cavalier	2016	462,264		577,805	589,387	99,544	1,729,000
Executive Vice President –	2015	453,200		566,449	577,830	120,215	1,717,694
General Counsel & Secretary	2014	440,000		549,966	308,550	279,747	1,578,263

(1)	See Design of the Executive Compensation Program – Base salary on page 44 for a discussion of how the base salary is determined. See 2016 Compensation Mix on page 7 for the percentage of target total compensation for the 2016 fiscal year paid as base salary.
(2)	The reported amount was paid as discretionary bonus to adjust for the negative impact of foreign exchange fluctuations on Mr. Fernandes’s cash bonus despite a record setting performance by the international segment during the 2015 fiscal year
(3)	The reported amounts reflect the aggregate grant date fair values of the long-term equity incentive awards, at target, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 14 to the Company’s 2016 Form 10-K for a discussion of the assumptions used in determining the grant date fair values of these long-term equity incentive awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

The long-term equity incentive awards granted were restricted stock and restricted stock units. Similar to previous years, Mr. Mitchell was not awarded any equity due to his substantial equity ownership in the Company.

The grant date fair values were calculated based upon the closing price of Common Stock on February 19, 2016 of $29.36, March 18, 2015 of $43.28, and March 26, 2014 of $28.54 per share. The grant date fair value of the restricted stock granted to Mr. Gamble in 2014 was calculated based upon the closing price of Common Stock on August 27, 2014 of $35.49. The grant date fair value of the restricted stock granted to Mr. Zoradi in 2015 when he joined the Board as a director was based upon the closing price of Common Stock on June 15, 2015 of $41.63 per share.

As required by the rules of the SEC, the table below provides the grant date fair values of the restricted stock units at the maximum level of payout:

Name	2016	2015	2014
Lee Roy Mitchell	-	-	-
Mark Zoradi	$1,823,961	-	-
Sean Gamble	$451,880	$347,582	-
Valmir Fernandes	$462,890	$453,791	$440,601
Mike Cavalier	$433,354	$424,836	$412,460

52	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

The terms of the restricted stock and restricted stock units are discussed under Design of the Executive Compensation Program – Equity Incentive Compensation beginning on page 46 and the footnote disclosures to the Grants of Plan-Based Awards in 2016 table. See also 2016 Compensation Mix on page 7 for the percentage of target total compensation for the 2016 fiscal year granted as long-term equity incentive awards at the target level.

(4)	The reported amounts are the cash bonuses earned for the respective fiscal years. Pursuant to the Bonus Plan, the cash bonuses earned for a fiscal year are paid in February or March of the following year subject to the attainment of performance targets set by the Compensation Committee at the beginning of the covered fiscal year. The cash bonuses were paid on February 24, 2017, February 25, 2016 and February 19, 2015 respectively. See Design of the Executive Compensation Program – Cash Bonus beginning on page 44 for a discussion of the amount of cash bonus paid in proportion to total compensation. See also 2016 Compensation Mix on page 7 for the percentage of target total compensation for the 2016 fiscal year paid as cash bonus.
(5)	The compensation reported in this column include the following:

Name	Fiscal Year	Annual Matching Contributions to 401(K) Savings Plan ($)	Life, Group and Disability Insurance Premiums Paid by Company ($)	Dividends Paid on Restricted Stock and Vested RSU(i) ($)	Tax Gross up ($)	Other ($)
Lee Roy Mitchell	2016	13,912	7,210	-		-
	2015	13,913	7,690	-		-
	2014	13,650	7,918	-	186(ii)	-
Mark Zoradi	2016	13,912	13,337	31,442	-	30,000(iv)
	2015	-	3,173	1,321	-	18,812(v)
	2016	13,912	5,005	21,302	-	-
Sean Gamble	2015	13,913	6,875	9,886	-	-
	2014	-	1,142	3,522	137(ii)	-
Valmir Fernandes	2016	13,912	9,672	83,993	-	-
	2015	13,913	13,996	103,615	-	-
	2014	13,650	13,412	257,641	2,575(ii)	-
Michael Cavalier	2016	13,912	7,507	78,125	-	-
	2015	13,912	9,103	97,200	-	-
	2014	13,650	9,362	255,288	1,447(ii)	-

(i)	Dividends paid on all outstanding restricted stock and dividends paid on restricted stock units at the time of issuance of the underlying Common Stock. The restricted stock units granted on March 8, 2012 vested on March 8, 2016 and the accrued dividends outstanding on the underlying Common Stock were paid.
(ii)	Taxes paid by the Company on executive disability and long-term disability.
(iv)	Annual personal expense allowance pursuant to Mr. Zoradi’s employment agreement.
(v)	The Company paid $6,250 for Mr. Zoradi’s personal travel expenses and $12,562 for his moving expenses and rent.

For a narrative description of the amounts reported in the Summary Compensation Table for 2016, see Design of the Executive Compensation Program beginning on page 43 for a discussion of the various elements of compensation, including a general description of the formula or criteria to be applied in determining the amounts payable, the material terms of long-term equity incentive awards, the vesting schedule and whether the equity granted shall receive dividends, Grants of Plan-Based Awards in 2016 table for details of the equity granted in 2016 and Discussion of the Terms of the Employment Agreements with Our NEOs beginning on page 57 for compensation pursuant to the terms of the employment agreement of each NEO.

53	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Grants of Plan-Based Awards in 2016

The following table specifies the grants of awards made under the Incentive Plan and the Bonus Plan to the NEOs during and with respect to the 2016 fiscal year.

Name	Grant Date(1)	Approval Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards(5)	Grant Date FV of Stock Awards(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Lee Roy Mitchell	2/23/2017	2/14/2017	$465,362	$930,723	$1,396,085	-	-	-	-	-
Mark Zoradi	2/23/2017	2/14/2017	$408,000	$816,000	$1,224,000	-	-	-	-	-
	2/19/2016	2/16/2016				20,708	41,416	62,124		$1,215,974
									27,792	$815,973
Sean Gamble	2/23/2017	2/14/2017	$180,765	$361,530	$542,295
	2/19/2016	2/16/2016				5,130	10,261	15,391		$301,263
									10,261	$301,263
Valmir Fernandes	2/23/2017	2/14/2017	$209,857	$419,715	$629,572
	2/19/2016	2/16/2016				5,255	10,511	15,766		$308,603
									10,511	$308,603
Michael Cavalier	2/23/2017	2/14/2017	$196,462	$392,924	$589,387
	2/19/2016	2/16/2016				4,920	9,840	14,760		$288,902
									9,840	$288,902

(1)	The payout date of the cash bonus and grant date of the long-term equity incentive awards.

(2)	The dates the Compensation Committee approved the payouts of the cash bonus and the grants of the long-term equity incentive awards.

(3)	See Design of the Executive Compensation Program – Cash bonus beginning on page 44 for a description of the cash bonus process under the Bonus Plan. See 2016 Executive Compensation Highlights: Cash Bonus on page 6 for the target cash bonus opportunities of each NEO for the 2016 fiscal year. See 2016 Compensation Mix on page 7 for the percentage of total compensation for the 2016 fiscal year paid as cash bonus. See Summary Compensation Table for 2016 and the related footnote disclosure for the actual cash bonus amounts paid to each NEO for the 2016 fiscal year.

(4)	The Compensation Committee awarded the NEOs an aggregate maximum of 108,041 hypothetical shares of Common Stock as restricted stock units. The number of shares underlying each restricted stock unit award was determined by reference to the closing price of Common Stock on February 18, 2016 of $29.36 per share.
See Design of the Executive Compensation Program – Equity Incentive Compensation – Performance Awards beginning on page 47 for a discussion of the terms of the restricted stock units.
Holders of restricted stock units receive dividends that are attributable to the underlying Common Stock to the extent issued at the time of vest. The dividend is paid at the same rate the dividend is paid to other stockholders, which is currently $0.29 per share of Common Stock per fiscal quarter.

(5)	The Compensation Committee awarded the NEOs an aggregate of 58,404 shares of restricted stock. The number of shares underlying each award was determined by reference to the closing price of the Common Stock on February 18, 2016 of $29.36 per share.
See Design of the Executive Compensation Program – Equity Incentive Compensation – Restricted Stock on page 47 for a discussion of the terms of the restricted stock.
Holders of restricted stock receive non-forfeitable dividends to the extent declared by our Board, at the same rate paid to other stockholders of the Company. The current dividend rate is $0.29 per share of Common Stock per fiscal quarter.

(6)	The aggregate grant date fair values of restricted stock and restricted stock units were determined using the closing price of Common Stock on February 18, 2016 of $29.36 per share. Pursuant to the rules of the SEC, for purposes of the Grants of Plan-Based Awards in 2016 table the aggregate grant date fair values of restricted stock units were determined based upon the target level of payout as the most probable outcome and were computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 14 to the Company’s 2016 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share awards, including forfeiture assumptions, and the period over which the Company will recognize compensation expense for such awards.

54	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

For a narrative description of the amounts reported in the Grants of Plan Based Awards in 2016, see Design of the Executive Compensation Program beginning on page 43 for a general description of the formula or criteria to be applied in determining the amounts payable, the material terms of long-term equity incentive awards and the vesting schedule, explanation of the amount of cash bonus in proportion to total compensation and the Discussion of the Terms of the Employment Agreements with Our NEOs beginning on page 57 for the percentage of awards pursuant to terms of the employment agreement of each NEO.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table lists the restricted stock and restricted stock units outstanding for each NEO as of December 31, 2016. There were no stock options outstanding for any NEO as of December 31, 2016.

				Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested #		Market Value of Shares or Units of Stock That Have Not Vested(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(10)
Lee Roy Mitchell	-		-	-		-
Mark Zoradi	27,792	(1)	$1,066,101	-		-
	20,706	(5)	$794,359	-		-
Sean Gamble	10,261	(1)	$393,612	-		-
	5,354	(2)	$205,379	-		-
	2,348	(3)	$90,069	-		-
	5,130	(5)	$196,800	8,031	(7)	-
Valmir Fernandes	10,511	(1)	$403,202	-		-
	6,990	(2)	$268,136	-		-
	5,146	(3)	$197,401	10,485	(7)	$134,068
	3,828	(4)	$146,842	15,438	(8)	$592,202
	5,255	(5)	$201,595	11,482	(9)	$440,450
Michael Cavalier	9,840	(1)	$377,462	-		-
	6,544	(2)	$251,028	-		-
	4,818	(3)	$184,818	9,816	(7)	$125,514
	3,521	(4)	$135,066	14,442	(8)	$553,995
	4,920	(5)	$188,731	10,561	(9)	$405,120

(1)	The number of shares of restricted stock granted on February 19, 2016 which vest equally on February 19, 2018 and February 19, 2020.

(2)	The number of shares of restricted stock granted on March 18, 2015 which vest equally on March 18, 2017 and March 18, 2019.

(3)	The number of shares of restricted stock granted on March 26, 2014 and August 27, 2014 and remaining outstanding as of December 31, 2016. The reported shares for Mr. Gamble vest on August 27, 2017 and those for Messrs. Fernandes and Cavalier vest on March 26, 2018.

(4)	The number of shares of restricted stock granted on March 29, 2013 and remaining outstanding as of December 31, 2016 which vest on March 29, 2017.

(5)	The number of shares of Common Stock underlying the restricted stock units granted on February 19, 2016. Pursuant to the rules of the SEC, the reported numbers are based on the assumption of achievement of the threshold performance target over the two-year performance period from January 1, 2016 to December 31, 2017 and satisfaction of an additional employment requirement. To the extent they vest, the common stock underlying the restricted stock units shall be issued on February 19, 2020.

55	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(6)	The fair market value of the restricted stock was calculated based on the closing price of Common Stock on December 31, 2016 of $38.36 per share.

(7)	The reported shares represent the number of shares (at maximum) of Common Stock underlying the restricted stock units granted on March 18, 2015. The relevant performance condition was based on an IRR over the two-year performance period from January 1, 2015 to December 31, 2016. On February 14, 2017, the Compensation Committee approved the level of IRR achieved by the Company over the two-year performance period and determined that the restricted stock units shall vest at the maximum. Subject to continued employment, the shares of Common Stock underlying the restricted stock units will be issued on March 18, 2019.

(8)	The reported shares represent the number of shares (at maximum) of Common Stock underlying the restricted stock units granted on March 26, 2014. The relevant performance condition was based on an IRR over the two-year performance period from January 1, 2014 to December 31, 2015. On February 17, 2016, the Compensation Committee approved the level of IRR achieved by the Company over the two-year performance period and determined that the restricted stock units shall vest at the maximum. Subject to continued employment, the shares of Common Stock underlying the restricted stock units will be issued on March 26, 2018.

(9)	The reported shares represent the number of shares (at maximum) of Common Stock underlying the restricted stock units granted on March 29, 2013. The relevant performance condition was based on an IRR over the three-year performance period from January 1, 2013 to December 31, 2015. On February 17, 2016, the Compensation Committee approved the level of IRR achieved by the Company over the three-year performance period and determined that the restricted stock units shall vest at the maximum. The shares of Common Stock underlying the restricted stock units were issued on March 29, 2017.

(10)	The fair market value of the unearned restricted stock units was determined based on the achievement of threshold performance targets at the closing price of Common Stock on December 31, 2016 of $38.36 per share.

Stock Option Exercises and Stock Vested in 2016

The following table provides information on the vesting of restricted stock and restricted stock units during 2016 for each of the NEOs. There were no outstanding stock options for any of the NEOs as of December 31, 2016.

Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting(1) #	Value Realized on Vesting(2) ($)
Lee Roy Mitchell	-	-
Mark Zoradi	2,642	$89,749
Sean Gamble	2,348	$89,482
Valmir Fernandes	44,658	$1,499,205
Michael Cavalier	42,913	$1,440,323

(1)	The reported numbers include Common Stock from the following vest events:
i.	Restricted stock granted to Mr. Zoradi when he joined the Board as a director in June 2015 that vested on June 15, 2016;
ii.	One-third of the restricted stock granted to Mr. Gamble when he joined the Company in August 2014 that vested on August 26, 2016;
iii.	Remaining fifty percent of the restricted stock granted to Messrs. Fernandes and Cavalier in 2012 that vested on March 8, 2016; fifty percent of the restricted stock granted to Messrs. Fernandes and Cavalier in 2014 which vested on March 26, 2016 and shares of Common Stock underlying the restricted stock units granted in 2012 that vested on March 8, 2016.

56	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(2)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on the following dates:
i.	June 15, 2016 of $33.97 per share;
ii.	August 26, 2015 of $38.11 per share;
iii.	March 8, 2016 of $33.30; and
iv.	March 26, 2016 of $35.65.

Discussion of the Terms of the Employment Agreements with our NEOs

We have employment agreements with our NEOs and certain other executive officers. Consistent with our compensation philosophy, the Company entered into the employment agreements to more closely align the compensation of certain executive officers with market competitive compensation.

Below is a summary of the key provisions of the current employment agreements of our NEOs.

Term

The term of Mr. Zoradi’s employment agreement terminates on August 23, 2018. However, the Company may elect to extend the term for an additional one-year period upon six months’ notice to Mr. Zoradi.

The initial terms of the employment agreements of Messrs. Mitchell, Gamble, Fernandes and Cavalier is three years. At the end of each year, the term is extended for an additional one-year period unless the NEO’s employment is terminated.

Base salary

The base salaries are subject to review each year by our Compensation Committee for increase (but not decrease).

Cash Bonus

In addition to base salaries, the NEOs are eligible to receive a cash bonus upon the Company meeting certain performance targets set by the Compensation Committee for the fiscal year. Mr. Zoradi’s target cash bonus shall not be less than 100% of his base salary and the maximum target shall not be less than 150% of his base salary.

Long-term Equity Incentive Awards

The NEOs are entitled to participate in and receive grants of long-term equity incentive awards. Mr. Zoradi’s long-term equity incentive awards must be at least 200% of his base salary.

Benefits

The NEOs qualify for our 401(k) matching program and are also entitled to certain additional benefits including life insurance and disability insurance. Pursuant to his employment agreement, Mr. Mitchell is entitled to life insurance benefits of not less than $5 million and disability benefits of not less than 66% of his base salary.

57	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Perquisites

Under his employment agreement, Mr. Mitchell is entitled to a luxury automobile and a membership at a country club. Currently, Mr. Mitchell does not have a luxury automobile or a country club membership paid for by the Company.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled to, for a period of five years, tax preparation assistance upon termination of his employment.

Mr. Zoradi is entitled to receive an annual allowance of $30,000 for personal travel and living expenses, reduced by standard withholding and other authorized deductions.

The employment agreements of Messrs. Zoradi, Gamble, Fernandes and Cavalier provide that unless the executive’s employment is terminated by us for cause the executive will be entitled to office space and support services for a period of not more than three (3) months following the date of any termination.

Covenants

All the employment agreements contain various covenants, including covenants related to confidentiality and non-competition (other than certain permitted activities as defined therein). In addition, Mr. Mitchell’s employment agreement has a covenant of non-solicitation (as defined in the employment agreement). All non-compete covenants have a term of one year after termination of the executive’s employment. However, if employment is terminated for Good Reason (as defined in the employment agreements), the covenant of non-competition becomes null and void. The non-solicitation covenant in Mr. Mitchell’s employment agreement has a term of three years after termination of Mr. Mitchell’s employment.

Severance Payments

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination.

Termination for Good Reason or Without Cause

If Mr. Mitchell is terminated by us without cause, Mr. Mitchell shall receive accrued compensation (which includes unpaid base salary, a pro rata cash bonus for the fiscal year in which the termination occurs and any previously vested long-term equity incentive awards and benefits such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such long-term equity incentive awards or benefits were granted) through the date of termination (the “Accrued Employment Entitlements”); an amount equal to Mr. Mitchell’s base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twelve (12) months; an amount equal to the most recent cash bonus Mr. Mitchell received for the fiscal year prior to the date of such termination, payable within thirty (30) days of termination and Mr. Mitchell and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. Any outstanding stock options granted to Mr. Mitchell shall be vested and/or exercisable for the period through the date of such termination of employment, and shall remain exercisable, in accordance with the terms contained in the plan and the agreement pursuant to which such option awards were granted.

58	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

If Mr. Mitchell resigns for good reason (as defined in his employment agreement), he shall receive all of the above stated payments and benefits except that the base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

If Mr. Zoradi resigns for good reason (as defined in the agreement), is terminated by us without cause or upon expiration of the terms of the employment agreements, he shall receive, the Accrued Employment Entitlements; an amount equal to his base salary in effect as of the date of such termination payable in accordance with the Company’s normal payroll practices through the end of the term, subject to the requirements of Section 409A of the Code; he and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date; any outstanding long-term equity incentive awards with service-based vesting provisions shall become immediately vested as of the termination date and any long-term equity incentive awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period, and if or to the extent the performance provisions are attained, shall become vested without regard to any continued employment requirement.

If Messrs. Gamble, Fernandes or Cavalier is terminated by us without cause, the executive shall receive the Accrued Employment Entitlements; two times the base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twenty-four (24) months; an amount equal to the most recent cash bonus received by the executive for the fiscal year ended prior to the date of such termination, payable in a lump sum within thirty (30) days of termination; outstanding stock options will become fully vested and exercisable upon such termination; long-term equity incentive awards other than stock options with service-based vesting provisions shall become vested on a pro rata basis and long-term equity incentive awards other than stock options with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall become vested on a pro rata basis without any regard to any continued employment requirement. The executive and executive’s dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date.

If Messrs. Gamble, Fernandes or Cavalier resigns for good reason (as defined in their respective employment agreement) the executive shall receive all of the above stated payments and benefits except that the base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

Termination Due to Death or Disability

In the event an executive’s employment is terminated due to his death or disability (as defined in the employment agreement), the executive or his estate will receive: the Accrued Employment Entitlements; a lump sum payment equal to twelve (12) months of executive’s base salary as in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by the Company to executive or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination, any benefits payable to executive and/or his beneficiaries in accordance with the terms of any applicable benefit plan and the executive (in disability) and executive’s dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. All outstanding long-term equity incentive awards shall vest in accordance with the Incentive Plan.

59	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Termination for Cause or Voluntary Termination

In the event an executive’s employment is terminated by us for cause or under a voluntary termination (other than termination due to disability or good reason), the executive will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar award issued under an incentive compensation plan in accordance with the terms of such plan.

Termination Due to Change in control

Mr. Mitchell does not have a change in control provision in his employment agreement.

In the event an executive’s employment is terminated by us (other than for disability, death or cause) or by executive for good reason within one (1) year after a change in control (as defined in the employment agreement), the executive shall receive accrued compensation through the date of termination; sum of two times executive’s base salary and one and one half times the most recent cash bonus received by executive for any fiscal year ended prior to the date of termination payable in a lump sum within 30 days of termination and executive and executive’s dependents shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of 30 months from the termination date. Any outstanding equity award granted to the executive shall become fully vested and/or exercisable as of the date of such termination and shall remain exercisable in accordance with the terms of the plan or agreement pursuant to which such long-term equity incentive awards were granted.

Information on amounts payable had a termination for good reason, a change in control, death or disability occurred on December 31, 2016 may be found under the headings – “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change in control” and “Potential Payments Upon Death or Disability.”

The following tables provide the amounts payable to the NEOs pursuant to their respective employment agreements upon severance without cause, for a good reason, for cause, death or disability and change in control, assuming such triggering event occurred on December 31, 2016.

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

Name	Salary(1)	Bonus (2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	$930,723	$2,764,796	$6,675	$7,210	$86,500	$-	$3,795,904
Mark Zoradi	$1,354,560	$1,224,000	$21,148	$26,674	$828	$2,173,778	$4,800,987
Sean Gamble	$964,080	$1,063,733	$26,424	$10,009	$828	$918,713	$2,983,787
Valmir Fernandes	$987,564	$1,246,800	$18,440	$19,343	$828	$2,301,650	$4,574,625
Michael Cavalier	$924,528	$1,167,217	$27,210	$15,013	$828	$2,145,276	$4,280,072

(1)	Based on the base salaries in effect as of December 31, 2016, the amounts reported are calculated as follows: one-time the base salary for Messrs. Mitchell and Zoradi and two times the base salary for Messrs. Gamble, Fernandes and Cavalier. Subject to Treasury Regulations as specified in the respective employment agreements, the amounts would have been payable according to the Company’s normal payroll practices for a period of 24 months to Messrs. Gamble, Fernandes and Cavalier; for a period of 12 months to Mr. Mitchell and through the end of the Term (as defined in the employment agreement) to Mr. Zoradi.

60	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(2)	For Mr. Zoradi, the amount is the cash bonus he would have received for the 2016 fiscal year payable according to normal payroll practices. For Messrs. Mitchell, Gamble, Fernandes and Cavalier, the amounts reported are calculated as follows: the sum of the cash bonus the NEO would have received for the 2016 fiscal year and the cash bonus received by the NEO for the 2015 fiscal year. The cash bonuses for the 2016 fiscal year would have been payable to the NEOs at the same time as payouts are made to other similarly situated executives. The cash bonuses for the 2015 fiscal year would have been payable to Messrs. Mitchell, Gamble, Fernandes and Cavalier in a lump sum within 30 days of termination.
(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Mitchell and 24 months for Messrs. Zoradi, Gamble, Fernandes and Cavalier. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.
(4)	Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year. Messrs. Zoradi, Gamble, Fernandes and Cavalier are entitled to use our office space for a period of three months following the date of termination. The amount reported is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.
(5)	The amounts reported have been determined based on the following provisions in the respective employment agreements.

Pursuant to Mr. Zoradi’s employment agreements, any outstanding equity award with time-based vesting provisions would have fully vested as of the termination date. Any long-term equity incentive awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement.

Pursuant to the employment agreements of Messrs. Gamble, Fernandes and Cavalier, any outstanding long-term equity incentive awards with time-based vesting provisions would have vested on a pro rata basis. Any long-term equity incentive awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis.

The pro rata basis for the long-term equity incentive awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such long-term equity incentive award through the termination date of the NEO’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such long-term equity incentive awards.

Pursuant to the above, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested for each of Messrs. Zoradi, Gamble, Fernandes and Cavalier on December 31, 2016 are as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	-
Mark Zoradi	27,792
Sean Gamble	8,765
Valmir Fernandes	15,268
Michael Cavalier	14,235

61	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Restricted stock units: The restricted stock units granted in 2012 would have vested at 76.67% of the maximum opportunity, and the restricted stock units granted in 2013 and 2014 would have vested at the maximum. We assumed for purposes of this disclosure that the restricted stock units granted in 2015 and 2016 shall also vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	-
Mark Zoradi	28,876
Sean Gamble	15,185
Valmir Fernandes	44,733
Michael Cavalier	41,690

The values of the equity awards have been calculated using the closing price of Common Stock on December 31, 2016 of $38.36 per share.

Potential Payments upon Termination for Cause

If a NEO terminates his employment voluntarily, or is terminated for cause, we are only required to pay any accrued unpaid base salary through the date of such termination.

Potential Payments upon Termination due to Change in control

Name	Salary(2)	Bonus(3)	Health Insurance(4)	Life and Disability Insurance(4)	Assistance(5)	Value of Equity Awards(6)	Total
Lee Roy Mitchell	$-	$-	$-	$-	$-	$-	$-
Mark Zoradi	$1,632,000	$1,865,097	$26,435	$33,342	$828	$3,449,178	$7,006,880
Sean Gamble	$964,080	$1,324,452	$33,030	$12,512	$828	$1,587,529	$3,922,431
Valmir Fernandes	$987,564	$1,555,414	$23,050	$24,179	$828	$3,055,221	$5,646,256
Michael Cavalier	$924,528	$1,456,132	$34,013	$18,767	$828	$2,850,608	$5,284,876

(1)	There is no change in control provision in Mr. Mitchell’s employment agreement.
(2)	The amounts reported are calculated as follows: two times the base salary in effect as of December 31, 2016 payable in a lump sum within 30 days of such termination.
(3)	The amounts reported are calculated as follows: the sum of the cash bonus the NEO would have received for the 2016 fiscal year and one and a half times the cash bonus received by the NEO for the 2015 fiscal year, payable in a lump sum within 30 days of such termination.
(4)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 30 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.
(5)	Messrs. Zoradi, Gamble, Fernandes and Cavalier are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.
(6)	The amounts reported have been determined based on the following provision in the respective employment agreements: upon termination due to change in control, any outstanding equity award granted to the NEO shall be fully vested and all restrictions shall lapse.

62	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Pursuant to the above, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested on for each NEO upon termination due to a change in control on December 31, 2016 are as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	-
Mark Zoradi	27,792
Sean Gamble	17,963
Valmir Fernandes	26,475
Michael Cavalier	24,723

Restricted stock units: The restricted stock units granted in 2012 would have vested at 76.67% of the maximum opportunity, and the restricted stock units granted in 2013 and 2014 would have vested at the maximum. We assumed for purposes of this disclosure that the restricted stock units granted in 2015 and 2016 shall also vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	-
Mark Zoradi	62,124
Sean Gamble	23,422
Valmir Fernandes	53,171
Michael Cavalier	49,589

The values of the long-term equity incentive awards have been calculated using the closing price of our Common Stock on December 31, 2016 of $38.36 per share.

Potential Payments upon Termination due to Death or Disability

Name	Salary(1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	$930,723	$1,396,085	$6,675	$7,210	$86,500	$-	$2,427,193
Mark Zoradi	$816,000	$1,224,000	$10,574	$13,337	$828	$1,454,099	$3,518,838
Sean Gamble	$482,040	$542,295	$13,212	$5,005	$828	$848,284	$1,891,664
Valmir Fernandes	$493,782	$629,572	$9,220	$9,672	$828	$2,301,650	$3,444,724
Michael Cavalier	$462,264	$589,387	$13,605	$7,507	$828	$2,145,276	$3,218,867

(1)	The amounts reported are the base salary of each named executive officer in effect as of December 31, 2016, payable in a lump sum.

(2)	The amounts reported are the cash bonus each NEO would have received for the 2016 fiscal year payable in a lump sum at the same time as the cash bonus payouts are made to other similarly situated active executives pursuant to the terms of the Bonus Plan.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Messrs. Zoradi, Gamble, Fernandes and Cavalier are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)

The amounts reported have been determined based on the following provision in the respective employment agreements: any outstanding long-term equity incentive awards shall vest on a pro rata basis. Any long-term equity incentive awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained

63	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the long-term equity incentive awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the NEO’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such long-term equity incentive awards.
The participant or the participant’s estate or representative shall be entitled to receive any previously vested long-term equity incentive awards.
Pursuant to the above, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested upon death or disability of each NEO would have been as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	-
Mark Zoradi	9,031
Sean Gamble	6,929
Valmir Fernandes	15,268
Michael Cavalier	14,235

Restricted stock units: The restricted stock units granted in 2012 would have vested at 76.67% of the maximum opportunity, and the restricted stock units granted in 2013 and 2014 would have vested at the maximum. We assumed for purposes of this disclosure that the restricted stock units granted in 2015 and 2016 shall also vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	-
Mark Zoradi	28,876
Sean Gamble	15,185
Valmir Fernandes	44,733
Michael Cavalier	41,690

There were no outstanding stock options for any of the NEOs as of December 31, 2016.

The values of the long-term equity incentive awards have been calculated using the closing price of our Common Stock on December 31, 2016 of $38.36 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Compensation Committee qualifies as an independent, non-employee director and no member of the Compensation Committee has served as an officer or employee of the Company. During the 2016 fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of our Board.

ITEM FIVE — ADVISORY VOTE ON THE FREQUENCY OF VOTE ON OUR EXECUTIVE COMPENSATION PROGRAM

This item affords stockholders the opportunity to cast an advisory vote on how often we should include a vote in our proxy materials for approval of our compensation program for the NEOs.

This advisory vote is non-binding on the Board. Stockholders will be able to specify one of four choices for this item on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR AN ANNUAL SAY-ON-PAY VOTE.

64	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. To the extent indicated below, shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days of the Record Date and are included for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 116,398,282 shares of Common Stock outstanding as of the Record Date. As of the Record Date, there were 473 holders of record of our Common Stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage
5% Stockholders
BlackRock, Inc.(2)	10,960,727	9.4%
The Vanguard Group(3)	8,288,205	7.1%
Directors and NEOs
Lee Roy Mitchell(4)	10,122,845	8.7%
Mark Zoradi(5)	44,188	*
Sean Gamble(6)	26,424	*
Valmir Fernandes(7)	38,696	*
Michael Cavalier(8)	95,790
Darcy Antonellis(9)	5,674	*
Benjamin D. Chereskin(10)	66,424	*
Steven P. Rosenberg(11)	45,394	*
Enrique F. Senior(11)	51,505	*
Carlos M. Sepulveda(11)	51,505	*
Raymond W. Syufy(11)	12,353	*
Nina G. Vaca(11)	7,397	*
Executive Officers & Directors as a Group (14 persons)(12)	10,593,533	9.1%

*	Less than 1%.

(1)	In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, the Company deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Based upon statements in Schedule 13G/A filed by BlackRock, Inc. on January 23, 2017. Black Rock, Inc. may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G/A as the parent holding company or control person on behalf of its subsidiaries BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors (beneficially owns more than 5% of the reported shares), BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC and BlackRock Life Limited. BlackRock, Inc. reported (i) sole voting power over 10,559,209 shares and (ii) sole dispositive power over 10,960,727 shares. The address of Black Rock Inc. is 55 East 52nd Street, New York, NY 10022.

(3)

Based upon statements in Schedule 13G/A filed by The Vanguard Group on February 10, 2017. The Vanguard Group may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G/A as the parent holding company or control person on behalf of its wholly-owned subsidiaries

65	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Vanguard Fiduciary Trust Company (beneficial owner of 56,558 shares) and Vanguard Investments Australia, Ltd. (beneficial owner of 16,952 shares). The Vanguard Group has (i) sole voting power over 61,785 shares (ii) shared voting power over 11,725 shares (iii) shared dispositive power over 68,283 shares and (iv) sole dispositive power over 8,219,922 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)	Includes 4,419,095 shares of Common Stock owned by The Mitchell Special Trust. Mr. Mitchell is the co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.

(5)	Includes 40,268 shares of restricted stock.

(6)	Includes 24,479 shares of restricted stock.

(7)	Includes 26,565 shares of restricted stock.

(8)	Includes 25,809 shares of restricted stock.

(9)	Includes 3,238 shares of restricted stock.

(10)	Includes 3,238 shares of restricted stock, 3,568 shares held by LEGATUM Partners, L.P., of which shares Mr. Chereskin is the beneficial owner and 9,736 shares held in a grantor trust of which Mr. Chereskin’s spouse is a trustee.

(11)	Includes 3,238 shares of restricted stock.

(12)	The numbers reported do not include 285,733 shares of Common Stock underlying restricted stock units granted to the executive officers that are subject to vesting based on achievement of performance objectives.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely on its review of the copies of such reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the 2016 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act of 1933, as amended. The policy covers any related party transaction in which the amount involved exceeds $120,000. Our Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. In reviewing and approving a related party transaction, the Audit Committee, after satisfying itself that it has received all material information regarding the related party transaction under review, shall approve based upon the determination whether the transaction is fair and in the best interest of the Company.

Management presents any proposed related party transaction at an Audit Committee meeting for review and approval. If management becomes aware of a proposed or existing related party transaction that has not been presented or pre-approved by the Audit Committee, management shall promptly notify the Chair of the Audit Committee who shall submit such related party transaction to the full Audit Committee for approval or ratification, if the Audit Committee determines that such transaction is fair to the Company. If management, in consultation with our CEO, CFO or General

66	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee has been delegated the authority to review, consider and approve any such transaction. In such event, the Chair of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines as necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meetings of the Audit Committee or Board, as applicable.

Certain Agreements

Laredo Theatre

We manage theatres for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. (“Lone Star”) owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded approximately $0.5 million of management fee revenue from Laredo during the 2016 fiscal year. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatres. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech LLC

Effective September 2, 2009, Cinemark USA, Inc. (“CUSA”), a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), with Copper Beech Capital, LLC, a Texas limited liability company (the “Operator”), for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell, our Chairman of the Board, and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, the Company had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the Company. The Aircraft Agreement specifies the maximum amount that the Operator can charge the Company under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. The Company pays the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For the 2016 fiscal year, the aggregate amounts paid to Copper Beech LLC for the use of the aircraft was approximately $110,000.

Family Relationships

Tandy Mitchell, wife of Mr. Mitchell, is an employee of the Company. Ms. Mitchell received total compensation of $190,822 for the 2016 fiscal year. Such amount included base salary of $124,842, a cash bonus for the 2016 fiscal year of $46,816 and all other compensation of $19,164. There were no long-term equity incentive awards granted to Ms. Mitchell during the 2016 fiscal year.

Walter Hebert III, brother-in-law of Mr. Mitchell, is the Executive Vice President — Purchasing of the Company. Mr. Hebert received total compensation of $551,277 for the 2016 fiscal year. Such amount included base salary of $250,000, a cash bonus for the 2016 fiscal year of $150,000, grant date fair market value of restricted stock of $99,971 and all other compensation of $51,306.

67	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Century Theatres

Our subsidiary, Century Theatres, currently leases 14 theatres and one parking facility from Syufy Enterprises or affiliates of Syufy Enterprises. Raymond Syufy, one of our directors, is an officer of the general partner of Syufy Enterprises. Certain of the leases have fixed minimum annual rent while the other leases have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the 2016 fiscal year, we paid approximately $21.1 million in rent for these leases.

Director Nomination Agreement

Under the Director Nomination Agreement which we entered into on April 9, 2007 with certain of our then current stockholders, the Mitchell Investors (as defined in the Director Nomination Agreement) have a right to designate two nominees to the Board and Messrs. Mitchell and Sepulveda are its current nominees.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of holding the Annual Meeting?

We are holding the Annual Meeting to elect three Class I directors, to ratify the selection of Deloitte as our independent registered public accounting firm for the 2017 fiscal year, to approve the Omnibus Plan, to hold the annual advisory vote on our executive program and to determine the frequency of stockholder vote on our executive compensation program. Our Governance Committee has recommended the nominees to our Board and our Board has nominated the nominees. Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for the 2017 fiscal year and our Board has ratified the appointment. Our Compensation Committee has approved our executive compensation program and the Board has recommended that the stockholders vote to approve our executive compensation program and the compensation paid to our NEOs for the 2016 fiscal year and to vote in favor of an annual stockholder vote on our executive compensation program. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they deem appropriate.

What is the Record Date and what does it mean?

The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a)	receive notice of the Annual Meeting, and

(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a)  Stockholder of record: If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

68	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(b)  Stockholder who holds stock in street name: If your shares are held by a broker or by a bank, you are considered to be a beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or bank on how to vote and you are also invited to attend the Annual Meeting. Your broker or bank, as the record holder of your shares, may exercise discretionary authority to vote on “routine” items but may not vote on “non-routine” items without your instructions.

Your broker or bank has enclosed or provided voting instructions for you to use in directing the broker or bank on how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or bank that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, if you vote via the Internet, by telephone, or if you are represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum.

What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Sean Gamble and Michael Cavalier of the Company have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of items, a quorum of stockholders must be represented at the Annual Meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the Annual Meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

What different methods can I use to vote?

If you are a stockholder of record, you may vote:

❖	via the Internet or by telephone — Follow the instructions shown on your proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on May 24, 2017;
❖	by mail — Complete, sign, date and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting; or
❖	in person — We will pass out written ballots at the Annual Meeting and you may deliver your completed and signed proxy card in person. Submitting your proxy or voting instructions, whether via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting.

69	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

If you are a beneficial holder, you may vote:

❖	by instructing your bank or broker — You should receive a voting instruction form from your bank or broker which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction form from your bank or broker, you may contact it directly to provide instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on May 24, 2017; or
❖	in person — If you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” form from your broker or bank that holds your shares of record and you must bring that document to the Annual Meeting.

What happens if I do not give specific voting instructions?

Stockholder of Record.

If you are a stockholder of record and you do not:

❖	indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or
❖	sign and return a proxy card without specific voting instructions then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner.

If you own shares through a broker or bank and do not provide voting instructions to the broker or bank holding your shares, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. Your broker or bank may vote your shares in its discretion on some “routine matters”. However, with respect to “non-routine matters”, your broker or bank may not vote your shares for you. With respect to these “non-routine matters”, the aggregate number of unvoted shares is reported as “broker non-votes”.

Which ballot measures are called “routine” or “non-routine”?

Under the broker voting rules of the NYSE, the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2017 fiscal year (Item 2) is considered a “routine” matter and the election of directors (Item 1), approval of the Omnibus Plan (Item 3), the non-binding, annual advisory vote on our executive compensation program (Item 4) and the non-binding advisory vote on the frequency of vote on our executive compensation program (Item 5) are considered “non-routine” matters.

What are broker non-votes?

If you are the beneficial owner of shares and hold stock in street name, then the broker or bank, as the stockholder of record of the shares, may exercise discretionary authority to vote your shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. A broker non-vote occurs when you do not provide the broker with voting instructions on “non-routine” matters for shares owned by you but held in the name of the broker. For such matters, the broker cannot vote and reports the number of such shares as “broker non-votes.”

70	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining a quorum. However, see below with regards to the effect of broker non-votes and abstentions on approval of specific agenda items.

What is the voting requirement for each of the items?

Approval of Item 1: Directors are elected by a plurality voting standard. The nominees who receive the highest number of affirmative votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected. However, pursuant to our Corporate Governance Guidelines, in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation from the Board and all committees of the Board following certification of the results of the Annual Meeting by the Inspector of Elections. The Governance Committee (excluding the nominee in question if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation. Within 90 days following certification of the results of the Annual Meeting, the Board will make a final determination as to whether to accept the director’s resignation. The Board’s explanation of its decision would then be promptly disclosed in a Form 8-K filed with the SEC. If a director’s resignation is rejected by the Board, the director will continue to serve for the remainder of the term for which he or she was elected and until his or her successor is duly elected, except in the event of his or her earlier death, resignation or removal.

Under the plurality voting standard, votes marked “For” will be counted in favor of the director nominee and broker non-votes and votes withheld shall have no effect on the election of a director. However, a withheld vote could affect whether such director would be required to submit a resignation as discussed above.

Approval of Item 2: The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Since this proposal is considered a “routine” matter, broker non-votes do not arise as brokers and banks may exercise discretionary authority to vote your shares. Abstentions will have no effect on this item.

Approval of Items 3, 4 and 5: The approval of the Omnibus Plan and the advisory votes on executive compensation and the frequency of vote on executive compensation requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. These items are considered non-routine matters and as a consequence, brokers will not be able to vote without receiving instructions from their customers. As a result, broker non-votes could arise in the context of these proposals. Broker non-votes and abstentions will have no effect and thus will have no effect on the outcome of such proposals.

How does the Board recommend I vote?

The Board recommends that you vote:

❖	FOR each of the nominees for director;
❖	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2017 fiscal year;

71	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

❖	FOR the approval of the Omnibus Plan;
❖	FOR the non-binding, advisory vote to approve our executive compensation; and
❖	FOR the non-binding, advisory vote on the frequency of vote on executive compensation.

Can I revoke or change my proxy? If so, how?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting.

If you are a stockholder of record, your proxy can be revoked in several ways:

❖	by timely delivery of a written revocation to the Company Secretary;
❖	by submitting another valid proxy bearing a later date; or
❖	by attending the Annual Meeting in person and giving the inspector of election notice that you intend to vote your shares in person.

If your shares are held in street name, you must contact your broker or bank in order to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker or bank, or, by attending the Annual Meeting and voting in person if you have obtained a “legal proxy” from your broker or bank giving you the right to vote your shares.

Who counts the votes?

The Company has retained a representative of Broadridge to serve as an independent tabulator to receive and tabulate the proxies and as an independent Inspector of Elections to certify the results.

Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use our transfer agent, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to assist with the solicitation for a fee of $7,500 plus reasonable out-of-pocket expenses.

How can I obtain copies of the Company’s annual reports and other available information about the Company?

Stockholders may receive a copy of the Company’s 2016 Form 10-K at no charge by sending a written request to Michael Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

You can also visit our Website at http://investors.cinemark.com for free access to our corporate governance documents and our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports. The SEC also maintains a Website that contains reports, proxy and information statements and other information regarding registrants. The address of the Website is www.sec.gov.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE

2018 ANNUAL MEETING

For inclusion in the proxy statement: Stockholder proposals requested to be included in our proxy statement and form of proxy for our 2018 annual meeting must be in writing and received by the

72	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

end of business on December 8, 2017 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

Director nomination or proposal for annual meeting: Stockholders who wish to nominate a director or introduce a proposal not included in the proxy statement at the 2018 annual meeting may do so in accordance with our by-laws. These procedures provide that stockholders who wish to bring a proper subject of business before the 2018 annual meeting must do so by a written notice in proper written form to the Company Secretary received not less than 90 and not more than 120 days before the anniversary date of the Annual Meeting and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8(e)) must be received no earlier than January 25, 2018, and no later than February 24, 2018 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

A copy of our by-laws is available from the Company Secretary upon written request.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our proxy statement to your address. You may revoke your consent to householding by contacting your broker or bank, if you hold Common Stock in street name, or the Company’s Secretary, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the Company’s Secretary at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Compensation Committee Report,” “Audit Committee Report” and the disclosure regarding independence of the members of the Audit Committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

73	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

AVAILABILITY OF REPORT ON FORM 10-K

Form 10-K filed with the SEC. Upon your written request, we will provide to you a complimentary copy of our 2016 Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to the Company’s offices, addressed as follows: Cinemark Holdings, Inc., Attention: Company Secretary, 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. A free copy of the 2016 Form 10-K may also be obtained at the website maintained by the SEC at www.sec.gov or by visiting our website at http://investors.cinemark.com and clicking on the “Financials” tab and then on “SEC Filings.”

QUESTIONS

If you have questions or need more information about the Annual Meeting, write to:

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

Attention: Michael Cavalier, Secretary

By Order of the Board of Directors,

Michael Cavalier

Executive Vice President — General Counsel and Secretary

April 7, 2017

74	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Appendix A

CINEMARK HOLDINGS, INC.

2017 OMNIBUS INCENTIVE PLAN

CINEMARK HOLDINGS, INC.	2017 Proxy Statement

CINEMARK HOLDINGS, INC.	2017 Proxy Statement

CINEMARK HOLDINGS, INC.

2017 OMNIBUS INCENTIVE PLAN

1. Purpose

The purposes of the Plan are to (i) advance the interests of the Company and its stockholders by providing significant incentives to selected Employees, Directors and Consultants of the Company and its Subsidiaries, (ii) enhance the interest of such persons in the success and progress of the Company and its Subsidiaries by providing them with an opportunity to become stockholders of the Company, and (iii) enhance the ability of the Company and its Subsidiaries to attract and retain qualified management and other personnel necessary for the success and progress of the Company and its Subsidiaries. The Plan provides for grants of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units and Performance Awards. The Plan is intended to be an “employee benefit plan” as such term is defined under Rule 405 of the Securities Act and replaces the Prior Plan and the Cinemark Holdings, Inc. Performance Bonus Plan, as amended.

2. Definitions

(a) “Adjusted EBITDA” means for any period, without duplication, consolidated net income for such period plus, to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of:

(i) expenses for taxes based on income or capital, including franchise and similar taxes;

(ii) consolidated interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness;

(iii) depreciation and amortization expense, including changes in deferred lease expense and amortization of long-term prepaid rent;

(iv) amortization of intangibles and organization costs;

(v) any extraordinary, unusual or non-recurring gains, losses, income or expense reported by the Company in its public filings with respect to the performance period that are extraordinary or unusual in nature or infrequent in occurrence (including, without limitation, expenses for severance, non-recurring retention bonuses, payments to employees of acquired entities under stock option plans or similar incentive plans such as long term incentive plans, relocation and restructuring costs related to acquisitions or losses);

(vi) the impact of impairment of tangible or intangible assets;

(vii) net losses on sales of assets outside of the ordinary course of business;

(viii) losses or costs arising from lease dispositions;

(ix) any call premium (or original issue discount) expenses associated with the repurchase or repayment of indebtedness;

(x) any other non-cash charges (including stock option, restricted stock and other noncash compensation or foreign exchange losses);

(xi) any reasonable expense related to any equity offering, acquisition, recapitalization, asset sale or indebtedness (whether or not successful);

A-3	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

and minus (1) any extraordinary, unusual or non-recurring income or gains, (2) any other non-cash income or gains (including foreign exchange gains) (other than the amortization of prepaid cash income) and (3) any dividends received from any publicly traded Affiliate the equity value of which has been added to Implied Equity Value. Adjusted EBITDA may include such additional measures of performance and liquidity as the Administrator determines are appropriate to determine value and service debt. Adjusted EBITDA is a non-GAAP financial measure used by the Company in the budget and reporting process.

(b) “Adjusted EBITDA Margin” means Adjusted EBITDA divided by total revenues.

(c) “Administrator” means the Board or the Committee appointed by the Board in accordance with Section 3.

(d) “Affiliate” means any parent or direct or indirect subsidiary of the Company, whether now or hereafter existing.

(e) “Award” means, individually or collectively, any Option, Restricted Award, Performance Award, SAR, other Stock-Based Award or Cash-Based Award granted under the Plan.

(f) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award. Each Award Agreement will be subject to the terms and conditions of the Plan and need not be identical.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash-Based Award” means an Award granted under Section 11.

(i) “Cash Performance Award” means a cash-based Performance Award granted under Section 8.

(j) “Cause” means “Cause” as defined in any written Service Agreement in effect between the applicable Participant and the Company or a Subsidiary, or if such Participant is not a party to a written Service Agreement in which Cause is defined, then Cause means (i) the abuse of illegal drugs, alcohol or other controlled substances or the intoxication of such Participant during working hours, (ii) the arrest for, or conviction of, a felony, (iii) the commission of fraud, embezzlement or theft by such Participant (iv) the unexcused absence by such Participant from such Participant’s regular job location for more than five consecutive days or for more than the aggregate number of days permitted to the Participant under Company vacation and sick leave policies applicable to the Participant, or (v) any conduct or activity of such Participant deemed injurious to the Company in the reasonable discretion of the Company or the Board.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3(f).

(m) “Common Stock” means (i) the authorized Common Stock of the Company, par value $.001 per Share, as constituted on the Effective Date or (ii) the shares resulting from a change in the Common Stock as presently constituted which is limited to a change of all of its authorized shares with par value into the same number of shares without par value or as a change in the par value.

(n) “Company” means Cinemark Holdings, Inc., a Delaware corporation.

A-4	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(o) “Consultant” means any natural person who provides bona fide consulting or advisory services to the Company or an Affiliate under a written agreement, which services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(p) “Continuing Directors” means individuals who, with respect to any 12-month period, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which that individual is named as a nominee for Director without objection to the nomination) who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(q) “Continuous Service” means the uninterrupted service of a Participant with the Company or an Affiliate as an Employee, Director or Consultant. A Participant’s Continuous Service will not be deemed interrupted or terminated merely because of a change in the capacity in which the Participant renders service, such as a change in status from Employee to Consultant or Director, or a change in the entity for which the Participant renders service, such as from the Company to an Affiliate, so long as there is no interruption or termination of the Participant’s service. The Administrator or its delegate, in its sole discretion, may determine whether Continuous Service will be considered interrupted in the case of any approved leave of absence, including sick leave, military leave or any other personal or family leave of absence.

(r) “Covered Employee” means a “covered employee” as defined in Code Section 162(m)(3), as modified by regulations and interpretive guidance issued thereunder.

(s) “Date of Grant” means the first date on which all necessary corporate action has been taken by the Administrator to approve the grant of an Award to a Participant as provided under the Plan, provided the key terms and conditions of the Award are communicated to the Participant within a reasonable period thereafter; or such later date as is designated by the Administrator and specified in the Award Agreement or in the resolution adopted by the Committee. In any situation where the terms of the Award are subject to negotiation with the Participant, the Date of Grant will not be earlier than the date the key terms and conditions of the Award are communicated to the Participant.

(t) “Director” means a member of the Board.

(u) “Disability” means “Disability” as defined in any written Service Agreement in effect between the applicable Participant and the Company or a Subsidiary, or if such Participant is not a party to a written Service Agreement in which Disability is defined, then “Disability” means a physical or mental impairment that (i) renders the Participant unable to perform the essential functions of the Participant’s Service to the Company or its Subsidiaries, even with reasonable accommodation that does not impose an undue hardship on the Company or its Subsidiaries, (ii) has existed for at least 60 consecutive days, and (iii) in the opinion of a physician selected by the Company will last for a duration of at least 180 consecutive days. A Participant’s Disability shall be determined by the Company, in good faith, based upon information supplied by the Participant and a physician selected by the Company. For purposes of determining the rules relating to an Incentive Stock Option, the term “Disability” shall mean a “permanent and total disability” within the meaning of Code Section 22(e)(3). The Participant shall submit to physical exams and diagnostic tests reasonably recommended by such physician.

A-5	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(v) “Effective Date” means March 30, 2017, the date of the Board’s adoption of the Plan.

(w) “Eligible Director” means a person who is both a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act and an “outside director” as defined in Treasury Regulation section 1.162-27(e)(3).

(x) “Employee” means a common law or statutory employee of the Company or an Affiliate. Mere service as a Director or payment of a Director’s fee by the Company or an Affiliate is not sufficient by itself to constitute being an Employee.

(y) “Established Securities Market” means a national securities exchange that is registered under Section 6 of the Exchange Act, a foreign national securities exchange that is officially recognized, sanctioned or supervised by governmental authority or any over-the-counter market that is reflected by the existence of an interdealer quotation system.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aa) “Executive Officer” means an officer of the Company who is an “executive officer” within the meaning of Rule 3b-7 promulgated under the Exchange Act.

(bb) “Exercise Price” means the price per Share at which the holder of an Option may buy an underlying Share on exercise of the Option.

(cc) “Fair Market Value” means, as of the date of any valuation event, the value per Share determined using a presumptively reasonable valuation method under Treasury Regulation section 1.409A-1(b)(5)(iv), which includes the following methods:

(i) On any date on which the Common Stock is readily tradable on an Established Securities Market, if the Common Stock is admitted to trading on an exchange or market for which closing prices are reported on any date, Fair Market Value may be determined based on (1) the last sale before or the first sale after the Date of Grant of an Award or any other valuation event; (2) the closing price on the last trading day before the Date of Grant of an Award or any other valuation event; (3) the closing price on the Date of Grant or any other valuation event; or (4) an average selling price during a specified period that is within 30 days before or 30 days after the Date of Grant of an Award, on condition that the commitment to grant an Award based on an average selling price during a specified period must be irrevocable before the beginning of the specified period, and the valuation method must be used consistently for grants of Awards under the Plan and substantially similar programs.

(ii) If the Common Stock is readily tradable on an Established Securities Market but closing prices are not reported, Fair Market Value may be determined based on (1) the average of the highest bid and lowest asked prices of the Common Stock reported on the last trading day before the Date of Grant of an Award or any other valuation event or on the Date of Grant of an Award or any other valuation event; or (2) an average of the highest bid and lowest asked prices during a specified period that is within 30 days before or 30 days after the Date of Grant of an Award, on condition that the commitment to grant an Award based on an average selling price during a specified period must be irrevocable before the beginning of the specified period, and the valuation method must be used consistently for grants of Awards under the same and substantially similar programs.

(iii) At any time the Common Stock is not readily tradable on an Established Securities Market, the Administrator will determine the Fair Market Value through the reasonable application of a reasonable valuation method based on the facts and circumstances as of the valuation date, including,

A-6	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

at the election of the Administrator, by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations issued thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied (for example, an Option’s Date of Grant), and that determination will be conclusive and binding on all Persons.

(dd) “Implied Equity Value” means the creation of equity value based on the annual internal rate of return (“IRR”) of all equity returns per share, including dividends paid to stockholders during the period between the inception of the performance measurement period and the end of the performance measurement period. This value is not intended to track and may be different from changes in the stock price over the same period. IRR is calculated by reference to enterprise value. Enterprise value is determined by multiplying Adjusted EBITDA for the trailing 12 month period ending on the most recent preceding fiscal quarter by a multiple factor designated by the Administrator. The enterprise value so determined is adjusted by subtracting net debt and the book value of consolidated minority interests as reflected on the balance sheet of the Company and adding the fair market value of the equity holdings of any nonconsolidated entity held by the Company. The Administrator may, in its discretion, exclude the fair market value of the equity holdings of any nonpublic nonconsolidated entity from the calculation of Implied Equity Value if such exclusion results in a reduction in the IRR, but may not exercise such discretion if it results in an increase in the IRR. If the Administrator or the Award Agreement does not designate a multiple factor, the multiple factor will be 7.

(ee) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code and the regulations issued thereunder.

(ff) “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(gg) “Officer” means an individual who is an officer of the Company as defined in Rule 16a-1(f) under the Exchange Act.

(hh) “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan.

(ii) “Participant” means an individual to whom an Award is granted under the Plan or, if applicable, such other Person who holds an outstanding Award.

(jj) “Performance Award” means an Award granted under Section 8.

(kk) “Permitted Transferee” means a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son- in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing the Participant’s household (other than a tenant or employee), a trust in which these individuals (or the Participant) have more than 50% of the beneficial interest, a foundation in which these individuals (or the Participant) control the management of assets, any other entity in which these individuals (or the Participant) own more than 50% of the voting interests, or such other transferee as may be permitted by the Administrator in its sole discretion.

(ll) “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, governmental entity or political subdivision thereof or any other entity, and includes a syndicate or group as those terms are used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(mm) “Plan” means this Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan, as amended from time to time.

A-7	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(nn) “Prior Plan” means the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, as amended.

(oo) “Restricted Award” means an Award of Restricted Stock or Restricted Stock Units granted under Section 7.

(pp) “Restricted Period” has the meaning set forth in Section 7.

(qq) “Restricted Stock” means Shares granted under an Award to a Participant, which are subject to certain restrictions and risk of forfeiture.

(rr) “Restricted Stock Unit” means a hypothetical unit granted under an Award to a Participant evidencing the right to receive one Share or an equivalent value in cash equal to the Fair Market Value (as determined by the Administrator) in the future, which right is subject to certain restrictions and risk of forfeiture.

(ss) “Sale of the Company” means the “Sale of the Company” as defined in the Service Agreement in effect between the applicable Participant and the Company or a Subsidiary, or if such Participant is not a party to a written Service Agreement in which “Sale of the Company” is defined, the “Sale of the Company” means the sale of the Company to any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate), pursuant to which such Person directly or indirectly acquire (i) “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s board of directors or entitling such Person to exercise more than 50% of the total voting power of the outstanding shares of capital stock entitled to vote of the Company or of the surviving entity (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis. Notwithstanding the foregoing, a transaction will not constitute a “Sale of the Company” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the stockholders of the Company as their holding of the Company’s capital stock immediately before the transaction.

(tt) “Sale Value” means the price per share of Common Stock offered to stockholders of the Company in any Sale of the Company or in any merger, consolidation, dissolution or other transaction.

(uu) “SAR” or “Stock Appreciation Right” means the right under an Award to receive an amount equal to the difference between the Fair Market Value as of the date of exercise and the Strike Price, multiplied by the number of Shares for which the Award is exercised, all as determined under Section 8(g).

(vv) “Securities Act” means the Securities Act of 1933, as amended.

(ww) “Service Agreement” means any written agreement between a Participant and the Company or any of its Subsidiaries regarding the provision of Service to the Company or any of its Subsidiaries by such Participant.

(xx) “Share” means one share of the Common Stock.

(yy) “Strike Price” means the base value per Share of a SAR, as determined by the Administrator and as set forth in the Award Agreement.

(zz) “Subsidiary” or “Subsidiaries” means, as to any Person, any other Person (i) of which such Person or any other Subsidiary of such Person is a general partner, (ii) of which such Person, any

A-8	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

one or more of its other subsidiaries of such Person, or such Person and any one or more of its other Subsidiaries, directly or indirectly owns or controls securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (iii) of which such Person, any one or more of its other Subsidiaries of such Person, or such Person and any one or more of its other Subsidiaries, possesses he right to elect more than fifty percent (50%) of the board of directors or Persons holding similar positions; provided, however, with respect to determining rules relating to Incentive Stock Options, the term “Subsidiary” or “Subsidiaries” means a “subsidiary corporation” or “subsidiary corporations” of the Company as defined in Section 424(f) of the Code.

(aaa) “Surviving Entity” means the Company, if immediately following any merger, consolidation or similar transaction, the holders of outstanding voting securities of the Company immediately before the merger or consolidation own equity securities possessing more than 50% of the voting power of the entity existing following the merger, consolidation or similar transaction. In all other cases, the other entity to the transaction and not the Company will be the Surviving Entity. In making the determination of ownership by the stockholders of an entity immediately after the merger, consolidation or similar transaction, equity securities that the stockholders owned immediately before the merger, consolidation or similar transaction as stockholders of another party to the transaction will be disregarded. Further, outstanding voting securities of an entity will be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time whether or not contingent on the satisfaction of performance goals) into securities entitled to vote.

3. Administration

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(f).

(b) Authority of Administrator. The Administrator will have the power and authority to select Participants, subject to the limitations set forth in the Plan, and grant Awards under the terms of the Plan.

(c) Specific Authority. In particular, the Administrator will have the authority to:

(i) construe and interpret the Plan and apply its provisions;

(ii) promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(iii) authorize any Person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv) delegate its authority to one or more Officers of the Company with respect to Awards that do not involve any individual who is subject to Section 16 of the Exchange Act or who is a Covered Employee or is reasonably anticipated to become a Covered Employee during the term of an Award, which delegation will be by a resolution that specifies the total number of Shares that may be subject to Awards by the Officer and the Officer may not make an Award to himself or herself;

(v) determine when Awards are to be granted under the Plan;

(vi) determine the number of Shares to be made subject to each Award;

(vii) determine whether each Option is to be an Incentive Stock Option or a Nonqualified Stock Option;

A-9	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(viii) prescribe the terms and conditions of each Award, including, without limitation, the Strike Price or Exercise Price and medium of payment, vesting provisions (provided that no Award will be granted with a vesting provision that permits any portion of the Award to vest sooner than 12 months after the Date of Grant), and to specify the provisions of the Award Agreement relating to the grant or sale;

(ix) subject to the restrictions applicable under Section 8(d) and (e) and Section 16(e) and (f), amend any outstanding Awards, including for the purpose of modifying the time and manner of vesting, purchase price, Exercise Price or Strike Price or the term of any outstanding Award;

(x) determine the duration and purpose of leaves of absences that may be granted to a Participant without constituting termination of their Continuous Service for purposes of the Plan, which periods will be no shorter than the periods generally applicable to Employees under the Company’s employment policies or as required under applicable law;

(xi) make decisions with respect to outstanding Awards that may become necessary on a Sale of the Company or an event that triggers capital adjustments;

(xii) establish such rules and procedures it deems desirable to satisfy any obligation of the Company or its Subsidiaries to withhold federal, state or local income tax or other employment taxes with respect to any Awards;

(xiii) engage outside consultants, auditors and other professional assistance in fulfillment of its duties under the Plan, all at the Company’s expense; and

(xiv) exercise discretion to make any and all other determinations that it may determine to be necessary or advisable for administration of the Plan.

(d) Determinations. In making its determinations concerning the Participants who shall receive Awards, as well as the number of shares of Common Stock to be covered thereby and the time or times at which they shall be granted, the Administrator shall take into account the nature of the Service rendered by such Participants, their past, present and potential contribution to the Company’s success and such factors as the Administrator may deem relevant. The Administrator shall determine the form of Award Agreements evidencing Awards under the Plan and the terms and conditions to be included therein; provided such terms and conditions are not inconsistent with the terms of the Plan, the Company’s Certificate of Incorporation or Bylaws. The Administrator may waive any provisions of any Award Agreement, provided such waiver is not inconsistent with the terms of the Plan, the Company’s Certificate of Incorporation or Bylaws. The determinations of the Administrator under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(e) Decisions Final. All decisions made by the Administrator under the provisions of the Plan will be final and binding on the Company and the Participants, unless a decision is determined by a court having jurisdiction to be arbitrary and capricious.

(f) Committee.

(i) General. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” applies to any Person or Persons to whom that authority has been delegated. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative

A-10	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

powers the Committee is authorized to exercise (and references in the Plan to the Administrator will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, consistent with the provisions of the Plan, as the Board may adopt. The Board may abolish the Committee at any time and re-vest in the Board the administration of the Plan. The members of the Committee will be appointed by and serve at the pleasure of the Board. The Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without Cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act by a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and shall keep minutes of all of its meetings. Subject to the limitations prescribed by the Plan and the Board, the Committee shall establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

(ii) Committee Composition when Registration is Required. Whenever any class of the Company’s common equity securities is required to be registered under Section 12 of the Exchange Act, in the discretion of the Board, a Committee may consist solely of two or more Eligible Directors. The Board has sole discretion to determine whether it intends to comply with the exemption requirements of either Rule 16b-3 under the Exchange Act or Code Section 162(m). However, if the Board intends to satisfy such exemption requirements with respect to Awards to any Participant who is a Covered Employee or is reasonably anticipated to become a Covered Employee during the term of the Award, or to any Officer or Director, the Committee will at all times consist solely of two or more Eligible Directors. Within the scope of that authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not “outside directors” within the meaning of Code Section 162(m) the authority to grant Awards to eligible individuals who are not Covered Employees and not expected to be Covered Employees at the time of recognition of income resulting from the Award or with respect to whom the Company does not wish to comply with Code Section 162(m); or (2) delegate to a committee of one or more members of the Board who are not “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act the authority to grant Awards to eligible individuals who are not Officers, Directors, “beneficial owners” (as defined in Rule 16a-1(a)(1) under the Exchange Act) of more than 10% of any class of equity securities of the Company registered under Section 12 of the Exchange Act or otherwise subject to Section 16 of the Exchange Act. Nothing in this Section 3(f)(ii) is intended to create an inference that an Award granted other than by a committee of the Board consisting at all times solely of two or more Eligible Directors is not validly granted under the Plan.

(g) Liability. No member of the Board or any Committee shall be liable for anything done or omitted to be done by him or by any other member of the Board or any Committee in connection with the Plan, except for his own willful misconduct or gross negligence (unless the Company’s Certificate of Incorporation or Bylaws, or any indemnification agreement between the Company and such person, in each case in accordance with applicable law, provides otherwise).

4. Shares Subject to the Plan

(a) Share Reserve. Subject to adjustment under Section 15(a)(i), the maximum aggregate number of Shares that may be issued on exercise of all Awards under the Plan is 9,313,484 Shares. This limitation consists of the sum of (i) 6,539,265 Shares available for issuance under the Prior Plan as of the date of the Board’s approval of the Plan; (ii) up to 1,274,219 Shares that are issuable on exercise of awards under the Prior Plan or that were otherwise awarded under the Prior Plan, that on or after the date of the stockholders’ approval of the Plan are forfeited, cancelled, expired unexercised or settled in cash; and (iii) an additional 1,500,000 Shares to be approved by the Company’s stockholders. Any Shares that are subject to any Award under the Plan will be counted against this limit as one Share for every one Share granted.

A-11	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(b) Return of Shares to the Share Reserve. If any Option or SAR for any reason is cancelled, expires or otherwise terminates, in whole or in part, the Shares not acquired under the Award will revert to and again become available for issuance under the Plan. If the Company reacquires Shares issued under the Plan under the terms of any forfeiture provision, those Shares will again be available for purposes of the Plan. Each Share subject to any Award granted hereunder will be counted against the Share reserve set forth in Section 4(a) on the basis of one Share for every Share subject thereto. Notwithstanding anything in the Plan to the contrary, Shares used to pay the required Exercise Price or that are used or withheld to satisfy tax obligations of the Participant will not be available again for other Awards under the Plan. Awards or portions thereof that are settled in cash and not in Shares will not be counted against the foregoing maximum Share limitations. On and after the date of the stockholders’ approval of the Plan, any Shares that are forfeited or cancelled, expire unexercised or settled in cash under the Prior Plan will be available, subject to the limitations set forth in this Section 4, for issuance under the Plan. Notwithstanding anything in this Section 4 to the contrary and subject to adjustment under Section 15(a)(i), the maximum number of Shares that may be issued on the exercise of Incentive Stock Options will equal the aggregate number of Shares stated in Section 4(a) plus, to the extent permitted under Section 422 of the Code and the Treasury regulations thereunder, any Shares that become available for issuance under the Plan under this Section 4(b).

(c) Source of Shares. Shares issued under an Award may consist of authorized and unissued Shares, Shares held by the Company as treasury shares or Shares purchased on the open market, and may be subject to restrictions deemed appropriate by the Administrator.

5. Eligibility

(a) For Awards other than Options and SARs. Restricted Awards, Performance Awards, other Stock-Based Awards and Cash-Based Awards may be granted to any Employee, Director or Consultant of the Company or any Affiliate.

(b) For Nonqualified Stock Options and SARs. Nonqualified Stock Options and SARs may be granted to any Employee, Director or Consultant of the Company or a direct or indirect majority-owned subsidiary of the Company with respect to which the Company, on the Date of Grant, is an “eligible issuer” under Treasury Regulation section 1.409A-1(b)(5)(iii)(E)(1).

(c) For Incentive Stock Options. Incentive Stock Options may be granted only to an Employee of the Company or a corporation that, on the Date of Grant, is a “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and 424(f), respectively.

(d) Code Section 162(m) Limitation. Subject to capitalization adjustment under Section 15(a), no Employee may be granted (i) Options or SARs covering, individually or in combination, more than 1,500,000 Shares in the aggregate during any fiscal year; (ii) Performance Awards covering, individually or in combination, more than 1,000,000 Shares in the aggregate during any fiscal year; or (iii); or Cash Performance Awards covering, individually or in combination, more than the lesser of $3 million or 200% of the Employee’s base salary in the aggregate during any fiscal year.

(e) Director Awards.

(i) If the Board or the compensation committee of the Board separately has adopted or in the future adopts a compensation policy covering some or all non-employee Directors that provides for a predetermined formula grant that specifies the type of Award, the timing of the Date of Grant and the number of Shares to be awarded under the terms of the Plan, that formula grant will be incorporated herein by reference and will be administered as if provided under the terms of the Plan without any requirement that the Administrator separately take action to determine the terms of those Awards.

A-12	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(ii) Subject to capitalization adjustment under Section 15(a), the aggregate dollar value of Awards (calculated as the Date of Grant fair value of such Awards for financial reporting purposes) and cash compensation granted under this Plan or otherwise during any calendar year to any non-employee Director shall not exceed $1,000,000, rounded down to the nearest full Share. The foregoing limit shall not count any SAR granted in tandem with an Option under Section 9(a).

6. Stock Options

(a) Each Option will be in such form and will contain such terms and conditions as the Administrator deems appropriate. All Options will be separately designated Incentive Stock Options or Nonqualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company will have no liability to any Participant or any other Person if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option at any time. The provisions of separate Options need not be identical, but each Option will include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(b) Term and Expiration. The term during which an Option is exercisable shall be that period determined by the Administrator as set forth in the applicable Option Agreement, provided that no Option may be exercisable later than 10 years after the Date of Grant.

(c) Exercise Price. The Exercise Price for each Option will be equal to or greater than the Fair Market Value on the Date of Grant; provided that an Option granted under an assumption or substitution for another stock option in a manner satisfying the provisions of Section 424(a) of the Code, as if the Option was a statutory stock option, may be granted with an Exercise Price lower than the Fair Market Value on the Date of Grant. No dividends or dividend equivalents will be paid on any outstanding Option.

(d) Term and Exercise Price of Incentive Stock Options Granted to a Ten Percent Stockholder. Notwithstanding the foregoing, no Incentive Stock Option granted to an Employee who owns (or is deemed to own under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and 424(f), respectively, may be exercisable later than five years after the Date of Grant or have an exercise price that is less than 110% of the Fair Market Value on the Date of Grant.

(e) Repricing Prohibited. Except as otherwise provided in Section 15 without the prior approval of the Company’s stockholders: (i) the Exercise Price of an Option may not be directly or indirectly reduced; (ii) an Option may not be cancelled in exchange for cash, an Option or SAR with an Exercise Price or Strike Price that is less than the Exercise Price of the original Option, any other Award or otherwise; and (iii) the Company may not purchase an Option for value from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the Option’s Exercise Price.

(f) Consideration. The Exercise Price for Shares purchased under an Option and all federal, state, local and other income, excise or employment taxes subject to withholding (if any) by the Company or a Subsidiary as a result of the exercise of an Option will be paid in cash or by certified or bank check at the time the Option is exercised, or, to the extent permitted by applicable laws and regulations, in the Administrator’s sole discretion and on such terms as the Administrator approves: (i) by delivery (by actual delivery or by attestation) to the Company of previously-acquired Shares, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the

A-13	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

aggregate Exercise Price due for the number of Shares being purchased; (ii) if the Common Stock is readily tradable on an Established Securities Market, by a copy of instructions directing a broker to sell Shares for which the Option is exercised and to remit to the Company the aggregate Exercise Price due for the number of Shares being purchased; (iii) by directing the Company to withhold from transfer the number of Shares that otherwise would have been delivered by the Company on exercise of the Option having a Fair Market Value equal to all or part of the aggregate Exercise Price due on exercise (provided that to the extent such direction would result in the Company withholding fractional Shares, the number of Shares to be withheld will be rounded down to the nearest whole and the Participant shall be required to pay the remainder of the Exercise Price in cash or by certified or bank check), in which case the Option will be surrendered and cancelled with respect to the Shares retained as well as the Shares delivered; or (iv) in any other form of legal consideration that may be acceptable to the Administrator, including without limitation with a full-recourse promissory note, subject to any requirements of applicable law that the par value (if any) of Shares, if newly issued, be paid in cash or cash equivalents.

The interest rate payable under the terms of a promissory note will not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Administrator (in its sole discretion) will specify the term, interest rate, amortization requirements (if any) and other provisions of the note. Unless the Administrator determines otherwise, the holder will be required to pledge to the Company Shares having an aggregate Fair Market Value equal to or greater than the principal amount of the loan as security for payment of the unpaid balance of the loan, which pledge must be evidenced by a pledge agreement, the terms of which the Administrator will determine, in its discretion; except that each loan must comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction. Unless the Administrator determines otherwise, the purchase price of Shares acquired under an Option that is paid by delivery (or attestation) to the Company of other Shares acquired, directly or indirectly, from the Company, will be paid only by Shares that satisfy any requirements necessary to avoid liability award accounting treatment.

Notwithstanding the foregoing, at any time that the Company is an “issuer” as defined in Section 2 of the Sarbanes-Oxley Act of 2002, no Director or Executive Officer (or equivalent thereof) of the Company or its Affiliates will be permitted to pay any part of the Exercise Price with a promissory note or in any other form that could be deemed a prohibited personal loan under Section 13(k) of the Exchange Act. Unless otherwise provided in the terms of an Award Agreement, payment of the Exercise Price by a Participant who is an Officer, Director or otherwise subject to Section 16 of the Exchange Act by delivery or attestation to the Company of other Shares acquired, directly or indirectly, from the Company is subject to pre-approval by the Administrator, in its sole discretion. The Administrator will document any such pre-approval in a manner that complies with the specificity requirements of Rule 16b-3 under the Exchange Act.

(g) Vesting. The Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal; provided, however, that no Option may provide for or permit any portion of the Option to vest sooner than 12 months after the Date of Grant. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Administrator determines to be appropriate. The vesting provisions of individual Options may vary. The Administrator may, but will not be required to, provide that no Option may be exercised for a fraction of a Share. The Administrator may, but will not be required to, provide for an acceleration of vesting and exercisability in the terms of the Award Agreement for any Option on the occurrence of the death or Disability of a Participant or a Sale of the Company.

(h) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value of Shares on the Date of Grant with respect to which Incentive Stock Options are exercisable for

A-14	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

the first time by any Participant during any calendar year (under all plans of the Company and any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and 424(f), respectively) exceeds $100,000, the Options or portions thereof which exceed that limit (according to the order in which they were granted) will be treated as Nonqualified Stock Options.

(i) Employee Transfer, Approved Leave of Absence. For purposes of Incentive Stock Options, no termination of employment by an Employee will be deemed to result from either (i) a transfer to the employment of the Company from a “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and 424(f), respectively, from the Company to a parent corporation or subsidiary corporation or from one parent corporation or subsidiary corporation to another; or (ii) an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the period of leave does not exceed three months or, if longer, the Employee’s right to re-employment is guaranteed either by a statute or by contract.

(j) Disqualifying Dispositions. Each Participant awarded an Incentive Stock Option will be required to immediately notify the Company in writing as to the occurrence of a disqualifying disposition of any Shares acquired by exercise of the Incentive Stock Option, and the price realized on the disqualifying disposition of those Shares. A “disqualifying disposition” is any disposition (including, without limitation, any sale or transfer) before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the issuance of the Shares acquired by exercise of the Incentive Stock Option. The Company may, if determined by the Administrator and in accordance with procedures established by the Administrator, retain possession of any Shares acquired by exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(k) Rights of Participant in Common Stock. Neither any Participant nor the legal representatives, heirs, legatees, distributees or Permitted Transferees of any Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Option Shares unless and until such Shares are issued to such Person (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Upon the issuance of such Shares, such Participant shall have absolute ownership of the Shares, including the right to vote such Shares, to the same extent as any other owner of Shares of Common Stock, and to receive dividends thereon, subject, however, to the terms, conditions and restrictions of the Plan and any other undertakings of such holder of Common Stock.

7. Restricted Awards

A Restricted Award is an Award of Restricted Stock or Restricted Stock Units, which provides that, except as otherwise provided in Section 17(d)(ii) with respect to Permitted Transferees, the Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or otherwise encumbered for the period (the “Restricted Period”) determined by the Administrator. Each Restricted Award will be in such form and will contain such terms, conditions, eligibility and Restricted Periods as the Administrator determines to be appropriate, including the treatment of dividends or dividend equivalents, as the case may be. The Administrator in its discretion may provide for the acceleration of the end of the Restricted Period in the terms of any Restricted Award, including in the event of a Sale of the Company. The terms and conditions of the Restricted Award may change from time to time, and the terms and conditions of separate Restricted Awards need not be identical, but each Restricted Award must include (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(a) Payment for Restricted Awards. The purchase price of Shares acquired under a Restricted Award, if any, will be determined by the Administrator, and may be stated as cash, property

A-15	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

or prior or future services rendered to the Company for its benefit or an Affiliate for its benefit. Shares acquired in connection with a Restricted Award may be issued for such consideration, having a value not less than the par value thereof, as may be determined by the Administrator. Required consideration for Shares acquired in connection with a Restricted Award may be paid: (i) in cash at the time of purchase; or (ii) in any other form of legal consideration that may be acceptable to the Administrator in its discretion including, without limitation, a recourse promissory note, property or prior or future services that the Administrator determines have a value at least equal to the purchase price of the Restricted Award. Notwithstanding the foregoing, at any time that the Company is an “issuer” as defined in Section 2 of the Sarbanes-Oxley Act of 2002, no Director or Executive Officer (or equivalent thereof) of the Company or an Affiliate will be permitted to pay any portion of the purchase price for Shares acquired under a Restricted Award with a promissory note or in any other form that could be deemed prohibited personal loan under Section 13(k) of the Exchange Act.

(b) Vesting. The Restricted Award, and any Shares acquired thereunder, will be subject to a Restricted Period that specifies a right of repurchase in favor of the Company, or forfeiture where the consideration was in the form of services, in accordance with a vesting schedule to be determined by the Administrator; provided, however, that no Award may provide for or permit any portion of the Award to vest sooner than 12 months after the Date of Grant. No Restricted Award may be granted that is, in whole or in part, vested on the Date of Grant and not subject to a Restricted Period.

(c) Lapse of Restrictions. If a Participant has performed Continuous Service to the Company or its Affiliates, on the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Administrator (including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award), the restrictions applicable to the Restricted Award will lapse and the number of Shares with respect to which the restrictions have lapsed will be issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), free of any restrictions except those that may be imposed by law, the terms of the Plan or the terms of a Restricted Award, to the Participant or the Participant’s beneficiary or estate, as the case may be, unless the Restricted Award is subject to a deferral condition that complies with Section 409A of the Code and the regulations thereunder as may be allowed or required by the Administrator in its sole discretion. The Company will not be required to deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of the fractional Share in cash to the Participant or the Participant’s beneficiary or estate, as the case may be. With respect only to Restricted Stock Units, unless otherwise subject to a deferral condition that complies with Section 409A of the Code, the Shares (or cash, if applicable) will be issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) and the Participant will be entitled to the beneficial ownership rights of the Shares not later than (i) the date that is 2 1⁄2 months after the end of the Participant’s taxable year (or the end of the Company’s taxable year, if later) for which the Restricted Period ends and the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture, or such earlier date as may be necessary to avoid application of Section 409A of the Code to the Award.

(d) Stockholder Rights. Unless otherwise provided by the Administrator in an Award Agreement, the holder of Shares of Restricted Stock shall be entitled to vote such Shares and to receive dividends, if any, paid thereon.

(e) Dividend Equivalents on Restricted Stock Units. Unless otherwise provided by the Administrator in an Award Agreement, the holder of Restricted Stock Units will be entitled to receive dividend equivalents which shall be subject to the same vesting schedule as the Restricted Stock Units to which they relate.

(f) Delivery of Restricted Stock. Shares of Restricted Stock will be delivered to the Participant at the Date of Grant either by book-entry registration or by delivering to the Participant, or a

A-16	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

custodian or escrow agent (including, without limitation, the Company or one or more of its Employees) designated by the Administrator, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing Shares of the Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Shares.

(g) Section 83(b) Election. Within thirty days after the Date of Grant for an Award of Restricted Stock hereunder, the Participant may file with respect to all or a portion of the Restricted Stock an election under Code Section 83(b) to include in gross income the Date of Grant Fair Market Value of such Restricted Stock (less the amount, if any, paid therefor) with the Internal Revenue Service. The Code Section 83(b) election, if any, shall be filed in compliance with the Treasury regulations promulgated pursuant to Code Section 83(b).

8. Performance Awards

(a) Nature of Performance Awards. A Performance Award is an Award that will vest only on the attainment of specified performance goals, and may consist of Restricted Stock Awards, Restricted Stock Unit Awards or Cash Performance Awards. The Administrator may make Performance Awards independent of or in connection with the granting of any other Award under the Plan. A Performance Award may be granted under the Plan to any Participant, including a Participant who qualifies for awards under other performance plans of the Company. The Administrator in its sole discretion will determine whether and to whom Performance Awards will be made, the performance goals applicable under each Performance Award, the period or periods during which performance is to be measured, and all other limitations and conditions applicable to Performance Awards. The Administrator, in its discretion, may rely on the performance goals and other standards applicable to other performance plans of the Company in setting the standards for Performance Awards under the Plan.

(b) Performance Goals.

(i) A performance goal will be based on a pre-established objective formula or standard that specifies the manner of determining the number of Shares or cash under the Performance Award that will be granted or will vest if the performance goal is attained; provided, however, that no Performance Award may provide for or permit any portion of the Performance Award to vest sooner than 12 months after the Date of Grant. The Administrator will determine the performance goal before the time that 25% of the service period has elapsed, but not later than 90 days after the commencement of the service period to which the performance goal relates.

(ii) Performance goals may be based on one or more of the following business criteria, which may be applied to a Participant, a business unit or the Company and its Affiliates:

(1) revenue (net or gross);

(2) revenue growth;

(3) sales (net or gross), including growth in sales measured by product line, territory, facility, customer or customers or other category;

(4) earnings (net or gross), including earnings before all or any of interest expense, taxes, depreciation and amortization (“EBIT,” “EBITA,” or “EBITDA”), earnings per share or earnings from continuous operations;

(5) Adjusted EBITDA or Adjusted EBITDA Margin;

A-17	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(6) profits, including profits before or after taxes or other expenses or adjustments, maintenance or improvement of profit margins, or profitability of an identifiable business unit, product line or facility;

(7) operating income, including operating income per share, pre-tax or after- tax income, net cash provided by operating activities, funds from operations or funds from operations per share;

(8) operating expenses;

(9) cash flow, including cash available for distribution, cash available for distribution per share, improvement in cash-flow (before or after tax) or free cash flow;

(10) working capital and components thereof, including improvement in capital structure;

(11) credit rating, independent industry rating or assessments;

(12) stock price or share price performance, return on stockholders’ equity or average stockholders’ equity or total stockholders’ return;

(13) return on assets, return on capital, return on invested capital, changes in net assets, enterprise value or economic value added, net worth, return on investment before or after the cost of capital or return on equity;

(14) earnings from continuous operations;

(15) costs, improvement in the attainment of expense levels, expense management, capital expenditures, and levels of expense, cost or liability by category, operating unit, facility or any other delineation;

(16) implementation or completion of critical projects;

(17) strategic plan development and implementation, closing of corporate transactions;

(18) market share; or

(19) earnings per share.

(iii) A performance goal may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, facilities, partnerships or joint ventures. More than one performance goal may be incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other. The Administrator may, in connection with the establishment of performance goals for a performance period, establish a matrix setting forth the relationship between performance on two or more performance goals and the amount of the Performance Award payable for that performance period. The level or levels of performance specified with respect to a performance goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies on a per Share basis, against the performance of

A-18	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

the Company as a whole or against particular entities, segments, operating units or products of the Company, on a pre-tax or after-tax basis, in tandem with any other performance goal, or otherwise as the Administrator may determine. The Administrator may, in connection with the establishment of performance goals for a performance period, specify one or more adjustments to any of the business criteria specified in Section 8(b)(ii).

(iv) Performance goals will be objective and will otherwise meet the requirements of Section 162(m) of the Code. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants. A Performance Award to a Participant who is a Covered Employee or is reasonably anticipated to become a Covered Employee during the term of the Performance Award will (unless the Administrator determines otherwise) provide that if the Participant’s Continuous Service ceases before the end of the performance period for any reason, the Performance Award will be payable only if the applicable performance objectives are achieved and to the extent, if any, determined by the Administrator. These objective performance goals are not required to be based on increases in a specific business criterion, but may be based on maintaining the status quo or limiting economic losses. With respect to any Participant who is not a Covered Employee or expected to become a Covered Employee during the term of the Performance Award, the Administrator may establish additional objective or subjective performance goals.

(v) The Administrator may provide in any Performance Award that any evaluation of performance may include or exclude the effect, if any, on reported financial results of any of the following events that occurs during a performance period: (1) asset write-downs, (2) gain or loss from all or certain claims or litigation and all or certain insurance recoveries relating to claims or litigation, (3) changes in tax laws, accounting principles or other laws or provisions, reorganization or restructuring programs, including share repurchasing programs, (5) acquisitions or divestitures, (6) foreign currency exchange translations gains and losses, (7) revenue or earnings attributable to minority ownership in another entity or (8) gains and losses that are treated as extraordinary items under Accounting Standards Codification Topic 225. Each of the adjustments described in this Section 8(b)(v) may relate to the Company as a whole or any part of the Company’s business or operations, as determined by the Administrator at the time the performance goals are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Administrator. In addition to the foregoing, the Administrator shall adjust any performance goals or other features of a Performance Award that relate to or are wholly or partially based on the number of, or the value of, any Shares, to reflect a change in the Company’s capitalization, such as a stock split or dividend, or a corporate transaction, such as a merger, consolidation, separation (including a spin-off or other distribution of stock or property), or a reorganization of the Company.

(vi) To the extent such inclusions or exclusions affect a Performance Award to a Participant who is a Covered Employee or is reasonably anticipated to become a Covered Employee during the term of the Performance Award, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(c) Satisfaction of Performance Goals. A Participant will be entitled to receive Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) under a Stock Performance Award, or cash under a Cash Performance Award, only on satisfaction of all conditions specified in the written instrument evidencing the Performance Award (or in a performance plan adopted by the Administrator), including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Performance Award. With respect only to a Performance Award that is denominated in hypothetical stock units, Shares or cash, as applicable, will be issued and delivered and the Participant will be entitled to the beneficial ownership rights of the Shares (if any) not later than (i) the date that is 2 1⁄2 months after the end of the

A-19	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Participant’s taxable year (or the end of the Company’s taxable year, if later) for which the Administrator certifies that the Performance Award conditions have been satisfied and the Performance Award is vested and no longer subject to a substantial risk of forfeiture, and (ii) such earlier date as may be necessary to avoid application of Section 409A of the Code to the Performance Award.

(d) Discretionary Adjustments. The Administrator may, in its discretion, at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of a Performance Award (other than a Performance Award intended to qualify as performance-based compensation under Code Section 162(m)) granted to any Participant (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan, including to reduce the amount of any Performance Award at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the performance goals.

(e) Acceleration, Waiver, Etc. With respect solely to a Participant who is not (and is not expected to become during the term of the Performance Award) a Covered Employee, at any time before the Participant’s termination of Continuous Service, the Administrator may in its sole discretion accelerate, waive or, subject to Section 16, amend any or all of the goals, restrictions or conditions imposed under any Performance Award. For any Participant who is, or is expected to become during the term of a Performance Award, a Covered Employee, no amendment or waiver of the performance goal will be permitted and no cash payment to be made in respect of a Performance Award may be accelerated unless the performance goal has been attained and the amount of the payment is discounted to reasonably reflect the time value of money. Notwithstanding the foregoing, the Administrator in its discretion may provide for an acceleration of vesting in the terms of any Performance Award upon the death or Disability of a Participant or in the event of a Sale of the Company.

(f) Certification. Following the completion of each performance period, the Administrator will certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the performance objectives and other material terms of a Performance Award have been achieved or met. Unless the Administrator determines otherwise, Performance Awards will not be settled until the Administrator has made the certification specified under this Section 8(f).

(g) Termination. Except as may otherwise be provided in a Service Agreement or by the Administrator at any time, a Participant’s rights in all Performance Awards shall automatically terminate upon the Participant’s termination of Continuous Service with the Company and its Affiliates for any reason.

9. Stock Appreciation Rights

(a) General. A SAR may be granted either alone or in tandem with all or part of an Option. A SAR granted in tandem with a Nonqualified Stock Option may be granted at or after the time of grant of the related Option, but a SAR granted in tandem with an Incentive Stock Option may be granted only at the time of the grant of the related Option.

(b) Grant Requirements. A SAR may be granted only if it does not provide for the deferral of compensation within the meaning of Section 409A of the Code. A SAR does not provide for a deferral of compensation if: (i) the Strike Price may never be less than the Fair Market Value on the Date of Grant, (ii) the compensation payable under the SAR can never be greater than the difference between

A-20	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

the Fair Market Value on the date of exercise and the Strike Price, (iii) the number of Shares subject to the SAR is fixed on the Date of Grant, and (iv) the SAR does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right. No dividends or dividend equivalents may be paid on any outstanding SAR.

(c) Strike Price. The Administrator will determine the Strike Price of a SAR, which in the case of a SAR granted independent of any Option, will not be less than the Fair Market Value on the Date of Grant. The Strike Price of a SAR granted in tandem with an Option will be the Exercise Price of the related Option. A SAR granted in tandem with an Option will be exercisable only to the same extent as the related Option, provided that by its terms, such SAR will be exercisable only when the Fair Market Value exceeds the Strike Price of the SAR.

(d) Repricing Prohibited. Except as otherwise provided in Section 15, without the prior approval of the Company’s stockholders: (i) the Strike Price of a SAR may not be directly or indirectly reduced; (ii) a SAR may not be cancelled in exchange for cash, an Option or SAR with an Exercise Price or Strike Price that is less than the Strike Price of the original SAR, any other Award or otherwise; and the Company may not purchase a SAR for value from a Participant if the current Fair Market Value is less than the SAR’s Strike Price.

(e) Vesting. The SAR will be subject to a Restricted Period that specifies a forfeiture in accordance with a vesting schedule to be determined by the Administrator; provided, however, that no SAR may provide for or permit any portion of the Award to vest sooner than 12 months after the Date of Grant. The Administrator in its discretion may provide for an acceleration of vesting in the terms of any SAR upon the death or Disability of a Participant or in the event of a Sale of the Company. The Administrator may not grant a SAR that is, in whole or in part, vested on the Date of Grant and not subject to a Restricted Period.

(f) Exercise and Settlement. On delivery to the Administrator of a written request to exercise a SAR, the holder will be entitled to receive from the Company, an amount equal to the product of (i) the excess of the Fair Market Value on the date of exercise over the Strike Price specified in the Award Agreement, multiplied by (ii) the number of Shares for which the SAR is being exercised. Settlement with respect to the exercise of a SAR will be on the date of exercise and may be made in the form of Shares valued at Fair Market Value on the date of exercise (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), cash or a combination of Shares and cash, as determined by the Administrator in its sole discretion.

(g) Reduction in the Underlying Option Shares. On the exercise of a SAR granted in tandem with an Option, the number of Shares for which the related Option is exercisable will be reduced by the number of Shares for which the SAR has been exercised. The number of Shares for which a tandem SAR is exercisable will be reduced on any exercise of any related Option by the number of Shares for which the Option has been exercised.

(h) Written Request. Unless otherwise determined by the Administrator in its sole discretion, SARs will be settled in Shares. If permitted in the Award Agreement, a Participant may request that any exercise of a SAR be settled for cash, but a Participant will not have any right to demand a cash settlement. A request for a cash settlement may be made only by a written request filed with the Corporate Secretary of the Company during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following that date. Within 30 days of the receipt by the Company of a written request to receive cash in full or partial settlement of a SAR or to exercise the SAR for cash, the Administrator will, in its sole discretion, either consent to or disapprove, in whole

A-21	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

or in part, the written request. A written request to receive cash in full or partial settlement of a SAR or to exercise a SAR for cash may provide that, if the Administrator disapproves the written request, the written request will be treated as an exercise of the SAR for Shares.

(i) Disapproval by Administrator. If the Administrator disapproves in whole or in part any request by a Participant to receive cash in full or partial settlement of a SAR or to exercise such Award for cash, the disapproval will not affect the Participant’s right to exercise the SAR at a later date, to the extent that it would be otherwise exercisable, or to request a cash form of payment at a later date, in each case subject to the approval of the Administrator. Additionally, the disapproval will not affect the Participant’s right to exercise any related Option.

10. Other Stock-Based Awards

The Administrator may, either alone or in connection with the grant of other Awards, grant other stock-based Awards not described in Section 6, 7, 8 or 9 that are payable in, valued in whole or in part by reference to, or are otherwise based on Shares, as deemed by the Administrator consistent with the purpose of the Plan. The Administrator shall determine the terms and conditions of any such Award.

11. Cash-Based Awards

The Administrator may, either alone or in connection with the grant of other Awards, grant Cash-Based Awards in such amounts and upon such terms as the Administrator determines; provided, however, that no Award may provide for or permit any portion of the Award to vest sooner than 12 months after the Date of Grant. Notwithstanding the foregoing, any Cash-Based Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall be granted as a Cash Performance Award under Section 8.

(a) Value. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Administrator.

(b) Method of Payment. Payment, if any, with respect to a Cash-Based Award shall be made in cash in accordance with the terms of the Award.

12. Treatment of Awards on Termination of Continuous Service

(a) Unvested Awards Generally. Unless otherwise provided in an Award Agreement or in a Service Agreement the terms of which have been approved by the Administrator and subject to Section 8(e), if a Participant’s Continuous Service terminates for any reason, the Participant will forfeit the unvested portion of any Award acquired in consideration of services, all unvested Shares held by the Participant as of the date of termination under the terms of any Award will be forfeited or, if applicable, may be repurchased by the Company at the lesser of the purchase price paid by the Participant or the current Fair Market Value, and the Participant will have no rights with respect to any Award or Shares so forfeited or repurchased.

(b) Options and SARs.

(i) Other than for Cause or death or Disability. Unless otherwise provided in an Award Agreement or in a Service Agreement the terms of which have been approved by the Administrator, if a Participant’s Continuous Service is terminated for any reason other than due to the Participant’s death or Disability or by the Company for Cause, the Participant may exercise his or her Option or SAR (to the extent vested and exercisable as of the date of termination) during the period ending on the earlier of (1) the date that is three months after the termination of the Participant’s Continuous Service or

A-22	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(2) the expiration of the original term of the Award as set forth in the Award Agreement. Any unexercised Option or SAR held by the Participant will automatically terminate at the close of business on the last day of such period and will thereafter not be exercisable.

(ii) For Cause. If the Participant’s Continuous Service is terminated by the Company or an Affiliate for Cause, all outstanding Options and SARs (whether or not vested) will be forfeited and expire as of the beginning of business on the date of termination.

(iii) Participant Death or Disability. Unless otherwise provided in an Award Agreement or in a Service Agreement the terms of which have been approved by the Administrator, if a Participant’s Continuous Service is terminated as a result of the Participant’s death or Disability, the Participant’s Option or SAR may be exercised (to the extent the Option or SAR was vested and exercisable as of the date of termination) by the Participant or the Participant’s estate, designated beneficiary or such other Person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only during the period ending on the earlier of the date that is 12 months following the date of termination or the expiration of the original term of the Option or SAR as set forth in the Award Agreement. Any unexercised Option or SAR held by the Participant or such other Person will terminate at the end of such period.

(iv) Extension of Option or SAR Termination Date. An Award Agreement may provide that if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service for any reason (other than on the Participant’s death or Disability or termination by the Company for Cause) would violate any applicable federal, state or local law, the Option or SAR will terminate only on the earlier of the expiration of the original term of the Option or SAR or the date that is 30 days after the exercise of the Option or SAR would no longer violate any applicable federal, state or local law.

13. Covenants of the Company

(a) Availability of Shares. During the terms of the Awards, the Company will keep available at all times the number of Shares required to satisfy the Awards.

(b) Securities Law Compliance. Each Award Agreement will provide that no Shares may be purchased or sold thereunder unless and until any then applicable requirements of state, federal or applicable foreign laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Company will use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Shares on exercise of Awards; however, this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Shares issued or issuable under any Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company determines to be necessary for the lawful issuance and sale of Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Shares on exercise of any Awards unless and until that authority is obtained.

14. Company Use of Proceeds from Shares

Proceeds from the sale of Shares under the Plan will be general funds of the Company.

15. Adjustments for Changes in Stock

(a) Capitalization Adjustments. If any change is made in the Common Stock without the receipt of consideration by the Company (through merger, consolidation, reorganization,

A-23	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of Shares, exchange of Shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), then (i) the aggregate number of Shares or class of securities that may be purchased under Awards granted hereunder, (ii) the aggregate number of Shares or class of securities that may be purchased under Incentive Stock Options granted hereunder, (iii) the number or class of securities covered by outstanding Awards, (iv) the maximum number of Shares with respect to which Options, SARs and Performance Awards may be granted to any single Employee during any calendar year, and (v) the Exercise Price of any Option and the Strike Price of any SAR in effect before the change will be proportionately adjusted by the Administrator to reflect any increase or decrease in the number of issued Shares or change in the Fair Market Value resulting from the transaction; provided, that any fractional Shares resulting from the adjustment aggregated until and eliminated at the time of exercise or settlement by rounding down. The Administrator will make these adjustments in a manner that will provide an appropriate adjustment that neither increases nor decreases the value of the Award as in effect immediately before the corporate change, and its determination will be final, binding and conclusive. The conversion of any securities of the Company that are by their terms convertible will not be treated as a transaction “without receipt of consideration” by the Company.

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company that does not constitute a Sale of the Company, all outstanding Awards will terminate immediately before the dissolution or liquidation; provided that not less than fifteen days’ prior written notice of the date so fixed shall be given to each Participant, and each Participant shall have the right, (i) to exercise his or her Options to the extent they are vested and exercisable and purchase or receive the full number of Shares not previously exercised under such Options as applicable, if (and only if) such Options have not at the time expired or been terminated and (ii) to receive Shares under all of Participant’s Restricted Awards on which all restrictions have lapsed in accordance with the Plan and the applicable Award Agreement and for which Shares have not already been delivered prior to such termination date. Failing such exercise, any unexercised portion of all Options granted hereunder and all Restricted Awards on which restrictions have not lapsed as of the termination date shall be forfeited and deemed cancelled as of the effective date of such liquidation or dissolution. The Company shall deliver the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) required to be delivered by clause (ii) of the immediately preceding sentence no later than 3 days prior to the termination date.

(c) Sale of the Company. Upon a Sale of the Company, all outstanding Options and SARs shall become fully vested and exercisable without regard to the limitations on exercisability contained in Section 6 or 9 or the applicable Award Agreement immediately prior to such transaction, and with respect to Restricted Awards, all restrictions shall lapse automatically. The Administrator will (i) cancel any or all outstanding Options, SARs and Restricted Stock Units under the Plan in consideration for payment to the Participants an amount equal to the portion of the consideration payable to such Participants pursuant to such transaction giving effect to the accelerated vesting as if such Awards had been fully vested immediately prior to such transaction, less the aggregate exercise price that would have been payable therefore and any required withholding tax; and (ii) cause all Restricted Shares to be purchased for an equivalent consideration payable in such transaction. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash or publicly tradable securities in the Administrator’s discretion.

16. Stockholder Approval; Amendment of the Plan; Awards

(a) Stockholder Approval. The Plan shall become effective only if, within 12 months from the date the Plan is adopted by the Board, the Plan is approved by the affirmative vote of the holders of the

A-24	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Company’s capital stock constituting more than 50% of the Company’s voting power of all classes of Common Stock of the Company then outstanding, or by written consent of such holders, in accordance with the applicable provisions of the Certificate of Incorporation and Bylaws of the Company and applicable state law. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain Executive Officers, or amendments to satisfy Section 409A of the Code and the regulations thereunder regarding requirements for deferred compensation plans.

(b) Plan Amendment. The Board at any time may amend or terminate the Plan. However, except as provided in Section 15(a) relating to adjustments on changes in the Common Stock, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable law or any securities exchange listing requirements. At the time of any amendment, the Board will determine, on advice from counsel, whether the amendment will be contingent on stockholder approval.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board determines necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations issued thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and to bring the Plan and Awards granted hereunder into compliance therewith. Notwithstanding the foregoing, neither the Board nor the Company nor any Affiliate will have any liability to any Participant or any other Person as to (i) any tax consequences expected, but not realized, by a Participant or any other Person due to the receipt, exercise or settlement of any Award granted hereunder; or (ii) the failure of any Award to comply with Section 409A of the Code.

(d) Award Amendment. Subject to Section 8(d) and (e) and Section 16(e) and (f), the Administrator at any time may amend the terms of any one or more Awards. Except as otherwise permitted under Section 15, unless stockholder approval is obtained: (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Administrator may not cancel any outstanding Option or SAR and replace it with a new Option or SAR, another Award or cash, if doing so would be considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted; and (iii) the Administrator may not take any other action that is considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted.

(e) No Impairment of Rights. No amendment of the Plan or an Award may impair rights under any Award granted before the amendment or increase a Participant’s obligations under his or her Award, unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing. For the avoidance of doubt, a cancellation of an Award where the Participant receives a payment equal in value to the Fair Market Value (or the Sale Value) of the vested Award or, in the case of a vested Option or SAR, the difference between the Fair Market Value (or the Sale Value) of the Shares subject to an Option or SAR and the Exercise Price or Strike Price, is not an impairment of the Participant’s rights that requires consent of the Participant.

(f) Acceleration of Exercisability and Vesting. The Administrator will have the power and sole discretion to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest for any reason, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

A-25	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

17. General Provisions

(a) Stockholder Rights. Except as provided in Section 7(d) and (e) and Section 15 of the Plan or as otherwise provided in an Award Agreement, no Participant will be considered the holder of, or to have any of the rights of a holder with respect to, any Shares subject to an Award unless and until the Participant has satisfied all requirements for exercise, payment or delivery of the Award, as applicable, under its terms, and no adjustment will be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is before the date of issue of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

(b) Participation not a Guarantee of Service Right. Nothing in the Plan or any instrument executed or Award granted pursuant thereto will confer on any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause; (ii) the service of a Consultant under the terms of the Consultant’s agreement with the Company or an Affiliate; or (iii) the service of a Director under the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(c) Effect of Plan. Neither the adoption of the Plan nor any action of the Board, the Committee or the Administrator shall be deemed to give any Employee, Director or Consultant any right to be granted an Award or any other rights, except as may be evidenced by an Award Agreement or a Service Agreement, or any amendment thereto, duly authorized by the Administrator and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth in such Award Agreement or Service Agreement. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(d) Limits on Transfer.

(i) Each Award will be exercisable during the Participant’s lifetime only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Administrator may, in its sole discretion, permit a Participant to transfer an Award (other than an Incentive Stock Option) by gift or domestic relations order, without consideration, to a Permitted Transferee, subject to such rules as the Administrator may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, on condition that the Participant first gives the Administrator advance written notice describing the terms and conditions of the proposed transfer and the Administrator notifies the Participant in writing that the transfer would comply with the requirements of the Plan. If the Award Agreement does not provide for transferability, then the Award will be transferable and exercisable only as provided in the preceding Section 17(d)(i).

A-26	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

(iii) The terms of an Award transferred in accordance with Section 17(d)(ii) will apply to the Permitted Transferee, and any reference to a Participant in the Plan or in the Award Agreement will refer to the Permitted Transferee, except that (1) the Permitted Transferee will not be entitled to transfer the Award other than by will or the laws of descent and distribution, (2) the Permitted Transferee is not entitled to exercise a transferred Option unless there is in effect a registration statement on an appropriate form covering the Shares to be acquired by the exercise of the Option if the Administrator determines, consistent with the Award Agreement, that a registration statement is necessary or appropriate, (3) neither the Administrator nor the Company is required to provide any notice to a Permitted Transferee, whether or not notice is or would otherwise have been required to be given to the Participant, and (4) the consequences of the termination of the Participant’s Continuous Service under the Plan and the Award Agreement will continue to be applied with respect to the Participant, including, without limitation, that an Option will be exercisable by the Permitted Transferee only to the extent, and for such period, specified in the Plan and the Award Agreement.

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Shares under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Shares subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Shares. The foregoing requirements, and any assurances given under those requirements, will be inoperative if (x) the issuance of the Shares on the exercise or acquisition of Shares under the Award has been registered under a then currently effective registration statement under the Securities Act; or (y) as to any particular requirement, a determination is made by counsel for the Company that that requirement need not be met in the circumstances under the then applicable securities laws. The Company may, on advice of counsel to the Company, place legends on stock certificates, if any, issued under the Plan as that counsel considers necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Shares.

(f) Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Administrator, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Award by any one or combination of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company): (i) cash payment; (ii) authorizing the Company to withhold a number of Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Shares under the Award, the Fair Market Value of which does not exceed either the maximum statutory tax rates in the Participant’s applicable jurisdictions or the amount of tax required to be withheld by law, and in which case the Award will be surrendered and cancelled with respect to the number of Shares retained by the Company (provided that to the extent such direction would result in the Company withholding fractional Shares, the number of Shares to be withheld will be rounded down to the nearest whole and the Participant shall be required to pay the remainder of the Exercise Price in cash or by certified or bank check); (iii) delivering to the Company previously owned and unencumbered Shares; or (iv) by execution of a recourse promissory note by a Participant. Notwithstanding the foregoing, at any time that the Company is an “issuer” as defined in Section 2 of the Sarbanes-Oxley Act of 2002, no Director or Executive Officer (or equivalent thereof) of the Company or an Affiliate will be permitted to pay any portion of the tax withholding with respect to any Award with a promissory note or in any other form that could be deemed prohibited personal loan under Section 13(k) of the Exchange Act. Unless otherwise provided in the terms of an Award Agreement, payment of the tax withholding by a Participant who is an Officer, a Director or otherwise

A-27	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

subject to Section 16 of the Exchange Act, by delivering previously owned and unencumbered Shares or in the form of Share withholding is subject to pre-approval by the Administrator, in its sole discretion. The Administrator will document any pre-approval in the case of a Participant who is an Officer or Director in a manner that complies with the specificity requirements of Rule 16b-3 under the Exchange Act, including the name of the Participant involved in the transaction, the nature of the transaction, the number of Shares to be acquired or disposed of by the Participant and the material terms of the Award involved in the transaction.

(g) Other Compensation Arrangements. Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if stockholder approval is required; and those arrangements may be either generally applicable or applicable only in specific cases.

(h) Recapitalizations. Each Award Agreement will contain provisions required to reflect the provisions of Section 15(a).

(i) Delivery. Subject to Section 17(j) on exercise of a right granted under an Option, SAR or other Stock-Based Award or Cash-Based Award that may be exercised at the discretion of a Participant, the Company will issue Shares or pay any amounts due within a reasonable period thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of the Plan, 30 days will be considered a reasonable period.

(j) Government and Other Regulations.

(i) The Company’s obligation to settle Awards in Shares or other consideration is subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company will be under no obligation to offer to sell or to sell, and is prohibited from offering to sell or selling, any Shares under an Award unless the Shares have been properly registered for sale under the Securities Act or unless the Company has received an opinion of counsel, satisfactory to the Company, that the Shares may be offered or sold without registration pursuant to an available exemption therefrom and the terms and conditions of that exemption and of all applicable state securities laws have been fully complied with. The Company will be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Administrator is authorized to provide that all certificates or book entries for Shares or other securities of the Company or any Affiliate delivered under the Plan will be subject to such stop transfer orders and other restrictions as the Administrator may consider advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the Shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws. Notwithstanding any provision in the Plan to the contrary, the Administrator reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion considers necessary or advisable in order that the Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Administrator may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions, blockage or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Administrator determines to cancel all or any portion of an Award in accordance with the foregoing, the Company will pay to the Participant an amount equal to the excess of (1) the aggregate Fair Market Value of the

A-28	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

Shares subject to the Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or delivered, as applicable), over (2) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Shares (in the case of any other Award). The amount payable will be delivered to the Participant as soon as practicable following the cancellation of the Award or portion thereof.

(k) Clawback or Recoupment. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, Awards granted hereunder will be subject, to the extent applicable, (i) to any clawback policy adopted by the Company, and (ii) to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes–Oxley Act of 2002, each as amended, and rules, regulations and binding, published guidance thereunder. If the Company would not be eligible for continued listing, if applicable, under Section 10D(a) of the Exchange Act unless it adopted policies consistent with Section 10D(b) of the Exchange Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to a Participant under this Plan will be subject to clawback in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Exchange Act, as interpreted by rules of the Securities Exchange Commission. By accepting an Award under this Plan, the Participant consents to any clawback described under this Section 17(k).

(l) Reliance on Reports. Each member of the Administrator and each member of the Board will be fully justified in acting or failing to act, as the case may be, and will not be liable for having so acted or failed to act in good faith, in reliance on any report made by the independent public accountant of the Company and its Affiliates or any other information furnished in connection with the Plan by any agent of the Company or the Administrator or the Board, other than himself.

(m) Foreign Participants. Without amending the Plan, the Administrator may grant Awards to eligible individuals who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Company or its Affiliates operate.

(n) Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with the Plan, including, without limitation, restrictions on the exercise of the Awards, as the Administrator may consider advisable.

(o) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any cash payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award gives any such Participant any rights that are greater than those of a general creditor of the Company.

18. Market Standoff

Each Award Agreement will provide that, in connection with any underwritten public offering by the Company of its equity securities, the Participant agrees not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the repurchase of, transfer the economic consequences of ownership or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Shares without the prior written consent of the Company or its underwriters, for the period from and after the effective date of the registration statement as may be requested by the Company or the underwriters (the “Market Standoff”). In order to enforce the Market Standoff, the Company may impose stop-transfer instructions with respect to the Shares acquired

A-29	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

under the Plan until the end of the applicable standoff period. If there is any change in the number of outstanding Shares by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, dissolution or liquidation of the Company, any corporate separation or division (including, but not limited to, a split-up, a split-off or a spin-off), a merger or consolidation; a reverse merger or similar transaction, then any new, substituted or additional securities that are by reason of the transaction distributed with respect to any Shares subject to the Market Standoff or into which the Shares thereby become convertible, will immediately be subject to the Market Standoff.

19. Effective Date and Term of Plan.

(a) Effective Date. The Plan is effective as of the Effective Date, but no Option or SAR may be exercised, and no other Award may be granted, unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted by the Board.

(b) Plan Termination or Suspension. Unless otherwise terminated as provided herein, the Plan will continue in effect until, and automatically terminate on, the day before the 10th anniversary of the Effective Date or, if the stockholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the day before the 10th anniversary of the date of such stockholder approval. No Award may be granted under the Plan after that date, but Awards theretofore granted may extend beyond that date and will continue to be governed by the terms and conditions of the Plan. The Board may suspend or terminate the Plan at any earlier date under Section16(b). No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

20. Choice of Law

The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of the Plan, without regard to that state’s conflict of law rules.

21. Limitation on Liability

The Company and any Affiliate that is in existence or that hereafter comes into existence will have no liability to any Participant or to any other Person as to (a) the non-issuance or sale of Shares due to the Company’s inability to obtain from any regulatory body having jurisdiction the authority, considered by the Company’s counsel, necessary for the lawful issuance and sale of any Shares hereunder; (b) any tax consequences expected, but not realized, by a Participant or any other Person due to the receipt, exercise or settlement of any Award granted hereunder; or (c) the failure of any Award that is determined to be “nonqualified deferred compensation” to comply with Section 409A of the Code and the regulations thereunder.

22. Execution

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the Plan as of the date specified below.

Signature page follows

A-30	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

IN WITNESS WHEREOF, on authorization of the Board, the undersigned has executed the Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan on April 3, 2017.

CINEMARK HOLDINGS, INC.

By:
Michael Cavalier Executive Vice President – General Counsel & Secretary

A-31	CINEMARK HOLDINGS, INC.	2017 Proxy Statement

CINEMARK HOLDINGS, INC. 3900 DALLAS PARKWAY, SUITE 500 PLANO, TEXAS 75093

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 24, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E20144-P88735	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CINEMARK HOLDINGS, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the following nominees:			All	All	Except
1.	Election of Class I Directors
	Nominees:		☐	☐	☐
	01)	Steven Rosenberg
	02)	Enrique Senior
	03)	Nina Vaca

The Board of Directors recommends a vote FOR Items 2, 3 and 4:								For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2017 fiscal year.							☐	☐	☐

3.	Approval of the Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan.							☐	☐	☐

4.	Non-binding, annual advisory vote on executive compensation.							☐	☐	☐

The Board of Directors Recommends a vote FOR 1 year on the following Item:							1 Year	2 Years	3 Years	Abstain

5.	Non-binding, advisory vote on frequency of vote on executive compensation.						☐	☐	☐	☐

6.	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CINEMARK HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 25, 2017

9:00 a.m. CDT

3800 Dallas Parkway

Plano, Texas 75093

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E20145-P88735

— — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — — — — — — — — —

CINEMARK HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 25, 2017

9:00 a.m. CDT

Cinemark Holdings, Inc. 3800 Dallas Parkway Plano, Texas 75093	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 25, 2017.

The shares of stock you hold in your account as of the Record Date will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all Items including 1 Year for Item 5.

By signing the proxy, you revoke all prior proxies and appoint Sean Gamble and Michael Cavalier, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.